Exhibit 10.1

EXECUTION COPY

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Act of 1934, as amended.

AMENDED AND RESTATED

LICENSE AND COLLABORATION AGREEMENT

BY AND BETWEEN

JANSSEN BIOTECH, INC.

AND

PROTAGONIST THERAPEUTICS, INC.

i

AMENDED AND RESTATED

LICENSE AND COLLABORATION AGREEMENT

This AMENDED AND RESTATED LICENSE AND COLLABORATION AGREEMENT (this “Agreement”) is made and effective as of July 27, 2021 (the “Restatement Effective Date”), by and between Janssen Biotech, Inc., a Pennsylvania corporation (“Janssen”) and Protagonist Therapeutics, Inc., a Delaware corporation (“Protagonist”).  Each of Janssen and Protagonist is sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Protagonist has developed certain technology and owns certain intellectual property rights relating to the Licensed Compounds (as defined below) and Licensed Products (as defined below);

WHEREAS, Janssen and Protagonist previously entered into that certain License and Collaboration Agreement (the “Original Agreement”), with an execution date of May 26, 2017 (the “Original Execution Date”) and an effective date of July 13, 2017 (the “Original Effective Date”), as amended by the First Amendment dated May 7, 2019 (the Original Agreement as so amended, the “Existing Agreement”); and

WHEREAS, the Parties desire to amend and restate the Existing Agreement in its entirety on the Restatement Effective Date;

NOW, THEREFORE, in consideration of the various promises and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree that the Existing Agreement is hereby amended and restated in its entirety as follows:

Article 1

DEFINITIONS

The terms in this Agreement with initial letters capitalized, whether used in the singular or the plural, will have the meaning set forth below or, if not listed below, the meaning designated where first used in this Agreement.

1.1.“2nd Generation Compound” means any cyclic (including bicyclic, tricyclic or other multi-cyclic) peptide other than the Initial Compound that (i) is disclosed by any Protagonist IL23 Receptor Inhibitor Patent Right, (ii) was discovered and/or developed by either or both of the Parties pursuant to the Prior 2nd Generation Development Plan or in the course of conducting the Research Activities during the Research Term or (iii) is discovered and/or developed by or on behalf of Janssen or its Affiliates in the performance of the Janssen Independent Research Activities during the Janssen Independent Research Term and, in each of cases (i), (ii) and (iii), meets one of the following criteria:

(a)has an IC50 value of less than or equal to [ * ] nanomolar (i.e., [ * ]), as determined in the [ * ] ([ * ]) described in Exhibit A; or

(b)has an affinity for IL23R less than or equal to [ * ] pM (i.e., [ * ]), as determined by [ * ].

1.2.“2nd Generation Product” means a Licensed Product containing a 2nd Generation Compound.

1.3.“Acceptance” means, in reference to a Drug Approval Application, receipt of a written communication from the applicable Regulatory Authority acknowledging that it has received the Drug Approval Application and that the Drug Approval Application is sufficiently complete to permit a substantive review for approval purposes.  For illustrative purposes, Acceptance of an NDA by the FDA may be provided in an FDA filing communication letter pursuant to 21 CFR § 314.101(a)(2).  Where the NDA is submitted on a rolling basis, Acceptance will not occur until all parts or modules forming the NDA have been completed and submitted to the FDA and the FDA has acknowledged that the NDA is sufficiently complete to permit such substantive review. The Acceptance of a marketing approval application by the EMA may be provided in the form of written confirmation from the EMA that the marketing approval application submission is validated (with respect to eligibility for review via the centralized procedure) and considered to be sufficiently complete to permit such substantive review.

1.4.“Acquirer” means any Third Party that is a party to any Change of Control transaction and any of such Third Party’s Affiliates.

1.5.“Affiliate” means, with respect to any Party, any corporation or other business entity that directly or indirectly controls, is controlled by, or is under common control with such Party at the time at which the determination of affiliation is being made.  For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Party, means the possession of at least 50% of the voting stock or other ownership interest of the other corporation or entity, or the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint at least 50% of the members of the governing body of the corporation or other entity through the ownership of the outstanding voting securities or by contract or otherwise.

1.6.“Applicable Law” means all applicable statutes, ordinances, regulations, rules, or orders of any kind whatsoever of any Governmental Authority, including, as applicable, the FFDCA, Public Health Service Act, Prescription Drug Marketing Act of 1987 (21 U.S.C. §§331, 333, 353, 381), the Generic Drug Enforcement Act of 1992 (21 U.S.C. §335(a) et seq.), U.S. Patent Act (35 U.S.C. §1 et seq.), Federal False Claims Act (31 U.S.C. §3729 et seq.), and the Anti-Kickback Statute (42 U.S.C. §1320a-7b et seq.), all as amended from time to time, together with any rules, regulations, and compliance guidance promulgated thereunder.

1.7.“Business Day” means a day other than Saturday, Sunday or any other day on which banking institutions in New York, New York are closed for business.

1.8.“Calendar Quarter” means a financial quarter based on the Johnson & Johnson Universal Calendar; provided, however, that the first Calendar Quarter for the first Calendar Year extends from the Original Effective Date to the end of the then-current Calendar Quarter and the last

Calendar Quarter extends from the first day of such Calendar Quarter until the effective date of the termination or expiration of this Agreement.

1.9.“Calendar Year” means a year based on the Johnson & Johnson Universal Calendar for that year.  The last Calendar Year of the Term begins on the first day of the Johnson & Johnson Universal Calendar Year for the year during which termination or expiration of this Agreement occurs, and the last day of such Calendar Year will be the effective date of such termination or expiration.

1.10.“CD” means the treatment of Crohn’s disease.

1.11.“Change of Control” means, with respect to a Party: (a) that any Third Party acquires directly or indirectly the beneficial ownership of any voting securities of such Party, or if the percentage ownership of such Person in the voting securities of such Party is increased through stock redemption, cancellation or other recapitalization, and immediately after such acquisition or increase such Third Party is, directly or indirectly, the beneficial owner of outstanding voting securities representing more than fifty percent (50%) of the total voting power of all of the then outstanding voting securities of such Party; (b) a merger, consolidation, recapitalization or reorganization of such Party is consummated, other than any such transaction in which stockholders or equity holders of such Party immediately prior to such transaction beneficially own, directly or indirectly, at least fifty percent (50%) of the voting securities of the surviving entity (or its parent entity) immediately following such transaction; (c) that the stockholders or equity holders of such Party approve a plan of complete liquidation of such Party; (d) that individuals who, as of the Original Execution Date, constitute the Board of Directors of such Party (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of such Party (provided, however, that any individual becoming a director subsequent to the Original Execution Date whose election, or nomination for election by such Party’s stockholders, was recommended or approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board of Directors of such Party); or (e) the sale or disposition to a Third Party of all or substantially all of such Party’s assets taken as a whole.  For purposes of this definition, “beneficial ownership” shall have the meaning accorded in the U.S. Securities Exchange Act of 1934 and the rules of the U.S. SEC thereunder in effect as of the Original Execution Date. Notwithstanding the foregoing, a transaction solely to change the domicile of a Party shall not constitute a Change of Control.

1.12.“Clinical Manufacturing Cost” means a Party’s reasonable, attributable and necessary internal costs and reasonable, documented Third Party costs incurred in clinical manufacturing or acquisition and supply of Licensed Compound or Licensed Product, determined in accordance with such Party’s accounting policies that are in accordance with U.S. generally accepted accounting principles and consistently applied across such Party’s clinical manufacturing supply network to other products that such Party or one of its Affiliates manufactures.

1.13.“Clinical Trial” means any Phase 1 Clinical Trial, Phase 2 Clinical Trial, Phase 3 Clinical Trial or any other clinical trial of a Licensed Compound or Licensed Product.

1.14.“CMC Development” means Development activities related to the composition, manufacture and specification of drug substance and drug product intended to assure the proper identification, quality, purity and strength of the drug, including: test method development and stability testing, process development, drug substance development, process validation, process scale-up, formulation development, quality assurance and quality control development.

1.15.“CMC Development Costs” means, with respect to any CMC Development activities that are not Phase 1A Activities or PTG-200 Phase 2A Activities, the reasonable, attributable and required internal costs and reasonable, documented Third Party costs incurred by a Party or its Affiliates in performing such activities.

1.16.“Collaboration Activities” means, collectively, the PTG-200 Phase 2A Activities, PN-232 Phase 1A Activities, PN-235 Phase 1A Activities, Research Activities and, to the extent they are conducted during the Development Term, any other Development or CMC Development activities with respect to the PTG-200 Product or any 2nd Generation Product that are set forth in the PTG-200 Clinical Development Plan or the 2nd Generation Clinical Development Plan.  For clarity, Collaboration Activities do not include the Janssen Independent Research Activities.

1.17.“Collaboration Information” means: (a) the PTG-200 Clinical Development Plan, the Prior CMC Development Plan, the 2nd Generation Clinical Development Plan, the Prior Clinical Development Plan, and the Research Plan (as defined in the Existing Agreement); (b) the JSC minutes prepared in accordance with Section 2.1.4(b) and the Collaboration Records; (c) the reports delivered by the Parties pursuant to Sections 3.4.1(c), 3.4.2(d) and 3.4.3(c); (d) all data, results and reports delivered by the Parties pursuant to Sections 4.1.2 and 4.4; (e) the Phase 1A Data Packages, Phase 2A Results and the final clinical study reports for the PN-232 Phase 1A Clinical Trial and the PN-235 Phase 1A Clinical Trial; (f) any data, data packages, results or reports relating to the Licensed Compounds or Licensed Products delivered by the Parties prior to the Restatement Effective Date; and (g) non-public Collaboration Know-How (other than Included Research Know-How) and non-public Collaboration Patent Rights (other than Collaboration Patent Rights that claim Included Research Know-How).

1.18.“Collaboration Invention” means any Collaboration Know-How that is an invention.  For clarity, Collaboration Inventions do not include any Excluded Research Know-How that is an invention.

1.19.“Collaboration Know-How” means any Know-How that is generated (or, in the case of an invention, conceived of or reduced to practice) by a Party’s, or its Affiliates’ or Third Party Subcontractors’, employees or agents in Developing, Manufacturing or Commercializing the Licensed Compounds or Licensed Products pursuant to this Agreement, provided that Collaboration Know-How includes any Know-How directed to 2nd Generation Compounds or 2nd Generation Products or modifications, uses or manufacture thereof arising from the Janssen Independent Research Activities (the “Included Research Know-How”), but does not include any other Know-How arising from the Janssen Independent Research Activities (the “Excluded Research Know-How”).  If any Excluded Research Know-How is actually incorporated into or used to Develop, Manufacture or Commercialize a 2nd Generation Compound or 2nd Generation Product after completion of the Janssen Independent Research Activities, such Know-How shall be Collaboration Know-How to the extent that it is incorporated into or used to Develop, Manufacture or Commercialize such 2nd Generation Compound or 2nd Generation Product.

1.20.“Combination Product” means any product containing: (a) as a single formulation, two or more active pharmaceutical ingredients as components including (i) a Licensed Compound and (ii) one or more other active pharmaceutical ingredients; or (b) in a single package or container and intended for coordinated use, two or more products as components including (i) a Licensed Product containing a Licensed Compound as its sole active pharmaceutical ingredient, and (ii) one or more other products for therapeutic administration or diagnostic use.

1.21.“Commercialization” means any activities directed to marketing, promoting, educating, informing, distributing, importing, offering to sell and/or selling a pharmaceutical or biologic product.  When used as a verb, “Commercialize” means to engage in Commercialization activities.

1.22.“Commercially Reasonable Efforts” means: (a) with respect to the Development, seeking and obtaining Marketing Approval, Manufacture or Commercialization of a Licensed Product in a country by or on behalf of Janssen, those reasonable, good faith efforts normally used [ * ] under similar circumstances for similar products or product candidates owned or controlled by Janssen and its Affiliates, or to which Janssen or any of its Affiliates has similar rights, which product or product candidate is of similar market potential in such country ([ * ] ) and is at a similar stage in its development or product life, taking into account all Relevant Factors; or (b) with respect to the efforts to be expended by either Party with respect to any objective or activity other than those described in clause (a) of this Section 1.22, those reasonable, good faith efforts to accomplish such objective or perform such activity as [ * ] would normally use to accomplish a similar objective under similar circumstances.

1.23.“Compound API” means the active pharmaceutical ingredient for a Licensed Compound.

1.24.“Confidential Information” means: (a) all non-public or proprietary information (including Know-How) that is disclosed by or on behalf of a Party (or any of its Affiliates) to the other Party, any of its Affiliates or any of their respective employees, agents or contractors pursuant to or in connection with this Agreement; and (b) all other non-public or proprietary information (including Know-How) that is expressly deemed in this Agreement to be Confidential Information, whether or not disclosed by or on behalf of a Party (or any of its Affiliates) to the other Party, any of its Affiliates or any of their respective employees, agents or contractors, in each case ((a) or (b)), without regard as to whether any of the foregoing is marked “confidential” or “proprietary,” or in oral, written, graphic or electronic form.

1.25.“Control” or “Controlled” means, with respect to any Know-How, Patent Right or other intellectual property right, subject to Section 8.10.3, possession by a Party (whether by ownership or license or otherwise, but without taking into account any rights granted pursuant to this Agreement), directly or through an Affiliate of such Party, of the ability to transfer, or grant a license or sublicense under, such right as provided for herein without violating the terms of any agreement or binding arrangement with any Third Party; provided, however, that any Know-How,

Patent Right or other intellectual property right that is owned or licensed by an Acquirer of Protagonist or any Affiliate of such Acquirer (excluding any Affiliate that was an Affiliate of Protagonist prior to a Change of Control and became an Affiliate of such Acquirer as a result of such Change of Control) shall not be deemed to be Controlled by Protagonist for purposes of this Agreement, except to the extent, and only to the extent that, such Know-How, Patent Right or other intellectual property right is either (a) actually used by Protagonist, the Acquirer or any of their respective Affiliates in the performance of Development, Manufacturing or Commercialization activities with respect to any Licensed Compound or Licensed Product following the consummation of the Change of Control of Protagonist, or (b) made, conceived or reduced to practice by the Acquirer or any such Affiliates through the use of the Protagonist Intellectual Property (to the extent such Protagonist Intellectual Property Covers the manufacture, use or sale of, or is necessary to manufacture, use or sell, a Licensed Compound or Licensed Product), Collaboration Know-How or Collaboration Patent Rights following the consummation of the Change of Control of Protagonist.

1.26.“Cover”, “Covering” and “Covered” means, with respect to a Patent Right and an invention, that, in the absence of ownership of or a license under such Patent Right, the practice of such invention (e.g., with respect to a Patent Right in the U.S., the manufacture, use, sale, offer for sale or importation of such invention) would infringe a Valid Claim of such Patent Right (or in the case of a pending patent application, if the claims of such patent application as then existing were issued).

1.27.“CTA” means (a) a clinical trial authorization application filed with a Regulatory Authority in any regulatory jurisdiction outside the U.S., the filing of which is necessary to commence or conduct clinical testing of a pharmaceutical or biologic product in humans in such jurisdiction; or (b) documentation issued by a Regulatory Authority that permits the conduct of clinical testing of a product in humans in a regulatory jurisdiction.

1.28.“Data” means any data or information used or developed to commence a Clinical Trial, any data or information developed as a result of a Clinical Trial, and all data and information resulting from CMC Development of a Licensed Compound or Licensed Product.

1.29.“Development” means all research and non-clinical and clinical drug development activities and processes, including toxicology, pharmacology, project management and other non-clinical efforts, formulation development, delivery system development, statistical analysis, Manufacturing development, the performance of Clinical Trials (including the Manufacturing of products for use in clinical trials), or other activities reasonably necessary in order to obtain and maintain Marketing Approval of a pharmaceutical or biologic product.  When used as a verb, “Develop” means to engage in Development activities.

1.30.“Development Budget” means the PTG-200 Development Budget or 2nd Generation Development Budget, as applicable.

1.31.“Development Plan” means the PTG-200 Clinical Development Plan or the 2nd Generation Clinical Development Plan, as applicable.

1.32.“Development Term” means the period beginning on the Original Effective Date and ending on the first date on which Janssen has paid Protagonist both of the following: (a) the Milestone Payment for either Milestone Event B-1 or Milestone Event C; and (b) the Milestone Payment for Milestone Event C-1.  Upon the request of either Party, the Parties shall memorialize the last day of the Development Term, as defined in the immediately preceding sentence, in a written document for the records.

1.33.“Diligent Efforts” means, with respect to any Party’s performance of the Research Activities during the Research Term or the Collaboration Activities during the Development Term, the carrying out of such activities in a prompt and timely manner using reasonable, good faith efforts and adequate and appropriate resources.

1.34.“Drug Approval Application” means: (a) a new drug application submitted to the FDA pursuant to Section 505(b) of the FFDCA, 21 U.S.C. § 355(b) (an “NDA”); (b) a Biologics License Application submitted to the FDA pursuant to the Public Health Service Act, 42 U.S.C. §§ 262 - 263 (a “BLA”); or (c) an application for authorization to market and/or sell a drug product submitted to a Regulatory Authority in any country or jurisdiction other than the U.S., in each case ((a), (b) or (c)), including all amendments and supplements thereto.

1.35.“Drug Product” means any formulation of Compound API or Licensed Product in final finished form, including packaging and labeling.

1.36.“EMA” means the European Medicines Agency or any successor agency for the EU with responsibilities comparable to those of the European Medicines Agency.

1.37.“EU” means the countries of the European Economic Area, as it is constituted on the Original Execution Date and as it may be modified from time to time after the Original Execution Date, and the United Kingdom.

1.38.“Executive Officers” means the [ * ] of Protagonist and the [ * ] of Janssen.

1.39.“FDA” means the United States Food and Drug Administration or any successor agency in the United States with responsibilities comparable to those of the United States Food and Drug Administration.

1.40.“FFDCA” means the U.S. Federal Food, Drug, and Cosmetic Act (21 U.S.C. §301 et seq.), as amended from time to time, and any regulations promulgated thereunder.

1.41.“Field” means all therapeutic, prophylactic and diagnostic uses in humans and animals.

1.42.“First Commercial Sale” means, with respect to a given Licensed Product and a given country, the first arm’s-length commercial sale of such Licensed Product to a Third Party in the Field in such country after the receipt of Marketing Approval for such Licensed Product in such country.  Sales for Clinical Trial purposes, early access or compassionate use programs, or similar uses, shall not constitute a First Commercial Sale.  In addition, sales of a Licensed Product by and between Janssen and its Affiliates, distributors and (sub)licensees, or between the Parties (or their respective Affiliates, distributors or (sub)licensees), shall not constitute a First Commercial Sale.

1.43.“FTE Rate” means a rate of [ * ]  per [ * ] FTE per Calendar Year (pro-rated for the period beginning on the Original Effective Date and ending on the last day of the first Calendar Year of the Term); provided, however, that such rate shall be increased or decreased annually beginning on [ * ] by the percentage increase or decrease in the CPI between the last day of the most recently completed Calendar Year and December 31, 2020, plus [ * ]  percent ([ * ]%).  The FTE Rate is “fully burdened” and will cover employee salaries and such facilities and equipment and other materials and services, including ordinary laboratory consumables procured from distributors of relevant products as they may use.

1.44.“Generic Product” means, with respect to a Licensed Product in a country in the Territory, any product sold by a Third Party (including a “generic product”, “biogeneric”, “follow-on biologic”, “follow-on biological product”, “follow-on protein product”, “similar biological medicinal product” or “biosimilar product”) approved in such country by way of an abbreviated regulatory mechanism by the Regulatory Authority in such country that, in each case, meets the equivalency determination by the applicable Regulatory Authority (including a determination that the product is “comparable”, “interchangeable”, “bioequivalent”, “biosimilar” or other term of similar meaning, with respect to such Licensed Product), in each case, as is necessary to permit substitution of one product for another product under Applicable Law.  A product shall not be considered to be a Generic Product if (a) Janssen or any of its Affiliates or sublicensees was involved in the Development of such product, or (b) such product is Commercialized by any Person who obtained such product in a chain of distribution that included Janssen or any of its Affiliates or sublicensees.

1.45.“Good Clinical Practice” or “GCP” means the current standards for clinical trials for pharmaceuticals, as set forth in the ICH guidelines and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good clinical practice as are required by the European Union and other organizations and Governmental Authorities in countries in which a pharmaceutical product is intended to be sold to the extent such standards are not less stringent than United States Good Clinical Practice.

1.46.“Good Laboratory Practice” or “GLP” means the current standards for laboratory activities for pharmaceuticals, as set forth in the FDA’s Good Laboratory Practice regulations or the Good Laboratory Practice principles of the Organization for Economic Co-Operation and Development, as amended from time to time, and such standards of good laboratory practice as are required by the European Union and other organizations and Governmental Authorities in countries in which a pharmaceutical product is intended to be sold, to the extent such standards are not less stringent than United States Good Laboratory Practice.

1.47.“Good Manufacturing Practice” or “GMP” means the current quality assurance standards that ensure that pharmaceutical products are consistently produced and controlled in accordance with the quality standards appropriate to their intended use as defined in 21 C.F.R. § 210 and 211, European Directive 2003/94/EC, Eudralex 4, Annex 16, and applicable United States, European Union, Canadian and ICH guidance or equivalent laws in other jurisdictions to the extent no less stringent.

1.48.“Governmental Authority” means any applicable government authority, court, tribunal, arbitrator, agency, department, legislative body, commission or other instrumentality of (a) any government of any country or territory, (b) any nation, state, province, county, city or other political subdivision thereof or (c) any supranational body.

1.49.“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time, and any comparable Applicable Law in jurisdictions outside the U.S. related to the approval of transactions similar to those contemplated under this Agreement.

1.50.“IND” means an Investigational New Drug application as defined in the FFDCA.

1.51.“Indication” means treatment of a discrete clinically recognized form of a disease.  For purposes of this Agreement, treatment of different subpopulations within a population of patients having a disease shall not be treated as separate Indications, and treatment of different signs or symptoms of the same disease shall not be treated as separate Indications.  For example, treatment of mild to moderate Crohn’s disease is not a different Indication from treatment of moderate to severe Crohn’s disease.  For clarity, Psoriasis and Psoriatic Arthritis are separate Indications.

1.52.“Initial Compound API Cost” means Janssen’s reasonable, attributable and necessary internal costs and reasonable, documented Third Party costs incurred in manufacturing or acquisition and supply of Compound API for the Initial Compound for commercial purposes, determined in accordance with Janssen’s accounting policies that are in accordance with U.S. generally accepted accounting principles and consistently applied across such Janssen’s commercial manufacturing supply network to other products that Janssen or one of its Affiliates manufactures.

1.53.“Initiation” means, with respect to a Clinical Trial, the dosing of the [ * ] subject in such Clinical Trial.

1.54.“Initial Product” or “PTG-200 Product” means the Licensed Product containing the Initial Compound.

1.55.“Janssen Parent” means Johnson & Johnson.

1.56.“Johnson & Johnson Universal Calendar” means the universal calendar system used by Janssen Parent and its Affiliates for internal and external reporting purposes (a copy of which for the year 2021 is attached hereto as Schedule 1.56 and a copy of which prior to the beginning of each such year for succeeding years shall be provided to Protagonist upon request).

1.57.“Know-How” means any non-public or proprietary information, inventions, discoveries, compounds, compositions, formulations, formulas, practices, procedures, processes, methods, knowledge, trade secrets, technology, techniques, designs, drawings, correspondence, computer programs, documents, apparatus, results, strategies, Regulatory Documentation, information and submissions pertaining to, or made in association with, filings with any Regulatory Authority or patent office, data (including pharmacological, toxicological, non-clinical and clinical data, analytical and quality control data, manufacturing data and descriptions, market data, financial data or descriptions), devices, assays, chemical formulations, specifications, material, product samples and other samples, physical, chemical and biological materials and compounds, and the like, in written, electronic, oral or other tangible or intangible form, now known or hereafter developed, whether or not patentable.

1.58.“License Term” means the period beginning immediately after the end of the Development Term and ending on the last day of the Term.

1.59.“Licensed Compound” means (a) PTG-200, a GI-targeted peptide with local IL23 receptor antagonist effect, as further described on Schedule 1.59 (the “Initial Compound” or “PTG-200”); or (b) PN-232, PN-235 or any other 2nd Generation Compound.

1.60.“Licensed Product” means any pharmaceutical product or formulation containing the Initial Compound or a 2nd Generation Compound.

1.61.“Major European Countries” means [ * ].

1.62.“Major Market Countries” means [ * ] .

1.63.“Manufacturing” means any activities directed to producing, manufacturing, processing, filling, finishing, packaging, labeling, quality assurance testing and release, shipping and storage of a pharmaceutical or biologic product directly or through one or more Third Parties.  When used as a verb, “Manufacture” means to engage in Manufacturing activities.

1.64.“Marketing Approval” means any and all approvals (including supplements, amendments, pre- and post-approvals), licenses, registrations or authorizations of any Regulatory Authority that are necessary to market and/or sell a pharmaceutical or biologic product in a country or jurisdiction for one or more uses, including any pricing and reimbursement approvals that are necessary to conduct a launch of such product in such country or jurisdiction (even if such pricing and reimbursement approvals are not legally required to launch such product in such country or jurisdiction).

1.65.“Material Safety Issue” means the occurrence of any significant safety-related event, incident or circumstance with respect to a Licensed Compound or Licensed Product that leads a Party to reasonably determine that the continued use of such Licensed Compound or Licensed Product by patients may result in patients being exposed to a product for which the risks outweigh the benefits.  Examples of Material Safety Issues include the issuance of a clinical hold order (or similar requirement or recommendation) by a Regulatory Authority, where the clinical hold is not resolvable in the ordinary course, or an IRB requirement or recommendation to terminate or suspend a Clinical Trial.

1.66.“Net Sales” means the gross amounts invoiced on sales of a Licensed Product by Janssen, or any of its Affiliates or sublicensees, to a Third Party purchaser in an arm’s-length transaction, less the following customary and commercially reasonable deductions, determined in accordance with U.S. generally accepted accounting principles and internal policies and actually taken, paid, accrued, allocated, or allowed based on good faith estimates:

(a)trade, cash and/or quantity discounts, allowances, deductions, fees and credits, excluding commissions for commercialization;

(b)excise taxes, use taxes, tariffs, sales taxes and customs duties and/or other government charges or fees imposed on the sale of Licensed Product (including VAT, but only to the extent that such VAT taxes are not reimbursable or refundable), specifically excluding, for clarity, any income taxes assessed against the income arising from such sale;

(c)compulsory or negotiated payments and cash rebates or other expenditures to governmental authorities (or designated beneficiaries thereof) in the context of any national or local health insurance programs or similar programs, including, but not limited to, pay-for-performance agreements, risk sharing agreements and government-levied fees as a result of the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 or any other successor program;

(d)rebates, chargebacks, administrative fees and discounts (or equivalent thereof) to managed health care organizations, group purchasing organizations, insurers, pharmacy benefit managers (or equivalent thereof), specialty pharmacy providers, governmental authorities, or their agencies or purchasers, reimbursers, or trade customers, as well as amounts owed to patients through co-pay assistance cards or similar forms of rebate to the extent the latter are directly related to the prescribing of Licensed Product;

(e)outbound freight, shipment, insurance and other distribution costs to the extent included in the invoiced price and separately itemized on the invoice;

(f)retroactive price reductions, credits or allowances actually granted upon claims, rejections or returns of Licensed Product, including for recalls or damaged or expired goods, billing errors and reserves for returns;

(g)any invoiced amounts that are not collected by Janssen or its Affiliates, including bad debts; and

(h)any deductions in the context of payments that are due or collected significantly after invoice issuance.

All the aforementioned deductions shall only be allowable to the extent they are commercially reasonable and shall be determined, on a country-by-country basis, as incurred in the ordinary course of business in type and amount verifiable based on Janssen’s and its Affiliates’ reporting system.  All such discounts, allowances, credits, rebates, and other deductions shall be fairly and equitably allocated to Licensed Product and other products of Janssen and its Affiliates and sublicensees such that Licensed Product does not bear a disproportionate portion of such deductions.  In no event will any particular amount identified above be deducted more than once in calculating Net Sales.

For clarity, (x) sales of a Licensed Product by and between Janssen and any of its Affiliates or (sub)licensees shall not be considered sales to unaffiliated Third Parties and shall be excluded from Net Sales calculations for all purposes and (y) only a single sales transaction with respect to a particular unit of Licensed Product, made at the time Janssen or any of its Affiliates or (sub)licensees sells such unit of Licensed Product to an unaffiliated Third Party purchaser in arms-

length transaction, will qualify as the basis for determining the Net Sales amount for such unit of Licensed Product.

Notwithstanding the foregoing, the following sales of a Licensed Product shall be excluded from Net Sales calculations for all purposes: (i) transfer or dispositions of reasonable quantities of samples of such Licensed Product at no cost for promotional or educational purposes; (ii) transfers or dispositions of reasonable and customary quantities of such Licensed Product as free samples or donations, or for patient assistance, testing marketing programs or other similar programs at no cost; and (iii) use or sale of such Licensed Product for Clinical Trial or other scientific testing purposes, early access programs (such as to provide patients with such Licensed Product prior to Marketing Approval pursuant to treatment INDs or protocols, named patient programs or compassionate use programs) or any similar use.

In the event a Licensed Product is sold as part of a Combination Product in a country, the Net Sales with respect to the Combination Product in such country (for all financial terms pursuant to Article 7) shall be determined by multiplying the Net Sales amount for the Combination Product during the applicable reporting period, calculated as set forth above, by the fraction A/(A+B), where A is the weighted average sale price (by sales volume) of the Licensed Product in such country when sold separately, and B is the weighted average sales price of the other active ingredient(s) or product(s) in the Combination Product in such country when sold separately, in each case in the same dosage and dosage form and in the same country as the Combination Product during the applicable reporting period. If the other active ingredient(s) or product(s) in the Combination Product is not sold separately in such country during the applicable reporting period, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product by a fraction A/C where A is the weighted average sale price (by sales volume) of the Licensed Product in such country when sold separately, and C is the weighted average sale price (by sales volume) of the Combination Product in such country.  If neither the Licensed Product nor the other active ingredient(s) or product(s) were sold separately in such country during the applicable reporting period, then the respective average sales prices during the most recent reporting period in which sales of both occurred in the same country as the Combination Product shall be used.  In the event that the weighted average sale price (by sales volume) of the Licensed Product is not available in a given country for any reporting period, then the average sales prices (weighted by sales volume) of the respective products described above (in the same dosage and dosage form as the Combination Product) in a proxy country to be agreed upon by both Parties will be used (such agreement not be unreasonably withheld, delayed or conditioned), and if the Parties cannot agree upon such proxy country, or no such comparable sales figures are available in an appropriate proxy country, Net Sales for the applicable Combination Product shall be allocated based on the relative value contributed by each component (such relative value to be agreed upon by the Parties or, if the Parties cannot agree, to be determined by the dispute resolution procedures set forth in Article 13).

1.67.“Nondisclosure Agreement” means the Confidential Disclosure Agreement between the Parties dated March 24, 2017.

1.68.“Patent Costs” means any out-of-pocket costs and expenses incurred by a Party or its Affiliates in prosecuting and maintaining any Patent Rights.

1.69.“Patent Proceeding” means any opposition, re-issue, and re-examination, and any contested case, including inter-partes review, post-grant review, interference, derivation or similar proceedings.

1.70.“Patent Rights” means any and all (a) patents, (b) pending patent applications, including all provisional applications, substitutions, continuations, continuations-in-part, divisions and renewals, and all patents granted thereon, (c) all patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates or the equivalent thereof, (d) inventor’s certificates, (e) any other form of government-issued right substantially similar to any of the foregoing, and (f) all United States and foreign counterparts of any of the foregoing.

1.71.“Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government, or any agency or political subdivisions thereof.

1.72.“Phase 1A Activities” means (i) the PN-232 Phase 1A Activities and (ii) the PN-235 Phase 1A Activities.

1.73.“Phase 1 Clinical Trial” means, in reference to a clinical trial of a Licensed Product, (a) a trial that would satisfy the requirements for a Phase 1 study as defined in 21 C.F.R. § 312.21(a) or (b) a Phase 1 study as defined in the ICH E8 Guideline (or, in either case, any amended or successor regulation or guideline).

1.74.“Phase 1 Development Costs” means (a) Phase 1 Out-of-Pocket Costs and Expenses, (b) Phase 1 FTE Costs, (c) with respect to the Manufacturing of clinical supplies of Compound API or Drug Product for Phase 1A Activities, the Clinical Manufacturing Costs incurred by either Party or any of its Affiliates in performing such activities and (d) with respect to CMC Development activities that are Phase 1A Activities, the reasonable, attributable and required internal costs and reasonable, documented Third Party costs incurred by a Party or its Affiliates in performing such activities.

1.75.“Phase 1 Development FTE” means [ * ] hours of work devoted to or in direct support of the Phase 1A Activities under this Agreement by one or more qualified scientific, medical, manufacturing, technical and other employees, contractors or consultants of a Party or its Affiliates, as measured in accordance with such Party’s normal time allocation practices, provided that such employees, contractors or consultants shall not include personnel performing administrative and corporate functions (including human resources, finance, legal and investor relations).

1.76.“Phase 1 FTE Costs” means, with respect to any period, the FTE Rate multiplied by the number of Phase 1 Development FTEs expended by a Party or any of its Affiliates during such period in the performance of Phase 1A Activities under this Agreement or the preparing, filing and maintaining of Regulatory Documentation (such as INDs and CTAs) for Licensed Products in support of such Phase 1A Activities under this Agreement.

1.77.“Phase 1 Out-of-Pocket Costs and Expenses” means amounts paid by either Party or any of its Affiliates (a) to Third Party vendors or contractors for services or materials provided by them directly in the performance of Phase 1A Activities under this Agreement, to the extent such services or materials apply directly to such Phase 1A Activities, or the preparing, filing and maintaining of Regulatory Documentation (such as INDs and CTAs) for Licensed Products in support of such Phase 1A Activities under this Agreement or (b) to the FDA or other Regulatory Authorities for filing fees for such Regulatory Documentation.

1.78.“Phase 1/2 Clinical Trial” means, in reference to a clinical trial of a Licensed Product, that such trial combines both a Phase 1 Clinical Trial and a Phase 2 Clinical Trial of such Licensed Product into a single protocol, where the Phase 1 Clinical Trial portion is performed first to (a) establish initial safety, tolerability, pharmacokinetic and pharmacodynamic information for the Licensed Product as a monotherapy or in combination with another agent or (b) determine the maximum tolerable dose of such Licensed Product in subjects, and the Phase 2 Clinical Trial portion is performed second to further evaluate safety and/or efficacy of such Licensed Product as a monotherapy or in combination with another agent in subjects treated with a selected dose.

1.79.“Phase 2 Clinical Trial” means, in reference to a clinical trial of a Licensed Product, (a) a trial that would satisfy the requirements for a Phase 2 study as defined in 21 C.F.R. § 312.21(b) or (b) a Phase 2 study as defined in the ICH E8 Guideline (or, in either case, any amended or successor regulation or guideline).   For purposes of Section 7.3.1, a Phase 1/2 Clinical Trial shall be deemed to be a Phase 2 Clinical Trial upon Initiation of the Phase 2 Clinical Trial portion of such Clinical Trial.

1.80.“Phase 2 Development Costs” means (a) Phase 2 Out-of-Pocket Costs and Expenses, (b) Phase 2 FTE Costs, (c) with respect to the Manufacturing of clinical supplies of Compound API or Drug Product for the PTG-200 Phase 2A Activities, the Clinical Manufacturing Costs incurred by either Party or any of its Affiliates in performing such activities, and (d) with respect to CMC Development activities that are PTG-200 Phase 2A Activities, the reasonable, attributable and required internal costs and reasonable, documented Third Party costs incurred by a Party or its Affiliates in performing such activities.

1.81.“Phase 2 Development FTE” means [ * ] hours of work devoted to or in direct support of the PTG-200 Phase 2A Activities under this Agreement by one or more qualified scientific, medical, manufacturing, technical and other employees, contractors or consultants of a Party or its Affiliates, as measured in accordance with such Party’s normal time allocation practices, provided that such employees, contractors or consultants shall not include personnel performing administrative and corporate functions (including human resources, finance, legal and investor relations).

1.82.“Phase 2 FTE Costs” means, with respect to any period, the FTE Rate multiplied by the number of Phase 2 Development FTEs expended by a Party or any of its Affiliates during such period in the performance of PTG-200 Phase 2A Activities under this Agreement or the preparing, filing and maintaining of Regulatory Documentation (such as INDs and CTAs) for Licensed Products in support of such PTG-200 Phase 2A Activities under this Agreement.

1.83.“Phase 2 Out-of-Pocket Costs and Expenses” means amounts paid by either Party or any of its Affiliates (a) to Third Party vendors or contractors for services or materials provided by them directly in the performance of PTG-200 Phase 2A Activities under this Agreement, to the extent such services or materials apply directly to such PTG-200 Phase 2A Activities under this Agreement, or the preparing, filing and maintaining of Regulatory Documentation (such as INDs and CTAs) for Licensed Products in support of such PTG-200 Phase 2A Activities under this Agreement or (b) to the FDA or other Regulatory Authorities for filing fees for such Regulatory Documentation.

1.84.“Phase 2/3 Clinical Trial” means, in reference to a clinical trial of a Licensed Product, a Phase 2 Clinical Trial involving a sufficient number of subjects that, prior to commencement of the trial or at any other defined point in the trial, satisfies both of the following ((a) and (b)):

(a)such trial is designed to (i) establish that the applicable Licensed Product is safe and efficacious for its intended use, and (ii) define and determine warnings, precautions, and adverse reactions that are associated with the Licensed Product in the dosage range to be prescribed, which trial is intended to support Marketing Approval of such Licensed Product or a similar clinical study prescribed by the FDA, with respect to the U.S., or other Regulatory Authority with respect to any other country in the Territory; and

(b)such trial is or becomes a registration trial sufficient for filing a Drug Approval Application for such Licensed Product, as evidenced by (i) an agreement with or statement from the FDA, with respect to the U.S., or other Regulatory Authority with respect to any other country in the Territory on a Special Protocol Assessment or equivalent, or (ii) other guidance or minutes issued by the FDA or such other Regulatory Authority for such registration trial.

1.85.“Phase 3 Clinical Trial” means, in reference to a clinical trial of a Licensed Product, (a) a trial that would satisfy the requirements for a Phase 3 study as defined in 21 C.F.R. § 312.21(c) or (b) a Phase 3 study as defined in the ICH E8 Guideline (or, in either case, any amended or successor regulation or guideline).  For purposes of Section 7.3.1, a Phase 2/3 Clinical Trial shall be deemed to be a Phase 3 Clinical Trial upon the date that such Phase 2/3 Clinical Trial first satisfies the criteria set forth in clause (b) of Section 1.85.

1.86.“PN-232” means the peptide known as “PN-232,” a 2nd Generation Compound discovered and selected for pre-clinical and clinical development prior to the Restatement Effective Date, as further described on Schedule 1.86.

1.87.“PN-232 Phase 1A Activities” means (a) the PN-232 Phase 1A Clinical Trial and (b) any related Development activities (including pre-clinical and IND-enabling studies and CMC Development and Manufacturing activities) set forth in the 2nd Generation Clinical Development Plan.

1.88.“PN-232 Phase 1A Clinical Trial” means the Phase 1 Clinical Trial of a Licensed Product containing PN-232 with protocol number PN-232-01, as it may be amended from time to time under Section 3.4.2(b).

1.89.“PN-235” means the peptide known as “PN-235,” a 2nd Generation Compound discovered and selected for pre-clinical and clinical development prior to the Restatement Effective Date, as further described on Schedule 1.89.

1.90.“PN-235 Phase 1A Activities” means (a) the PN-235 Phase 1A Clinical Trial and (b) any related Development activities (including pre-clinical and IND-enabling studies and CMC Development and Manufacturing activities) set forth in the 2nd Generation Clinical Development Plan.

1.91.“PN-235 Phase 1A Clinical Trial” means the Phase 1 Clinical Trial of a Licensed Product containing PN-235 with protocol number PN-235-01 as it may be amended from time to time under Section 3.4.2(b).

1.92.“Protagonist-Controlled Patent Rights” means (a) the Retained Patent Rights and (b) any Protagonist Patent Rights that Cover Protagonist Platform Know-How and do not Cover a Licensed Compound or Licensed Product.

1.93.“Protagonist IL23 Receptor Inhibitor Patent Rights” means the Patent Rights listed in Schedule 1.93, and any Patent Rights that are counterparts to or that have a valid priority claim to any of the patents and applications listed in Schedule 1.93, excluding the Retained Patent Rights.

1.94.“Protagonist Intellectual Property” means Protagonist Know-How and Protagonist Patent Rights, collectively.

1.95.“Protagonist Know-How” means any Know-How used in or otherwise relating to a Licensed Compound or Licensed Product or the Development, Manufacture and Commercialization of a Licensed Compound or Licensed Product that either (a) is Controlled by Protagonist or any of its Affiliates on the Original Execution Date or (b) comes into the Control of Protagonist or any of its Affiliates during the Term.  For clarity, Protagonist Know-How shall include the Protagonist Collaboration Know-How, but excludes Know-How that relates solely to any Retained Compounds.

1.96.“Protagonist Platform Know-How” means any Know-How owned by or licensed to Protagonist that primarily relates to Protagonist’s core peptide technology platform which comprises the following:  molecular design tools and structure of peptide scaffolds, computational screening and rank ordering of scaffolds, virtual libraries of constrained scaffolds and peptides, collectively known as Vectrix, random libraries and phage-display techniques, medicinal chemistry know-how, peptide and peptidomimetic chemistry know-how, oral stability assays and know-how, formulation know-how, and in vivo pharmacology tools, techniques and know-how pertaining to peptide oral stability, transport, and GI-restriction.

1.97.“Protagonist Patent Right” means (a) the Protagonist IL23 Receptor Inhibitor Patent Rights; (b) the Protagonist Collaboration Patent Rights; (c) Protagonist’s and its Affiliates’ interests in the Joint Collaboration Patent Rights; and (d) any Patent Right other than those described in clauses (a) through (c) that: (i) either (A) is Controlled by Protagonist or any of its Affiliates on the Original Execution Date or (B) comes into the Control of Protagonist or any of its Affiliates during the Term; and (ii) Covers any Licensed Compound, Licensed Product or Protagonist Know-How.

1.98.“Protagonist Research Compound” means any compound arising from Protagonist’s performance of the Research Activities that is not a 2nd Generation Compound.

1.99.“Protagonist Research FTE” means [ * ] of work devoted to or in direct support of Research Activities under this Agreement by one or more qualified scientific, medical, manufacturing, technical and other employees, contractors or consultants of Protagonist or its Affiliates, as measured in accordance with Protagonist’s normal time allocation practices, provided that such employees, contractors or consultants shall not include personnel performing administrative and corporate functions (including human resources, finance, legal and investor relations).

1.100.“Protagonist Research FTE Rate” means a rate of [ * ] FTE per Calendar Year for Research Activities; provided, however, that such rate shall be increased or decreased annually beginning on [ * ] by the percentage increase or decrease in the CPI between the last day of the most recently completed Calendar Year and December 31, 2020, plus [ * ]  percent ([ * ]%). The FTE Rate is “fully burdened” and will cover employee salaries and such facilities and equipment and other materials and services, including ordinary laboratory consumables procured from distributors of relevant products as they may use.

1.101.“PTG-200 Phase 2A Activities” means (a) the PTG-200 Phase 2A Clinical Trial and (b) any related Development activities (including pre-clinical and IND-enabling studies and CMC Development and Manufacturing activities) set forth in the PTG-200 Clinical Development Plan.  The PTG-200 Phase 2A Activities do not include any Development activities relating to a Phase 2B Clinical Trial (as defined in Section 7.3.3).

1.102.“PTG-200 Phase 2A Clinical Trial” means the Phase 2 Clinical Trial with protocol number 67864238PACRD2001.  The PTG-200 Phase 2A Clinical Trial is ongoing as of the Restatement Effective Date.  The PTG-200 Phase 2A Clinical Trial is not a Phase 2B Clinical Trial (as defined in Section 7.3.3).

1.103.“Public Health Service Act” means the U.S. Public Health Service Act (42 U.S.C. §201 et seq.), as amended from time to time, and any regulations promulgated thereunder.

1.104.“Regulatory Approval” means any and all approvals (including Marketing Approvals), licenses (including import licenses), registrations or authorizations of any national, regional, state or local Regulatory Authority, department, bureau, commission, council or other governmental entity, that are necessary or useful to Development, Manufacture or Commercialize a Licensed Compound or Licensed Product in any country or jurisdiction in the Territory for one or more uses.

1.105.“Regulatory Authority” means any Governmental Authority with authority over the Development, marketing and sale of a pharmaceutical or biologic product in a country, such as the FDA in the United States or EMA in the EU.  Regulatory Authority also includes any non-governmental group licensed by an entity described in the preceding sentence to perform inspections, audits and/or reviews.

1.106.“Regulatory Documentation” means: (a) all applications for Regulatory Approval (including Drug Approval Applications); (b) all Regulatory Approvals, including INDs, CTAs and Marketing Approvals; (c) all supporting documents created for, referenced in, submitted to or received from an applicable Regulatory Authority relating to any of the applications or Regulatory Approvals described in clauses (a) or (b), including drug master files (or any equivalent thereof outside the U.S.), annual reports, regulatory drug lists, advertising and promotion documents shared with Regulatory Authorities, adverse event files, complaint files and Manufacturing records; and (d) all correspondence made to, made with or received from any Regulatory Authority (including written and electronic mail correspondence and minutes from meetings, discussions or conferences (whether in person or by audio conference or videoconference)).

1.107.“Regulatory Exclusivity Period” means, with respect to a Licensed Product and a country, a period of exclusivity (other than patent exclusivity), granted or afforded by Applicable Laws or by a Regulatory Authority in such country, that confers exclusive marketing rights with respect to such Licensed Product in such country and prevents the initial market entry of a Generic Product with respect to such Licensed Product.  If such exclusivity is not available with respect to a Licensed Product in a country, the Regulatory Exclusivity Period for such Licensed Product in such country shall be deemed to expire upon the First Commercial Sale of such Licensed Product in such country.

1.108.“Relevant Factors” means all relevant scientific, technical, operational, commercial, economic and other factors that may affect the Development, Marketing Approval, Manufacturing or Commercialization of a product, including (as applicable): [ * ].

1.109.“Retained Compound” means any peptide that is disclosed by any Protagonist IL23 Receptor Inhibitor Patent Rights and that:

(a)has an IC50 value of greater than [ * ] nanomolar (nM), as determined in the [ * ] described in Exhibit A; and

(b)has an affinity for IL23R greater than [ * ]nM, as determined in the [ * ].

1.110.“Royalty Term” means: (i) with respect to a Licensed Product containing PTG-200, PN-232 or PN-235 (each such compound, an “Existing Compound”) and a country, the period beginning on the date of First Commercial Sale of such Licensed Product in such country and ending on the later of: (a) ten (10) years after the date of First Commercial Sale of such Licensed Product in such country; (b) the expiration of the last to expire Valid Claim of any Protagonist Patent Right that Covers the composition of matter of such Licensed Product in such country; or (c) the expiration or termination of the Regulatory Exclusivity Period with respect to such Licensed Product in such country; and (ii) with respect to any Licensed Product that does not contain an Existing Compound and a country, the period beginning on the date of First Commercial Sale of such Licensed Product in such country and ending on the later of: (a) twelve (12) years after the date of First Commercial Sale of such Licensed Product in such country; (b) the expiration of the last to expire Valid Claim of any Protagonist Patent Right that Covers the composition of matter of such Licensed Product in such country; or (c) the expiration or termination of the Regulatory Exclusivity Period with respect to such Licensed Product in such country.

1.111.“Tax” or “Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including any penalties or interest thereon).

1.112.“Territory” means worldwide.

1.113.“Third Party” means any Person other than a Party or any of its Affiliates.

1.114.“Third Party Blocking Intellectual Property Rights” means intellectual property rights of a Third Party that Cover the manufacture, use or sale of, or are necessary to manufacture, use or sell, a Licensed Compound or a Licensed Product.

1.115.“Trademark” means any word, name, symbol, color, designation, or device or any combination thereof, whether registered or unregistered, including any trademark, trade dress, service mark, service name, brand mark, trade name, brand name, logo or business symbol.

1.116.“UC” means treatment of ulcerative colitis.

1.117.“Valid Claim” means: (a) a claim of any issued and unexpired patent that (i) has not been dedicated to the public, disclaimed, revoked or held unenforceable or invalid by a decision of a Governmental Authority of competent jurisdiction from which no appeal can be taken, or a decision of a Governmental Authority of competent jurisdiction that can be appealed, but with respect to which an appeal has not taken within the time allowed for appeal, and (ii) has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise; or (b) a claim of any pending patent application that (i) has not been cancelled, withdrawn or abandoned, without being re-filed in another application in the applicable jurisdiction, (ii) has not been finally rejected by an administrative agency or other governmental action from which no appeal can be taken and (iii) has not been pending or filed more than [ * ] from the earliest possible priority date for such patent application; provided that if such claim is later issued, it shall from the issuance date forward be deemed to be a Valid Claim.

1.118.Additional Definitions.  Each of the following definitions are found in the body of this Agreement as indicated:

Defined Term	Section

2nd Generation Clinical Development Plan	3.2.2(a)
2nd Generation Development Budget	3.2.3(b)(1)
Agreement	Preamble
Alliance Manager	2.1.5
Anti-Corruption Laws	10.5.4
Anti-Kickback Laws	10.5.2(a)(1)
Audited Site	3.5.1(i)
Bankruptcy Code	12.4.2(a)
BLA	1.34
Breaching Party	12.3.1
CAPA	3.5.1(g)
Co-Detailing Agreement	5.6.2(e)
Co-Detailing Option	5.6.2(b)

Co-Detailing Option Exercise Notice	5.6.2(c)
Collaboration Patent Right	8.2.1
Collaboration Records	3.5.3(a)
Competing Product	6.7.2(a)
Conducting Party	3.5.1(a)
Cost Records	7.7.1
CPR Mediation Procedure	13.2.1
CPR Rules	13.3.1
CREATE Act	8.3.7
Cure Period	12.3.1
Detail	5.6.2(a)(1)
Development Costs	7.2.4
Directed to IL23R	6.7.2(c)
Disclosing Party	9.1.1
Dispute	13.1
Excess Development Costs	7.2.6(b)
Excluded Research Know-How	1.19
Exclusivity Period	6.7.2(b)
Existing Agreement	Recitals
Existing Compound	1.110
Existing Protagonist Know-How	10.3.4
Existing Protagonist License Agreement	10.3.2
Existing Protagonist Patents	10.3.1
IBD Indication	5.6.2(a)(2)
Included Research Know-How	1.19
Incumbent Board	1.11
Indemnified Party	11.2
Indemnifying Party	11.2
Initial Co-Detailing Plan	5.6.2(d)
Initial Compound	1.59
Insolvency Event	12.4.1
IRB	3.5.1(c)
Janssen	Preamble
Janssen Collaboration Know-How	8.2.2(a)
Janssen Collaboration Patent Right	8.2.1(a)
Janssen Elected Protagonist Patent Rights	8.3.3(d)
Janssen Indemnified Party	11.1.2
Janssen Independent Research Activities	4.3.1
Janssen Independent Research Term	4.3.1
JMC	2.1.2(a)
Joint Collaboration Patent Right	8.2.1(c)
JRC	2.1.2(b)
JSC	2.1.1(a)
Losses	11.1.1
Manufacturing Party	3.5.1(h)
Milestone Event	7.3.1

Milestone Payment	7.3.1
NDA	1.34
Ongoing Clinical Trials	3.4.2(a)
Ongoing PTG-200 Phase 2 Activities	12.5.1(c)
Original Agreement	Recitals
Original Effective Date	Recitals
Original Execution Date	Recitals
Party/Parties	Preamble
Patent Representative	8.1.1
Patent Term Restoration	8.6
Phase 1A Data Package	3.4.2(e)
Phase 2A Results	3.4.1(d)
Phase 2B Clinical Trial	7.3.3
PN-232 Phase 2 Activities	3.2.3(b)(2)
PN-235 Phase 2 Activities	3.2.3(b)(2)
Primary Call	5.6.2(a)(3)
Prior 2nd Generation Development Plan	3.2.2(b)
Prior Clinical Development Plan	3.2.2(c)
Prior CMC Development Plan	3.2.2(d)
Protagonist	Preamble
Protagonist Collaboration Know-How	8.2.2(a)
Protagonist Collaboration Patent Right	8.2.1(b)
Protagonist Indemnified Party	11.1.1
PTG-200	1.59
PTG-200 Clinical Development Plan	3.2.2(e)
PTG-200 Development Budget	3.2.3(a)
PTG-200 Product	1.54
Receiving Party	9.1.1
Research Activities	4.2.1(a)
Research Compound IP	4.5
Research Term	4.2.1(b)
Restatement Effective Date	Preamble
Restricted Change of Control	5.6.2(a)(4)
Retained Patent Rights	8.3.5(a)
Royalty Records	7.7.1
Sales Milestone Event	7.4
Sales Milestone Payment	7.4
Second Indication	7.3.4
Secondary Call	5.6.2(a)(5)
Segregate	6.7.2(d)
Specified Percentage	7.2.6(a)
Specified Phase 1 Percentage	7.2.1(e)
Specified Phase 2 Percentage	7.2.2
Subcommittees	2.1.2(b)
Subcontracting Party	3.5.2(b)
Term	12.1

Terminating Party	12.3.1
Third Indication	7.3.5
Third Party Claim	11.1.1
Third Party Subcontractor	3.5.2(b)
Transfer Taxes	7.8.2

Article 2

GOVERNANCE

2.1.Joint Steering Committee.

2.1.1.Formation, Composition and Term of JSC.

(a)Prior to the Restatement Effective Date, the Parties established a joint steering committee (the “JSC”) to oversee and coordinate the Parties’ activities under Article 3.  On and after the Restatement Effective Date, the JSC shall no longer have any oversight or decision-making authority and instead shall serve solely as an information sharing body in accordance with the provisions of Article 3 and Section 5.3.2.

(b)The JSC shall continue to be composed of [ * ] members, [ * ] of whom are representatives appointed by Protagonist and [ * ] of whom are representatives appointed by Janssen, each with the requisite experience and seniority with respect to the issues to be discussed by the JSC. Neither Party shall appoint any representative to the JSC that is not an employee of such Party or one of its Affiliates without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Each Party has appointed one (1) of its representatives as co-chairperson of the JSC. The size of the JSC may be changed from time to time by written agreement of the Parties, provided that the JSC shall at all times include an equal number of representatives of each Party. Each Party may replace its JSC representatives at any time upon written notice to the other Party.

(c)The JSC shall automatically dissolve when Janssen has no further reporting obligations under Section 5.3.2 (or such later time as agreed by the Parties).

2.1.2.Subcommittees.

(a)The Joint Manufacturing Committee (the “JMC”) is dissolved as of the Restatement Effective Date.

(b)The Parties established a Joint Research Committee (the “JRC” and, together with the JMC, the “Subcommittees”) prior to the Restatement Effective Date, with each Party designating [ * ] representatives to serve on the JRC.  On and after the Restatement Effective Date, the purpose of the JRC is to oversee and coordinate the Parties’ conduct and completion of the ongoing Research Activities in accordance with Section 4.2.  The JRC shall automatically dissolve on the last day of the Research Term.

2.1.3.Responsibilities of the JSC.  The JSC shall perform such functions as expressly set forth in this Agreement or as mutually agreed upon by the Parties in writing.

2.1.4.JSC Operations.

(a)Meetings. During the Development Term, the JSC shall hold meetings at least [ * ] or as often as its members may determine.  Thereafter, the JSC shall hold meetings at least [ * ].  JSC meetings may be held in person or by any means of telecommunications as the members deem necessary or appropriate, including telephone, video conference or similar means in which each participant can hear what is said, and be heard, by the other participants, provided that, unless otherwise agreed by the Parties, the location of any in-person meetings shall alternate between a location chosen by Protagonist and a location chosen by Janssen.  A quorum of the JSC shall exist whenever there is present at a meeting at least one (1) representative appointed by each Party.  Employees or consultants of either Party who are performing Collaboration Activities hereunder but are not members of JSC may attend meetings of the JSC relating to such activities, provided that (i) such attendees shall be bound in writing by obligations of confidentiality and non-use equivalent to those set forth in Article 9 and (ii) a consultant of a Party may attend a meeting only with prior notice to and consent of the other Party, which shall not be unreasonably withheld.  Except as provided in the prior sentence, individuals who are not members of the JSC may not attend a meeting of the JSC without the prior consent of both Parties, except that each Party’s Alliance Manager may attend without such consent.  Each Party shall be responsible for its own expenses of participating in the JSC and in any Subcommittee.

(b)Agenda and Minutes.  Each Party shall have the right to propose agenda items and shall provide all appropriate information with respect to such proposed agenda items in advance of each JSC meeting.  Each co-chairperson of the JSC, on an alternating basis, shall prepare and circulate to all members of the JSC for review draft minutes of each JSC meeting within [ * ] after such meeting.  The Parties shall agree on the minutes of each meeting promptly, but in no event later than the next meeting of the JSC, provided that, if the Parties cannot agree as to the content of the minutes by the time of the next JSC meeting, such minutes shall be finalized to reflect any areas of disagreement.  The minutes of each meeting of the JSC shall be Collaboration Information.

2.1.5.Alliance Managers.  Each Party has designated a single alliance manager for all of the Development Term activities contemplated under this Agreement (“Alliance Manager”).  Such Alliance Managers are responsible for the day-to-day worldwide coordination of the collaboration contemplated by this Agreement and will serve to facilitate communication between the Parties.  Such Alliance Managers have experience and knowledge appropriate for managers with such project management responsibilities.  Each Party may change its designated Alliance Manager from time to time upon notice to the other Party.

2.1.6.Discontinuation of the JSC.  The JSC and the JRC shall continue to exist as provided in Section 2.1.1(c) or Section 2.1.2, as applicable, unless before such time the Parties mutually agree to disband such committee or Protagonist provides written notice to Janssen of its intention to disband and no longer participate in such committee. Once the Parties mutually agree to disband a committee or Protagonist has provided written notice to disband a committee, such committee shall have no further obligations under this Agreement and, thereafter, each Party shall designate a contact person for the exchange of information under this Agreement or such exchange of information shall be made through the Alliance Managers.

Article 3

ACTIVITIES DURING DEVELOPMENT TERM

3.1.Overview.

3.1.1.Prior to the Restatement Effective Date, Protagonist conducted and completed a Phase 1 Clinical Trial of the PTG-200 Product.  Janssen commenced the PTG-200 Phase 2A Clinical Trial, and Protagonist commenced the PN-235 Phase 1A Clinical Trial and the PN-232 Phase 1A Clinical Trial.

3.1.2.After the Restatement Effective Date and for the remainder of the Development Term, the Parties shall conduct Development of the PTG-200 Product and 2nd Generation Products in accordance with this Article 3.  Unless expressly stated otherwise, the provisions of this Article 3 shall apply only during the Development Term.  Notwithstanding the foregoing, this Article 3 shall apply to all PTG-200 Phase 2A Activities and Phase 1A Activities to the extent they are performed after the end of the Development Term but before the end of the Term, including all Phase 1 Development Costs and Phase 2 Development Costs incurred during such period.

3.2.PTG-200 Clinical Development Plan; 2nd Generation Clinical Development Plan.

3.2.1.General.  Except as set forth in Article 4, during the Development Term, the Development of the PTG-200 Product shall be conducted in accordance with the PTG-200 Clinical Development Plan and the Development of the 2nd Generation Products shall be conducted in accordance with the 2nd Generation Clinical Development Plan.

3.2.2.Definitions.

(a)“2nd Generation Clinical Development Plan” means the Parties’ written plan for the clinical Development of PN-232, PN-235 and any other 2nd Generation Products on and after the Restatement Effective Date, including the budgets and timelines described below in Section 3.2.3(b), as such plan may be updated and amended in accordance with Section 3.2.4.  The 2nd Generation Clinical Development Plan shall not include descriptions of or budgets for the ongoing Research Activities or Janssen Independent Research Activities, which instead are subject to the terms set forth in Article 4.

(b)“Prior 2nd Generation Development Plan” means the Parties’ written plan for the discovery, research and pre-clinical and clinical Development of 2nd Generation Products prior to the Restatement Effective Date (which was referred to as the “2nd Generation Development Plan” in the Existing Agreement), including the budget that was in effect immediately prior to the Restatement Effective Date.

(c)“Prior Clinical Development Plan” means the Parties’ written plan for the clinical Development of the PTG-200 Product prior to the Restatement Effective Date (which was referred to as the “Clinical Development Plan” in the Existing Agreement), including the budget that was in effect immediately prior to the Restatement Effective Date.

(d)“Prior CMC Development Plan” means the Parties’ written plan for CMC Development and Manufacturing of PTG-200 and PTG-200 Product and 2nd Generation Compound(s) and 2nd Generation Product(s) prior to the Restatement Effective Date, including the budget that was in effect immediately prior to the Restatement Effective Date (such budget, the “CMC Development Budget”).

(e)“PTG-200 Clinical Development Plan” means the Parties’ written plan for the clinical Development of the PTG-200 Product on and after the Restatement Effective Date, including the budget and timelines described below in Section 3.2.3(a), as such plan may be updated and amended in accordance with Section 3.2.4.

3.2.3.Contents.

(a)PTG-200 Clinical Development Plan.  As of the Restatement Effective Date, the Prior Clinical Development Plan is superseded by the PTG-200 Clinical Development Plan attached hereto as Exhibit B.  The PTG-200 Clinical Development Plan contains all Development activities (including CMC Development and Manufacturing activities) necessary to complete the PTG-200 Phase 2A Clinical Trial. The PTG-200 Clinical Development Plan includes a reasonably detailed description of such activities, a timeline for completion of such activities and the deliverables for such activities. The PTG-200 Clinical Development Plan includes a budget for the PTG-200 Phase 2A Activities broken down by activity and by Calendar Year (the “PTG-200 Development Budget”).  If Janssen amends the PTG-200 Clinical Development Plan to include any other

Clinical Trials for the PTG-200 Product in accordance with Section 3.2.4(b), the plan shall include a reasonably detailed description of such Clinical Trials, but is not required to include a budget for such Clinical Trials.

(b)2nd Generation Clinical Development Plan.

(1)As of the Restatement Effective Date, the Prior 2nd Generation Development Plan is superseded by the 2nd Generation Clinical Development Plan attached hereto as Exhibit C.  The 2nd Generation Clinical Development Plan contains all Development activities (including CMC Development and Manufacturing activities) necessary to complete (i) the PN-232 Phase 1A Clinical Trial and (ii) the PN-235 Phase 1A Clinical Trial. The 2nd Generation Clinical Development Plan includes a reasonably detailed description of such activities, timelines for achievement of certain milestone events and completion of each of the PN-232 Phase 1A Clinical Trial and PN-235 Phase 1A Clinical Trial by target dates (taking into account previous and expected delays caused by the COVID-19 pandemic) and the deliverables for such activities. The 2nd Generation Clinical Development Plan includes a budget for the PN-232 Phase 1A Activities and PN-235 Phase 1A Activities broken down by activity and by Calendar Year (the “2nd Generation Development Budget”).  The 2nd Generation Development Budget will include reimbursement by Janssen of all costs incurred by Protagonist for any accelerated or non-standard analyses requested by Janssen.

(2)As of the Restatement Effective Date, the 2nd Generation Clinical Development Plan also contains all other Development activities through the end of Phase 2 for PN-232 and PN-235 that are necessary for advancement to a Phase 3 Clinical Trial (such activities with respect to PN-232, the “PN-232 Phase 2 Activities” and such activities with respect to PN-235, the “PN-235 Phase 2 Activities”) as well as all additional Development activities that Janssen plans as of the Restatement Effective Date to conduct with respect to any 2nd Generation Compound.  The 2nd Generation Clinical Development Plan includes a reasonably detailed description of such activities, but does not include a budget for such activities.

(3)If Janssen amends the 2nd Generation Clinical Development Plan to include any other Clinical Trials for any 2nd Generation Product in accordance with Section 3.2.4(b), the plan shall include a reasonably detailed description of such Clinical Trials, but is not required to include a budget for such Clinical Trials.

(c)Prior CMC Development Plan.  As of the Restatement Effective Date, the Prior CMC Development Plan is no longer in effect.  The PTG-200 Clinical Development Plan and the 2nd Generation Clinical Development Plan include CMC Development and Manufacturing activities and budgets for such activities.

3.2.4.Amendments.  Janssen shall have sole authority to amend the Development Plans in its sole discretion, subject to Sections 3.2.4(a), 3.2.4(b), 3.4.2(h) and 5.3.1.  For clarity, such amendments shall not be subject to JSC or Protagonist’s approval.

(a)Ongoing Clinical Trials.  From time to time during the Development Term, Janssen may amend the applicable Development Plan to make changes to the PTG-200 Phase 2A Clinical Trial, the PN-232 Phase 1A Clinical Trial or the PN-235 Phase 1A Clinical Trial (the “Ongoing Clinical Trials”) or any of their related Development activities.  Where reasonably practicable, Janssen shall discuss any such amendments with Protagonist at a JSC meeting prior to implementation and shall consider in good faith any comments provided by Protagonist with respect thereto.  Such amendments to the Development Plans shall not require the consent or approval of the JSC or Protagonist, except that the following amendments shall require Protagonist’s written consent before taking effect:

(1)any amendment relating to an Ongoing Clinical Trial or its related Development activities that would [ * ]; or

(2)any amendment that would result [ * ].

(b)Other Amendments.  During the Development Term, Janssen may decide to conduct new Clinical Trials of the PTG-200 Product or any 2nd Generation Product (in addition to those set forth in the then-current Development Plans).  If Janssen decides to conduct a new Clinical Trial, Janssen shall amend the PTG-200 Clinical Development Plan and 2nd Generation Clinical Development Plan to add such Clinical Trial.  In addition, subject to Section 3.4.3(b), Janssen may amend the PTG-200 Clinical Development Plan and 2nd Generation Clinical Development Plan to change or remove any activities in such plans in its sole discretion (other than amendments to the Ongoing Clinical Trials and their related Development activities, which are subject to Section 3.2.4(a)).  Janssen shall provide such amendments to the JSC for informational purposes (including for purposes of enabling Protagonist to monitor and assess Janssen’s compliance with its obligations under Sections 3.4.2(h) and 5.3.1).

(c)Updates after Development Term.  After the Development Term, Janssen will no longer have any obligation to amend the Development Plans or to provide any amended Development Plans to Protagonist, but, instead, shall be obligated to provide reports to Protagonist in accordance with Section 5.3.2.

3.3.Regulatory Matters during the Development Term.

3.3.1.Janssen Regulatory Responsibility.  Except as set forth in Section 3.3.2, Janssen shall have the sole right and authority, at its sole cost and expense, to conduct all regulatory matters relating to Licensed Compounds and Licensed Products during the Development Term, including preparing and submitting INDs and CTAs and communicating with Regulatory Authorities.

3.3.2.Protagonist Regulatory Responsibility.  Prior to the Restatement Effective Date, Protagonist prepared and submitted to the appropriate Regulatory Authorities the INDs and CTAs necessary to conduct the PN-232 Phase 1A Activities and the PN-235 Phase 1A Activities.  During the Development Term:

(a)Protagonist shall take all actions reasonably necessary to maintain such INDs and CTAs during the conduct of the PN-232 Phase 1A Activities and the PN-235 Phase 1A Activities.

(b)Protagonist shall be responsible for all regulatory responsibilities relating to the conduct of the PN-232 Phase 1A Activities and the PN-235 Phase 1A Activities as required by Applicable Laws, including safety reporting obligations to Regulatory Authorities, ethics committees and investigators, submission of the final clinical study report to a Regulatory Authority, and all other reporting and publication requirements under Applicable Law.

(c)Protagonist shall have the sole responsibility for, and sole authority with respect to, communications with any Regulatory Authority regarding the PN-232 Phase 1A Activities and the PN-235 Phase 1A Activities, provided that Janssen shall have the right to participate as a silent observer in all material meetings, conferences and discussions between Protagonist and any Regulatory Authorities pertaining to the PN-232 Phase 1A Activities and the PN-235 Phase 1A Activities, unless the Parties have agreed otherwise in advance of such meeting, conference or discussion.  Protagonist shall provide Janssen with reasonable advance notice of all such meetings, conferences and discussions and advance copies of all related documents and other relevant information relating to such meetings, conferences and discussions.

(d)Protagonist shall provide Janssen with copies of any material Regulatory Documentation with respect to the Licensed Compounds and Licensed Products that Protagonist submits to any Regulatory Authority in connection with the conduct of the PN-232 Phase 1A Activities and the PN-235 Phase 1A Activities.  In addition, in the event that Protagonist is notified of any material regulatory or other inquiries that relate to a Licensed Compound or Licensed Product during the conduct of the PN-232 Phase 1A Activities and the PN-235 Phase 1A Activities, Protagonist shall promptly notify Janssen of such inquiries.

3.4.Development Activities during the Development Term.

3.4.1.PTG-200 Phase 2A Activities.

(a)Responsibility; Diligence.  During the Development Term, Janssen shall be solely responsible for conducting the PTG-200 Phase 2A Activities.  The costs and expenses of the PTG-200 Phase 2A Activities shall be shared by the Parties in accordance with Section 7.2.2.  Janssen shall conduct and complete the PTG-200 Phase 2A Activities in accordance with the PTG-200 Clinical Development Plan, and shall use Diligent Efforts to meet the timeline set forth in the PTG-200 Clinical

Development Plan.  Janssen shall have day-to-day operational control over the conduct of the PTG-200 Phase 2A Activities.

(b)Conduct.  Janssen shall conduct the PTG-200 Phase 2A Activities in accordance with the terms and conditions of this Agreement, in good scientific manner and in compliance with Applicable Law, including, as applicable, those relating to GLP, GCP, GMP, pharmacovigilance and safety reporting, and requirements for the protection of human subjects.

(c)Reports & Notices.  Janssen shall provide updates on its progress with respect to the conduct of the PTG-200 Phase 2A Activities, and a summary of the data and results from such activities, at each meeting of the JSC.  In addition to any such reports made to the JSC, Janssen shall make its employees and consultants available for an in-person or telephonic meeting with Protagonist at least [ * ] to discuss its progress with respect to the conduct of the PTG-200 Phase 2A Activities.  Janssen shall provide Protagonist with access to the data and results from the PTG-200 Phase 2A Activities upon Protagonist’s reasonable request.  Janssen shall notify Protagonist promptly following (i) the database lock for the PTG-200 Phase 2A Clinical Trial after the last patient in such Clinical Trial completes the last visit as described in the protocol for such Clinical Trial or (ii) if earlier, the termination or completion of such Clinical Trial; such notice shall specify date of such database lock, termination or completion.

(d)Results.  Janssen shall deliver to Protagonist the top-line results from the PTG-200 Phase 2A Clinical Trial within [ * ] after they become available to Janssen, which results shall include the primary and secondary endpoints, as well as available safety and exposure data, from the analysis cohort (the “Phase 2A Results”).

(e)[Reserved.]

(f)Other Development Activities for PTG-200.  Except for the PTG-200 Phase 2A Activities, Janssen shall have the sole authority to decide whether and how to conduct any Clinical Trials, CMC Development and other Development activities for the PTG-200 Product in its sole discretion and at its sole expense, subject only to Section 5.3.1.  Without limiting the foregoing, Janssen has no obligation to conduct a Phase 2B Clinical Trial (as defined in Section 7.3.3) for the PTG-200 Product.  If Janssen decides to conduct any Clinical Trials or other Development activities for the PTG-200 Product, it shall do so in accordance with Section 3.4.3.

3.4.2.PN-232 Phase 1A Activities and PN-235 Phase 1A Activities.

(a)Responsibility; Diligence.  During the Development Term, Protagonist shall be solely responsible for conducting the PN-232 Phase 1A Activities and the PN-235 Phase 1A Activities, except that Janssen shall be responsible for conducting any CMC Development activities allocated to Janssen in the 2nd Generation Clinical Development Plan.   The costs and expenses of the PN-232 Phase 1A Activities and the PN-235 Phase 1A Activities shall be shared by the Parties in accordance with

Section 7.2.1.  Protagonist shall commence such activities as soon as possible (if not commenced prior to the Restatement Effective Date), shall conduct the PN-232 Phase 1A Activities and the PN-235 Phase 1A Activities in accordance with the 2nd Generation Clinical Development Plan, and shall use Diligent Efforts to meet the timelines set forth in the 2nd Generation Clinical Development Plan.  Janssen shall conduct the CMC Development activities allocated to it in accordance with the 2nd Generation Clinical Development Plan, and shall use Diligent Efforts to meet the timelines set forth in the 2nd Generation Clinical Development Plan with respect to such activities.  Protagonist shall have day-to-day operational control over the conduct of the PN-232 Phase 1A Activities and the PN-235 Phase 1A Activities, except that Janssen shall have day-to-day operational control over the CMC Development activities it is responsible for conducting.

(b)Protocols.  The PN-232 Phase 1A Clinical Trial and the PN-235 Phase 1A Clinical Trial shall be conducted by Protagonist in accordance with the protocols mutually agreed upon by the Parties prior to the Restatement Effective Date.  Protagonist shall not make any changes to the protocols without the prior written consent of Janssen.  Janssen may require Protagonist to make changes to the protocols from time to time.  If any such change would result in a material increase to the Phase 1 Development FTEs of Protagonist required to conduct the applicable trial, such change shall require the prior written consent of Protagonist.

(c)Conduct.  Each Party shall conduct the PN-232 Phase 1A Activities and the PN-235 Phase 1A Activities in accordance with the terms and conditions of this Agreement, in good scientific manner and in compliance with Applicable Law, including, as applicable, those relating to GLP, GCP, GMP, pharmacovigilance and safety reporting, and requirements for the protection of human subjects.

(d)Reports.  Protagonist shall provide Janssen with access to the data and results from the PN-232 Phase 1A Activities and the PN-235 Phase 1A Activities upon Janssen’s reasonable request.  In addition, the Parties’ clinical development teams shall meet [ * ] (or on another schedule agreed upon by the teams) to discuss the progress of the PN-232 Phase 1A Activities and the PN-235 Phase 1A Activities.  Protagonist shall provide updates on its progress with respect to the conduct of the PN-232 Phase 1A Activities and the PN-235 Phase 1A Activities compared to the timelines set forth in the 2nd Generation Clinical Development Plan, and a summary of the data and results from such activities, at each such meeting.  In addition, if Protagonist at any time becomes aware of an expected or actual delay in the PN-232 Phase 1A Activities or the PN-235 Phase 1A Activities, or any issue that may reasonably be expected to give rise to a delay, Protagonist shall notify Janssen as soon as possible. The Parties shall then promptly meet to develop an action plan to remedy (where possible) the issue and/or mitigate the delay risk. The action plan may include Janssen agreeing to assist Protagonist with the relevant activities.

(e)Phase 1A Data Packages.  Following the date of database lock for each of the PN-232 Phase 1A Clinical Trial or the PN-235 Phase 1A Clinical Trial, Protagonist shall prepare and deliver to Janssen a data package with respect to the

PN-232 Phase 1A Activities or the PN-235 Phase 1A Activities, as applicable, that contains: (a) [ * ] from such activities; (b) all [ * ] with respect to the Data relating to the Licensed Compounds and Licensed Products generated by or on behalf of Protagonist pursuant to the conduct of such activities; and (c) the other documents and information described on Schedule 3.4.2(e) (each such data package, the “Phase 1A Data Package”).

(f)Clinical Study Reports.  Protagonist shall use Diligent Efforts to complete the clinical study report for each of the PN-232 Phase 1A Clinical Trial and the PN-235 Phase 1A Clinical Trial as promptly as is practicable following the delivery of the Phase 1A Data Package therefor, and shall deliver such clinical study report to Janssen promptly following its completion (and, in any event, no later than [ * ] after the date of database lock for the applicable trial).

(g)Technology Transfer.  Promptly following the date that Janssen determines pursuant to Section 3.4.2(h) to proceed with PN-232 Phase 2 Activities or PN-235 Phase 2 Activities, Protagonist shall transfer or make available to Janssen copies of (i) all Protagonist Know-How that is necessary and (ii) all Protagonist Know-How (other than Protagonist Platform Know-How or Know-How that originates from any other Protagonist programs that are not targeting the IL23 receptor) that is specifically useful, for Janssen to conduct the PN-232 Phase 2 Activities or PN-235 Phase 2 Activities, as applicable, to the extent not previously provided under this Agreement.  In addition, upon Janssen’s reasonable request, Protagonist shall promptly provide to Janssen (x) [ * ], as applicable (including [ * ], as applicable) and (y) [ * ] with respect to the data described in clause (x), in each case ((x) and (y)), to the extent that such information was not previously provided by Protagonist to Janssen.

(h)PN-232 Phase 2 Activities and PN-235 Phase 2 Activities.

(1)Following delivery of a Phase 1A Data Package for PN-232 or PN-235 under Section 3.4.2(e), Janssen shall determine whether to proceed with the PN-232 Phase 2 Activities or PN-235 Phase 2 Activities, as applicable, in its sole discretion, subject to Sections 3.4.3(b) and 5.3.1. Janssen shall notify Protagonist of its determination.

(2)If Janssen determines to proceed with the PN-232 Phase 2 Activities or PN-235 Phase 2 Activities, Protagonist shall use Diligent Efforts to provide to Janssen all data and information relating to the applicable 2nd Generation Compound and 2nd Generation Product necessary to prepare the INDs and CTAs for such activities as soon as practicable after Janssen’s determination.  Janssen shall use Diligent Efforts to prepare and submit such INDs and CTAs to the applicable Regulatory Authorities after Protagonist provides such necessary data and information.  The Parties will use Diligent Efforts to complete the activities described in this Section 3.4.2(h)(2) as soon as reasonably practicable after the date on which Janssen makes its determination, and in any event Janssen shall submit the INDs/CTAs within

[ * ] after Janssen makes its determination, it being understood that any delay in Protagonist’s delivery to Janssen of the necessary data and information as required above will result in a day for day increase to such time period.

(3)Janssen shall use Diligent Efforts to initiate study site recruitment for the next Clinical Trial for the applicable Licensed Product set forth in the 2nd Generation Clinical Development Plan within [ * ] after submission of the applicable IND/CTA, provided that there are no delays caused by the action of a Regulatory Authority.  Thereafter, Janssen shall use Diligent Efforts to continue such recruitment and conduct and complete the applicable Clinical Trial in accordance with the 2nd Generation Clinical Development Plan.  Notwithstanding the foregoing, if a Regulatory Authority requests or requires any changes to the PN-232 Phase 2 Activities or PN-235 Phase 2 Activities following submission of an IND or CTA in accordance with Section 3.4.2(h)(2), Janssen shall update the 2nd Generation Clinical Development Plan to address such request or requirement in accordance with Section 3.2.4(b).

(i)Other Development Activities for PN-232 and PN-235.  Except for the PN-232 Phase 1A Activities, the PN-235 Phase 1A Activities and as set forth in Section 3.4.2(h), Janssen shall have the sole authority to decide whether and how to conduct any Clinical Trials, CMC Development and other Development activities for PN-232 and PN-235 in its sole discretion and at its sole expense, subject only to Sections 3.4.3(b) and 5.3.1.  If Janssen decides to conduct any Clinical Trials or other Development activities for PN-232 or PN-235, it shall do so in accordance with Section 3.4.3.

3.4.3.Other Development Activities.

(a)Right to Conduct.  During the Development Term, Janssen shall have the sole right and authority to conduct Clinical Trials, CMC Development and other Development activities for the PTG-200 Product and any 2nd Generation Products in its sole discretion and at its sole expense, subject to Sections 3.2.4(b), 3.4.1, 3.4.2, 3.4.3(b) and 5.3.1.

(b)Conduct.  Janssen shall use Diligent Efforts to conduct such Clinical Trials and other Development activities in accordance with the applicable Development Plan (including the timeline set forth therein); provided, however, that Janssen shall at all times during the Development Term ensure that the 2nd Generation Clinical Development Plan contemplates the advancement of [ * ] 2nd Generation Product into a Phase 3 Clinical Trial (including the dosing of [ * ] patients in such Phase 3 Clinical Trial) within [ * ] that is consistent with Janssen’s development timelines for other product candidates at similar stages of development.  Janssen shall have day-to-day operational control over the conduct of such Development activities.  Janssen shall conduct such activities for the PTG-200 Product and 2nd Generation Products in accordance with the terms and conditions of this Agreement, in good scientific manner and in compliance with Applicable Law, including, as applicable, those relating to GLP, GCP, GMP, pharmacovigilance and safety reporting, and requirements for the protection of human subjects.

(c)Plan Updates and Reports.  During the Development Term, if Janssen elects to conduct any Clinical Trial of the PTG-200 Product or any 2nd Generation Product that is not included in the then-current PTG-200 Clinical Development Plan or 2nd Generation Clinical Development Plan, Janssen shall update the applicable Development Plan to include such Clinical Trial in accordance with Section 3.2.4(b).  In addition, Janssen shall provide Protagonist, through the JSC, with an update (in the form of a report or presentation at a meeting of the JSC) of its progress and high-level summaries of its plans with respect to any Clinical Trials other than the Ongoing Clinical Trials.  Upon request, Janssen shall provide Protagonist with a copy of all materials presented at such JSC meetings.

(d)Regulatory Documentation.  Upon Janssen’s request, Protagonist shall transfer to Janssen sufficient rights in, to or under, all INDs, CTAs, safety databases and other Regulatory Documentation with respect to the applicable Licensed Product then held by Protagonist, its Affiliates and Third Party Subcontractors as reasonably necessary or useful to conduct Clinical Trials and other Development activities for the Licensed Products.

3.5.Conduct of Activities during Development Term.  The following provisions of this Section 3.5 shall apply during the Development Term.

3.5.1.Development Compliance Matters.

(a)Sponsorship.  The Party responsible for conducting an Ongoing Clinical Trial of a Licensed Product in accordance with this Article 3 (the “Conducting Party”) shall be the sponsor of such Clinical Trial.

(b)Notifications.  Without limiting Protagonist’s obligations under Section 3.4.2(d), the Conducting Party shall notify the other Party as soon as reasonably practicable in the event that the Conducting Party becomes aware of any of the following with respect to the applicable Clinical Trial:

(1)changes proposed to be made by the Conducting Party and/or that may be required by any Regulatory Authority;

(2)safety or technical issue;

(3)expected or actual delay, or any issue that may reasonably be expected to give rise to a delay; or

(4)other substantive issue.

Following receipt of notice of any such event, the Parties shall promptly meet to discuss the circumstance and the Conducting Party shall inform the other Party of its intended action plan to remedy (where possible) the issue and/or mitigate the delay risk to successful completion of the applicable Clinical Trial.  In determining an action plan, the Conducting Party shall take the other Party’s comments into consideration in good faith.

(c)IRB.  The Conducting Party shall be responsible for obtaining any necessary approvals from institutional review boards (each, an “IRB”) including, where applicable, obtaining approval of all Clinical Trial protocols, informed consents, investigator brochures, subject recruitment materials or plans, authorization of disclosure of confidential subject information, and any alterations to or waivers of the same, prior to commencement of any study.  The Conducting Party shall not modify the protocol or the informed consent without the prior written agreement of the IRB.

(d)Informed Consent and Patient Authorization.  The Conducting Party shall be responsible for obtaining (i) an informed consent document, which shall have been approved by the IRB, signed by or on behalf of each human study subject prior to the subject’s participation in the Clinical Trial; and (ii) a HIPAA patient authorization signed by or on behalf of each human study subject, as described in 45 C.F.R. Part 164 (or for sites outside of the United States, the foreign equivalent), which authorization shall contain such provisions as are necessary for the other Party to have access to patient data to the extent reasonably necessary to exercise its rights and fulfill its obligations hereunder.

(e)Clinical Study Registration and Results Reporting.  The Conducting Party shall be responsible for registering such Clinical Trial in the appropriate clinical study registry and reporting Clinical Trial results as may be required under Applicable Law.

(f)Samples.  The Conducting Party shall accept, to the extent permitted by Applicable Law, responsibility for the retention of documentation and storage of samples of Licensed Products according to Applicable Law (provided, with respect to Janssen as the Conducting Party, the necessary documentation and samples have been transferred by Protagonist pursuant to this Agreement).

(g)Audits.  With respect to any facility or site at which a Party conducts any PTG-200 Phase 2A Activities, PN-232 Phase 1A Activities or PN-235 Phase 1A Activities, and subject to the terms of any agreement between such Party and any applicable Third Party Subcontractor with respect to any facility or site of such Third Party Subcontractor, the other Party shall have the right, at its own expense, upon reasonable written notice to such Party, and during normal business hours, to inspect such site and facility of such Party or to accompany such Party to inspect any Third Party Subcontractor site and any records relating thereto [ * ], to verify such Party’s compliance with Applicable Law in carrying out its obligations under this Agreement, including those relating to GLP, GCP, GMP, pharmacovigilance and safety reporting, and requirements for the protection of human subjects.  In the event that any such facility or site is found to be non-compliant with GLP, GCP, GMP, pharmacovigilance and safety reporting, or requirements for the protection of human subjects during such an audit, and such non-compliance relates to or impacts any PTG-200 Phase 2A Activities, PN-232 Phase 1A Activities or PN-235 Phase 1A Activities, the audited Party shall submit to the auditing Party proposed Corrective and Preventative Actions (“CAPA”) within [ * ] after the auditing Party provides notice of such non-compliance.  The auditing Party shall have the right to review and comment on such CAPA, which comments the audited Party shall consider in good faith.  The audited Party shall use Diligent Efforts to implement such CAPA promptly after review and comment by the auditing Party.

(h)Manufacturing Site Audits.  In addition to its rights under Section 3.5.1(g), each Party shall have the right to conduct an audit of the manufacturing sites where any CMC Development activities are conducted by the other Party (the “Manufacturing Party”) or its Third Party Subcontractors, and subject to the terms of any agreement between the Manufacturing Party and the applicable Third Party Subcontractors.  The Manufacturing Party shall facilitate the accommodation of such request with its Third Party Subcontractors.  Following the completion of any such audit, the auditing Party may request the remediation of deficiencies that are not in compliance with GMP and identified during such audit.  In the case of any critical observation relating to any CMC Development activities that the Manufacturing Party or its Third Party Subcontractor cannot or do not remediate in a timely manner, the auditing Party shall have the right to require the use of a different manufacturer for such CMC Development activities.

(i)Audits by Regulatory Authorities.  Each Party shall cooperate in good faith with respect to Regulatory Authority inspections of any site or facility where Collaboration Activities are conducted pursuant to this Agreement by or on behalf of such Party, whether such site or facility is such Party’s, an Affiliate’s, or a subcontractor’s (each, an “Audited Site”).  Such Party shall inform the other Party as promptly as practicable and in any event within [ * ] of receiving notice of such a Regulatory Authority audit and shall provide daily updates to the other Party regarding the audit status.  In the event that any Audited Site is found to be non-compliant with one or more of GLP, GCP, GMP, current standards for pharmacovigilance and safety reporting, or requirements related to the protection of human subjects, and such non-compliance relates to or impacts any Collaboration Activities, the audited Party shall submit to the other Party proposed CAPA within [ * ] after the audited Party, its Affiliate, or its subcontractor receives notification of such non-compliance from the relevant Regulatory Authority.  The other Party shall have the right to review and comment on such CAPA, which comments the audited Party shall consider in good faith.  The audited Party shall use Diligent Efforts to implement such CAPA promptly after review and comment by the other Party.

3.5.2.Subcontracting.

(a)Each Party may subcontract the performance of any Collaboration Activities  to any of its Affiliates or any Third Party without prior written notice to the other Party (except as required pursuant to JSC sharing of information), provided that such Party shall oversee the performance by its Affiliates and Third Party Subcontractors in a manner that would be reasonably expected to result in their timely completion and shall remain responsible for the performance of such activities in accordance with this Agreement.

(b)With respect to any Collaboration Activities to be subcontracted to a Third Party in accordance with Section 3.5.2(a) (a “Third Party Subcontractor”) by Protagonist or by Janssen pursuant to a subcontracting agreement with a Third Party that is first entered into after the Original Effective Date: (A) each such arrangement will be set forth in a written contract with such Third Party Subcontractor; and (B) each such contract shall be consistent with  the terms and conditions of this Agreement and shall include (i) restrictions on the use and disclosure of Confidential Information of the other Party and (ii) an assignment to the applicable Party entering into such contract (the “Subcontracting Party”) of all rights to any and all results of the activities undertaken and other intellectual property made, invented or generated by such Third Party Subcontractor with respect to the Licensed Compounds or Licensed Products.

(c)A Subcontracting Party will notify the other Party of the engagement or retention of any Third Party Subcontractor to conduct any Collaboration Activities outside the ordinary course of business and, upon the request of such other Party, provide such other Party with a copy of the relevant contract (which may be redacted with respect to financial terms) to ensure compliance with the provisions of this Section 3.5.2.

(d)Janssen may subcontract the performance of any other Development activities conducted during the Development Term or any Janssen Independent Research Activities conducted during the Janssen Independent Research Term to any of its Affiliates or any Third Party without prior written notice to Protagonist (except as required pursuant to JSC sharing of information), provided that Janssen shall oversee the performance by such Affiliates and third parties in a manner that would be reasonably expected to result in their timely completion and shall remain responsible for the performance of such activities in accordance with this Agreement.

3.5.3.Records; Data Requirements.

(a)Each Party shall prepare and maintain, and shall cause its Affiliates and Third Party Subcontractors to prepare and maintain, complete and accurate written records, accounts, notes, reports and data with respect to the Collaboration Activities (the “Collaboration Records”), in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes and in conformity with Applicable Law and such Party’s standard practices, which Collaboration Records shall reflect all work done and results achieved in connection with the Collaboration Activities.

Each Party shall retain, and cause its Affiliates and Third Party Subcontractors to retain, the Collaboration Records for at least [ * ] from the completion of the Collaboration Activities or such longer period as may be required by Applicable Law.

(b)Each Party shall comply with Janssen’s data policies set forth on Exhibit D with regard to Collaboration Records.

3.6.No Branding Activities.  During the Development Term, Protagonist shall not use or file for protection of any Trademarks or trade names for a Licensed Product.

3.7.Material Safety Issues.

3.7.1.If, during the Development Term, either Party determines that there is a Material Safety Issue, such Party shall promptly notify the other Party and the Parties shall promptly meet to discuss such Material Safety Issue and to seek to approve an appropriate course of action to address such Material Safety Issue (which may include delaying, modifying, suspending or terminating one or more of the Collaboration Activities).  During the pendency of such discussion, each Party may suspend or delay any Collaboration Activity allocated to it under a Development Plan to the extent such activity is affected by such Material Safety Issue.  If the Parties agree upon a course of action to address such Material Safety Issue, then the Parties shall thereafter take all actions necessary to implement such course of action.  If the Parties do not agree upon a course of action to address such Material Safety Issue within [ * ] after becoming aware of such Material Safety Issue, then either Party may refer such matter to the Executive Officers for discussion and attempted resolution.  If the Executive Officers approve a course of action to address such Material Safety Issue, then the Parties shall thereafter take all actions necessary to implement such course of action.  If the Executive Officers do not approve a course of action to address such Material Safety Issue within [ * ] after the matter is referred to them, Janssen shall determine the appropriate course of action to address such Material Safety Issue and Janssen’s decision shall be final and binding on the Parties; provided, however, Janssen may not require Protagonist to commence or continue any Collaboration Activity if Protagonist determines, in good faith, that such Collaboration Activity should not be commenced or continued due to such Material Safety Issue and in such instance Janssen would have the right to authorize a clinical research organization to conduct the particular activity on behalf of Protagonist, at Janssen’s sole cost.

3.7.2.If (a) a Material Safety Issue arises after the Restatement Effective Date, (b) such Material Safety Issue is not resolved by the Parties after completing the process set forth in Section 3.7.1, (c) such Material Safety Issue has existed for more than [ * ], (d) Janssen has not used Diligent Efforts to resolve such Material Safety Issue, and (e) as of such time, the Research Term has expired and there are no ongoing Janssen Independent Research Activities and (i) such Material Safety Issue applies to each Licensed Compound or Licensed Product that is specifically the subject of any ongoing Clinical Trial or Development activities or (ii) there are no other Licensed Compounds or Licensed Products (other than the Initial Product) that are specifically the subject of then-ongoing or preparation for any Clinical Trial or other Development activities, then Protagonist’s obligations and restrictions under Section 6.7 shall expire on the first date that all conditions set forth in clauses (a) through (d) are satisfied and Section 6.7 shall be of no further force or effect after such date.

Article 4

RESEARCH ACTIVITIES

4.1.Generally.

4.1.1.Prior to the Restatement Effective Date, the Parties conducted Research Activities (as defined in the Existing Agreement) with respect to the 2nd Generation Compounds in accordance with the Existing Agreement.  The Parties selected two 2nd Generation Compounds, PN-232 and PN-235, for pre-clinical and clinical Development [ * ].

4.1.2.As soon as practicable after the Restatement Effective Date, each Party shall provide to the other Party all data and results from the Research Activities it conducted prior to the Restatement Effective Date that have not previously been provided to the other Party, [ * ].

4.1.3.Following the Restatement Effective Date, the Parties shall complete ongoing Research Activities in accordance with Section 4.2.  After the Research Term, Janssen shall have the right to conduct independent research with respect to 2nd Generation Compounds in accordance with Section 4.3.

4.2.Completion of Ongoing Research Activities.

4.2.1.Definitions.

(a)“Research Activities” means the discovery and research activities for 2nd Generation Products that were conducted by the Parties prior to the Restatement Effective Date pursuant to the Existing Agreement.  Research Activities does not include any Janssen Independent Research Activities.

(b)“Research Term” means the period commencing on [ * ] and ending on the Restatement Effective Date.

4.2.2.Responsibility; Diligence.   All Research Activities have been completed as of the Restatement Effective Date.

4.2.3.Selection of Compounds.  Following the Restatement Effective Date, Janssen shall have the sole right and authority to select any 2nd Generation Compounds resulting from the Research Activities for pre-clinical and clinical Development.  Janssen shall notify Protagonist upon the earlier of (i) internal NME nomination of any 2nd Generation Compound or (ii) initiation of the first GLP toxicology study of any  2nd Generation Compound.

4.2.4.[Reserved.]

4.2.5.Costs.

(a)Janssen shall fund up to [ * ] Protagonist Research FTEs at the Protagonist Research FTE Rate through the end of the Research Term.

(b)Except as set forth in this Section 4.2.5, each Party shall bear its own costs incurred in its conduct of the Research Activities.

(c)Promptly following the end of the Research Term, Protagonist shall submit an invoice to Janssen for the Protagonist Research FTEs actually utilized for Research Activities during the Research Term, to the extent not previously invoiced or reimbursed by Janssen.  Such invoice, if undisputed, shall be payable by Janssen in accordance with Section 7.6 (i) within [ * ] after receipt or, (ii) if disputed by Janssen, within [ * ] after resolution of such dispute and, if such dispute is resolved against Protagonist, receipt of a correct invoice.

4.3.Janssen Independent Research Activities.

4.3.1.Right to Conduct.  During the period commencing on the Restatement Effective Date and ending [ * ] thereafter (the “Janssen Independent Research Term”), Janssen shall have the exclusive right, but no obligation, [ * ] the “Janssen Independent Research Activities”).  Janssen shall not have the right (a) to use or screen against Protagonist’s peptide library or (b) to generate new 2nd Generation Compounds that are not derivatives of 2nd Generation Compounds that were discovered by either Party or jointly by the Parties before the end of the Research Term, in each case of (a) and (b), when conducting the Janssen Independent Research Activities.

4.3.2.Selection of Compounds.  During the Janssen Independent Research Term, Janssen shall have the sole right and authority, but no obligation, to select any 2nd Generation Compounds resulting from the Janssen Independent Research Activities for pre-clinical and clinical Development.  Janssen shall notify Protagonist upon the earlier of (i) internal NME nomination of any 2nd Generation Compound or (ii) initiation of the first GLP toxicology study of any 2nd Generation Compound.

4.3.3.Conduct.  Janssen shall perform the Janssen Independent Research Activities in accordance with the terms and conditions of this Agreement, in good scientific manner and in compliance with Applicable Law.

4.3.4.Costs.  Janssen shall bear its own costs incurred in its conduct of the Janssen Independent Research Activities.

4.4.Reports.  During the Janssen Independent Research Term, Janssen shall provide Protagonist with [ * ] updates on its progress with respect to the conduct of the Janssen Independent Research Activities, a list of all new 2nd Generation Compounds created  (including the sequences of 2nd Generation Compounds being researched and progressed to late lead optimization), and a summary of the data and results from such activities for the 2nd Generation Compounds that Janssen is continuing to Develop.

4.5.Protagonist Research Compounds.  Protagonist shall solely and exclusively own all right, title and interest in and to all Protagonist Research Compounds, subject to Section 6.7.  Janssen hereby assigns, and shall cause its Affiliates to assign, to Protagonist all Collaboration Know-How and Collaboration Inventions arising from the Research Activities that solely relate to the composition of one or more Protagonist Research Compounds and do not relate to (i) other aspects of the Protagonist Research Compounds or (ii) any 2nd Generation Compound (collectively, “Research Compound IP”).  The Research Compound IP shall be deemed to be Protagonist’s Confidential Information, and Protagonist shall be deemed to be the Disclosing Party and Janssen shall be deemed to be the Receiving Party with respect to such Confidential Information.  Janssen shall take, and shall cause its Affiliates to take, such actions as Protagonist may reasonably request to evidence and perfect such ownership, at Protagonist’s expense.   Janssen hereby grants to Protagonist, on behalf of Janssen and its Affiliates, subject to Section 6.7, a non-exclusive, perpetual, irrevocable, royalty-free, freely sublicensable through multiple tiers, transferable license under the Janssen Collaboration Know-How, Janssen Collaboration Patent Rights and Janssen’s interest in the Joint Collaboration Patent Rights related to any Protagonist Research Compound, excluding in each case the Research Compound IP, solely to the extent necessary to Develop, make, have made, use, have used, sell, have sold, offer for sale, have offered for sale, import, have imported, and otherwise exploit, Manufacture and Commercialize Protagonist Research Compounds and products containing Protagonist Research Compounds in the Territory.

Article 5

ACTIVITIES DURING LICENSE TERM

5.1.General.

5.1.1.This Article 5 shall take effect on the start of the License Term except as otherwise provided in Section 5.3.1.

5.1.2.During the License Term, Janssen shall conduct Development, Manufacture and Commercialization of the Licensed Compounds and Licensed Products in accordance with this Article 5.

5.2.Transition; Technology Transfer.

5.2.1.To facilitate an orderly transition of the Development and Manufacture of the Licensed Compounds and Licensed Products from Protagonist to Janssen:

(a)promptly following the start of the License Term, Protagonist shall transfer to Janssen, and hereby assigns to Janssen all its right, title and interest in, to and under, all INDs, CTAs, safety databases and other Regulatory Documentation with respect to the Licensed Compounds and Licensed Products then held by Protagonist, its Affiliates and Third Party Subcontractors, if any; and

(b)upon Janssen’s request, Protagonist shall, and shall cause its Third Party manufacturer(s) (subject to the terms of any applicable agreement(s) with such Third Party Manufacturer(s)), to transfer existing Manufacturing processes for the

Compound API and Licensed Products to Janssen (or its designee) and to provide reasonable technical assistance to Janssen (or its designee) in establishing Manufacturing processes for the Licensed Compounds and Licensed Products for a period of up to [ * ] following the start of the License Term.

5.2.2.Protagonist will transfer any other information in Protagonist’s control reasonably requested by Janssen (e.g., assays) in order to Develop and Manufacture the Licensed Compounds and Licensed Products.  Upon Janssen’s request during the License Term, Protagonist shall promptly provide to Janssen (a) [ * ]  with respect to any Licensed Compound or Licensed Product, (b) [ * ] with respect to the data described in clause (a), (c) CMC data or information generated by or on behalf of Protagonist with respect to any Licensed Compound or Licensed Product or (d) any other Protagonist Know-How that is necessary, and any other Protagonist Know-How (other than Protagonist Platform Know-How or Know-How that originates from any other Protagonist programs that are not targeting the IL23 receptor) that is specifically useful, for the Development, Manufacture or Commercialization of Licensed Compounds and Licensed Products, in each case ((a) - (d)), to the extent that such information was not previously provided by Protagonist to Janssen.

5.3.Development.

5.3.1.Responsibility; Diligence.

(a)Janssen shall have the sole right and authority, at its sole cost and expense (other than with respect to the PTG-200 Phase 2A Activities, PN-232 Phase 1A Activities and PN-235 Phase 1A Activities), to Develop Licensed Compounds and Licensed Products in the Field in the Territory.

(b)During the Development Term, Janssen shall use Commercially Reasonable Efforts to Develop (with the objective of obtaining Marketing Approval for) one (1) or more Licensed Product(s) (whether it is the PTG-200 Product, a 2nd Generation Product containing PN-232, a 2nd Generation Product containing PN-235, or any other 2nd Generation Product) for a total of [ * ] Indications in each of the Major Market Countries.  For clarity, this obligation would be satisfied by Janssen using Commercially Reasonable Efforts to [ * ].

(c)During the License Term, Janssen shall use Commercially Reasonable Efforts to Develop and obtain Marketing Approval for one (1) Licensed Product (which may be the PTG-200 Product, a 2nd Generation Product containing PN-232, a 2nd Generation Product containing PN-235, or any other 2nd Generation Product) for [ * ] of the following Indications in each of the Major Market Countries: CD, UC, Psoriasis, Psoriatic Arthritis or any other Indication having commercial potential similar to any of the foregoing Indications.

(d) Notwithstanding the foregoing, for purposes of determining Janssen’s satisfaction of its obligation to use Commercially Reasonable Efforts under this Section 5.3.1, payments due under this Agreement arising from a 2nd Generation

Compound solely invented by Janssen will be assumed to be equivalent to payments that would have been due under this Agreement had such 2nd Generation Compound been solely invented by Protagonist or jointly invented by Protagonist and Janssen.

(e)Janssen shall conduct all Development of Licensed Compounds and Licensed Products in accordance with the terms and conditions of this Agreement, in good scientific manner and in compliance with Applicable Law including, as applicable, those relating to GLP, GCP, pharmacovigilance and safety reporting, and requirements for the protection of human subjects.

5.3.2.Reports.  Janssen shall provide Protagonist, through the JSC, with an update (in the form of a report or presentation at a meeting of the JSC) of its progress and high-level summaries of its plans with respect to the Development of Licensed Compounds and Licensed Products in the Field in the Territory until the receipt of Marketing Approval for a Licensed Product one of the Indications listed in Section 5.3.1(c) in each of the Major Market Countries.  Upon request, Janssen shall provide Protagonist with a copy of all materials presented at such JSC meetings.

5.4.Regulatory. Janssen shall have the sole right and authority, at its sole cost and expense, to seek to obtain and maintain Regulatory Approvals for the Licensed Compounds and Licensed Products in the Field in the Territory and to conduct all related regulatory matters, including communications with any Regulatory Authorities relating to the Licensed Compounds and Licensed Products.  Upon Janssen’s reasonable request, Protagonist shall provide reasonable assistance as necessary for Janssen to file Drug Approval Applications and obtain and maintain Regulatory Approvals with respect to the Licensed Compounds and Licensed Products, up to [ * ].

5.5.Manufacturing.  Janssen shall have the sole right and authority, at its sole cost and expense, to Manufacture clinical and commercial supplies of Licensed Compounds and Licensed Products.  Janssen will conduct such Manufacturing activities in accordance with the terms and conditions of this Agreement and in compliance with Applicable Law, including those relating to GMP.

5.6.Commercialization.

5.6.1.Responsibility; Diligence.  Subject to Section 5.6.2, Janssen shall have the sole right and authority, at its sole cost and expense, to Commercialize the Licensed Compounds and Licensed Products in the Field in the Territory.  Janssen shall use Commercially Reasonable Efforts to Commercialize each Licensed Product, whether it is the Initial Product or a 2nd Generation Product, in each of the Major Market Countries following receipt of Marketing Approval of such Licensed Product in the applicable country.  Janssen shall conduct all such Commercialization in accordance with the terms and conditions of this Agreement and in compliance with Applicable Law.

5.6.2.Protagonist Co-Detailing Option.

(a)Definitions.

(1)“Detail” means one (1) Primary Call or two (2) Secondary Calls. E-details, sample drops (if applicable) and reminder details shall not constitute a Detail. With regard to presentations made at conventions or similar gatherings, Details shall include that number of Details represented by the members of the target audience in attendance. For the avoidance of doubt, Details may occur in group situations if the definition of a Detail is met.

(2)“IBD Indication” means any chronic intestinal disease that is characterized by inflammation of the bowel, including, without limitation, UC and CD.

(3)“Primary Call” means a one-on-one in-person contact in which a sales representative makes a presentation, including selling message and features and benefits of a pharmaceutical or biologic product to a healthcare professional having prescribing authority within the target audience, during which contact such product is [ * ].

(4)“Restricted Change of Control” means, with respect to Protagonist, a Change of Control in which the Acquirer: (A) has, as of the time of such Change of Control a field sales force in the United States that promotes any pharmaceutical product for any IBD Indication, (B) has entered into or become the subject of a corporate integrity agreement, settlement or order with or of the Office of Inspector General, U.S. Department of Health and Human Services, or another Governmental Authority, relating to marketing or commercialization of pharmaceutical products, (C) is the subject of a bona fide investigation or proceeding with the Office of Inspector General, U.S. Department of Health and Human Services, or another Governmental Authority, with respect to the marketing or commercialization of pharmaceutical products or (D) is engaged in significant litigation or other significant legal dispute with Janssen or any of its Affiliates, as evidenced by written correspondence outlining the issues in such dispute, ongoing alternative dispute resolution proceedings or an active court case.

(5)“Secondary Call” means a one-on-one in-person contact in which a sales representative makes a presentation, including selling message and features and benefits of a pharmaceutical or biologic product to a healthcare professional having prescribing authority within the target audience, in which such product is [ * ].

(b)Co-Detailing Option.  Janssen hereby grants Protagonist an option to provide, at Protagonist’s election, up to thirty percent (30%) of the Details for up to two (2) Licensed Products (other than Combination Products) in the U.S. for all approved IBD Indications, as further described in this Section 5.6.2 (the “Co-Detailing Option”).  Protagonist shall have the right to exercise the Co-Detailing Option independently with respect to the Initial Product and each 2nd Generation Product that Janssen Commercializes, but for no more than two (2) Licensed

Products total.  Notwithstanding the foregoing, (i) if Protagonist does not exercise the Co-Detailing Option with respect to the first Initial Product for which Janssen delivers top-line results in accordance with Section 5.6.2(c), then the Co-Detailing Option shall not apply to any future Initial Products and this Section 5.6.2 shall become null and void with respect to the Initial Products, and (ii) if Protagonist does not exercise the Co-Detailing Option with respect to a particular 2nd Generation Product for which Janssen delivers top-line results in accordance with Section 5.6.2(c), then the Co-Detailing Option shall no longer apply to such 2nd Generation Product and this Section 5.6.2 shall become null and void with respect to such 2nd Generation Product.  If Protagonist exercises the Co-Detailing Option with respect to two (2) Licensed Products, Protagonist shall not have the right to provide more than thirty percent (30%) of the aggregate number of Details for all such Licensed Products for all approved IBD Indications, nor more than thirty percent (30%) of the Details for any such Licensed Product for all approved IBD Indications.  Notwithstanding the foregoing, Janssen shall have the right, upon [ * ] written notice where such Co-Detailing Option has not as of such time been exercised, or upon [ * ] written notice where such option has as of such time been exercised by Protagonist, to terminate the Co-Detailing Option and Protagonist’s rights under this Section 5.6.2 in the event of the occurrence of a Restricted Change of Control of Protagonist or an assignment of this Agreement in its entirety by Protagonist (other than an assignment to an Affiliate of Protagonist), unless Janssen otherwise consents, which consent may be withheld in Janssen’s sole discretion.

(c)Exercise of Option. Protagonist may, in its sole discretion, exercise the Co-Detailing Option with respect to a Licensed Product by delivering written notice thereof to Janssen (the “Co-Detailing Option Exercise Notice”) within [ * ] after receipt of written notice from Janssen that the top-line results of the second Phase 3 Clinical Trial of such Licensed Product for the initial IBD Indication for which such event occurs have become available to Janssen if two Phase 3 Clinical Trials of such Licensed Product are conducted for the initial IBD Indication, and within [ * ] after receipt of written notice from Janssen that the top-line results of the first Phase 3 Clinical Trial of such Licensed Product for the initial IBD Indication have become available to Janssen if following the conduct of the first Phase 3 Clinical Trial Janssen determines in its reasonable discretion that a second Phase 3 Clinical Trial for the initial IBD Indication is not necessary to proceed with filing of a Drug Approval Application for such Licensed Product for the initial IBD Indication.  Janssen shall provide such results to Protagonist promptly following the occurrence thereof, provided that Janssen shall have no obligation to provide such results (and Protagonist shall have no right to exercise the Co-Detailing Option) for any Licensed Product after Protagonist has exercised the Co-Detailing Option with respect to [ * ] Licensed Products.

(d)Co-Detailing Plan.   If Protagonist provides a Co-Detailing Option Exercise Notice with respect to a Licensed Product, Janssen shall prepare and provide to Protagonist for its review and comment Janssen’s initial written plan for the Detailing of and allocation of calls for such Licensed Product for all approved IBD

Indications in the U.S. (the “Initial Co-Detailing Plan”) in the ordinary course of its U.S. Commercialization planning process.  The Parties shall discuss, and Janssen shall consider in good faith Protagonist’s comments on, the Initial Co-Detailing Plan before Janssen finalizes such plan.  For clarity, this Section 5.6.2(d) does not limit or modify Janssen’s sole authority to Commercialize such Licensed Product pursuant to Section 5.6.1.

(e)Terms of Co-Detailing. Promptly following Janssen’s receipt of the Co-Detailing Option Exercise Notice for the first Licensed Product, the Parties shall negotiate in good faith to enter into a separate co-detailing agreement with respect to the co-detailing of such Licensed Product (and any additional Licensed Product for which Protagonist exercises the Co-Detailing Option) in the U.S. for the approved IBD Indications on commercially reasonable terms (the “Co-Detailing Agreement”), which would provide for a working group or other administrative body to be established by the Parties to serve solely as an information-sharing body with respect to each Party’s detailing activities, and not as an oversight or decision-making body. In addition to such usual and customary terms that are typically found within contract sales force agreements, the Co-Detailing Agreement shall include the terms set forth below in this Section 5.6.2(e).

(1)Protagonist would contribute a mutually agreed percentage of Janssen’s planned Details for each such Licensed Product in the U.S. for all approved IBD Indications for each Calendar Year (provided that such percentage shall not be less than [ * ] percent ([ * ]%) and shall not exceed thirty percent (30%) without Protagonist’s written consent), as set forth in Janssen’s call plan for such Calendar Year.  Protagonist would employ a number of sales representatives sufficient to provide the agreed percentage of Details for each such Licensed Product in the U.S. for each Calendar Year.

(2)Following consultation through the working group or other administrative body established under the Co-Detailing Agreement, Janssen would have the right to allocate the planned Details for each such Licensed Product in the U.S. for all approved IBD Indications for each Calendar Year between the Parties in a manner consistent with the allocation described in clause (1) of this Section 5.6.2(e), provided that, unless the Parties agree otherwise, Protagonist would be allocated Details to healthcare professionals [ * ] for such Licensed Product in the U.S. for all approved IBD Indications. The Parties would coordinate their detailing activities for such Licensed Products in the U.S. for all approved IBD Indications in accordance with mutually agreed procedures.

(3)Janssen would reimburse Protagonist for the Details of each such Licensed Product in the U.S. performed by Protagonist at a mutually agreed cost per primary detailing equivalent, which shall be agreed between the Parties acting reasonably and in good faith and [ * ].

(4)All Protagonist sales representatives who would Detail any Licensed Product in the U.S. would be required to [ * ] such Licensed Product in the U.S.

(5)Protagonist would compensate its sales representatives who detail each such Licensed Product in the U.S. using a sales compensation structure [ * ] such Licensed Product in the U.S.

(6)Each sales representative who details any Licensed Product in the U.S. on behalf of Protagonist would be required to [ * ].

(7)Protagonist’s sales representatives performing Details of a Licensed Product in the U.S. would be required to comply with Applicable Law and all of Janssen’s reasonable instructions, quality standards, policies and guidelines which relate to the Commercialization of such Licensed Product for each approved IBD Indication and of which Protagonist has been given sufficient written notice.  Protagonist would establish a compliance program and appoint a compliance officer to ensure that Protagonist’s detailing of such Licensed Product is in compliance with Applicable Law and such Janssen instructions, quality standards, policies and guidelines. Janssen would have the right to audit Protagonist’s records regarding performance under the Co-Detailing Agreement, solely for the purpose of determining Protagonist’s compliance with the Co-Detailing Agreement.

(8)Janssen would have the right to terminate the Co-Detailing Agreement immediately by written notice if (i) Protagonist fails to contribute at least [ * ]  percent ([ * ]%) of the Details for such Licensed Products in the U.S. for a Calendar Quarter that Protagonist is obligated to provide under the Co-Detailing Agreement and fails to remedy such shortfall within [ * ] after receiving written notice of such shortfall from Janssen or (ii) Protagonist materially breaches the Co-Detailing Agreement and fails to cure such breach within [ * ] after receiving written notice of such breach from Janssen. The Co-Detailing Agreement would be subordinate to and coterminous with this Agreement.

(9)The Co-Detailing Agreement would not be assignable by Protagonist without the consent of Janssen, which consent shall not be unreasonably withheld, conditioned, or delayed with respect to assignment to an Affiliate of Protagonist.  The Co-Detailing Agreement would terminate in the event of the occurrence of a Restricted Change of Control of Protagonist if Janssen terminates Protagonist’s rights as set forth in Section 5.6.2(b).

(10)Protagonist would have the right to terminate its obligations under the Co-Detailing Agreement on a Licensed Product-by-Licensed Product basis upon [ * ] prior written notice (or sooner, at Janssen’s election).

Article 6

LICENSE GRANTS

6.1.License Grants to Janssen.

6.1.1.Subject to the terms and conditions of this Agreement, Protagonist hereby grants, on behalf of itself and its Affiliates, to Janssen an exclusive (even as to Protagonist, except as provided in Section 6.2), sublicensable (solely as provided in Section 6.3.1 and 6.3.2), royalty-bearing license under the Protagonist Intellectual Property to Develop, make, have made, use, have used, sell, have sold, offer for sale, have offered for sale, import, have imported, and otherwise exploit, Manufacture and Commercialize Licensed Compounds and Licensed Products in the Field in the Territory.

6.1.2.Subject to the terms and conditions of this Agreement, Protagonist hereby grants, on behalf of itself and its Affiliates, to Janssen an exclusive (even as to Protagonist, except as provided in Section 6.2), sublicensable (solely as provided in Section 6.3.3), royalty-bearing license under the Protagonist Intellectual Property (other than Protagonist’s peptide library) to conduct the Janssen Independent Research Activities during the Janssen Independent Research Term.

6.1.3.Prior to the start of the License Term, neither Party shall conduct any Development, Manufacture or Commercialization of the Licensed Compounds or Licensed Products except (a) pursuant to the PTG-200 Clinical Development Plan, the 2nd Generation Clinical Development Plan or as otherwise permitted under Article 3, (b) completion of the ongoing Research Activities in accordance with Section 4.2 and (c) the Janssen Independent Research Activities conducted by Janssen in accordance with Section 4.3.

6.1.4.Each Party hereby grants, on behalf of itself and its Affiliates, to the other Party a non-exclusive, perpetual, irrevocable, world-wide, royalty-free license to use internally for its or its Affiliates’ ordinary course of business during or after the Term any Confidential Information or Know-How disclosed to it by the other Party solely to the extent such Confidential Information or Know-How has been retained in intangible form in the unaided memory of such Party’s employees who have had access thereto pursuant to the terms of this Agreement; provided that (a) such Party and its Affiliates shall not disclose any Confidential Information in violation of this Agreement; and (b) such employees did not intentionally memorize such Confidential Information or Know-How.

6.2.Protagonist Retained Rights.

6.2.1.Notwithstanding the rights granted to Janssen in Section 6.1, Protagonist hereby expressly retains the right to practice the Protagonist Intellectual Property in the Field in the Territory solely as necessary to exercise its rights and perform its obligations under this Agreement.

6.2.2.Protagonist hereby expressly retains all rights under the Protagonist Intellectual Property other than the rights under the Protagonist Intellectual Property granted to Janssen pursuant to Section 6.1 or elsewhere in this Agreement, including, without limitation, the right to research, develop, make and have made, and commercialize Retained Compounds under the Retained Patent Rights.

6.2.3.Notwithstanding Section 6.2.2, Protagonist’s right to further research, develop, make and have made, and commercialize any Retained Compound shall not include the right to research, develop, make and have made, or commercialize such Retained Compound based upon its utility as a therapeutic agent that modulates the IL23 receptor.

6.3.Sublicensing.

6.3.1.Development Term Sublicensing.  Prior to the start of the License Term, except as set forth in Section 3.5.2, Janssen may not sublicense to any Third Party any of the rights granted to it by Protagonist under Section 6.1.1 without the prior written consent of Protagonist, which consent shall not be unreasonably withheld or delayed by Protagonist. Janssen may grant sublicenses to one or more Affiliates without the consent of Protagonist.

6.3.2.License Term Sublicensing.  During the License Term, Janssen may grant and authorize sublicenses of any of the rights granted to it by Protagonist under Section 6.1.1 without the consent of Protagonist to one or more of its Affiliates or to one or more Third Parties through multiple tiers.  Each sublicense shall be pursuant to a written agreement that is subject to and consistent with the terms and conditions of this Agreement.  Janssen shall remain directly responsible and fully liable to Protagonist for the performance of each sublicensee in accordance with this Agreement.  Janssen shall provide to Protagonist a copy of each sublicense agreement that grants to any Third Party rights to Develop and/or Commercialize a Licensed Compound or Licensed Product, within [ * ] following the execution thereof, provided that Janssen shall be permitted to redact commercially sensitive terms to the extent such terms are not necessary for Protagonist to confirm its rights hereunder.  Notwithstanding the foregoing, Janssen shall not be obligated to provide to Protagonist any sublicense agreement that is solely for the performance of services on behalf of Janssen, its Affiliates or its sublicensees, provided that such service provider does not obtain under such agreement any rights to Develop or Commercialize any Licensed Compound or Licensed Product for its own account.

6.3.3.Janssen Independent Research Term Sublicensing. During the Janssen Independent Research Term, Janssen may not sublicense to any Third Party any of the rights granted to it by Protagonist under Section 6.1.2 without the prior written consent of Protagonist, which consent shall not be unreasonably withheld or delayed by Protagonist; provided, however, that Janssen may grant and authorize sublicenses of any of the rights granted to it by Protagonist under Section 6.1.2 without the consent of Protagonist to one or more Third Parties for the sole purpose of performing research on behalf of or in collaboration with Janssen or its Affiliates (which, for clarity, shall not include any Third Party that obtains any right to Develop or Commercialize any 2nd Generation Compound or product containing a 2nd Generation Compound for its own account).  Each sublicense shall be pursuant to a written agreement that is subject to and consistent with the terms and conditions of this Agreement.  Janssen shall remain directly responsible and fully liable to Protagonist for the performance of each sublicensee in accordance with this Agreement.

6.4.License Grant to Protagonist.  Subject to the terms and conditions of this Agreement, Janssen, on behalf of itself and its Affiliates, hereby grants to Protagonist a limited-term, non-exclusive license under the Janssen Collaboration Know-How and Janssen Collaboration Patent Rights solely as necessary to perform its obligations under this Agreement.

6.5.No Conflicting Licenses.  During the Term, neither Protagonist nor any of its Affiliates shall grant any right with respect to any Licensed Compound or Licensed Product to any Third Party that would impair or conflict in any way with any of the rights granted to Janssen under this Article 6 or any other provision of this Agreement.

6.6.No Implied Licenses.  Neither Party grants to the other Party any rights or licenses in or to any intellectual property, whether by implication, estoppel, or otherwise, other than the rights and licenses that are expressly granted under this Agreement.

6.7.Exclusivity.

6.7.1.Prior to the Restatement Effective Date, Protagonist was subject to Section 6.7 of the Existing Agreement.  From the Restatement Effective Date until the end of the Exclusivity Period, neither Protagonist nor any of its Affiliates shall (a) Develop (including research), Manufacture, make, have made, use, have used, Commercialize, import, have imported, sell, have sold, offer for sale or have offered for sale any Competing Product for any Indication; or (b) collaborate with, license, enable or otherwise authorize or grant any rights to any Third Party to do any of the activities described in clause (a), or enter into any agreement, amendment to an existing agreement or option to do any of the activities described in clause (a), except in any case (clause (a) or (b)) to the extent necessary to perform Protagonist’s obligations under this Agreement. The restrictions set forth in this Section 6.7 shall not apply to an Acquirer of Protagonist, provided that such Acquirer Segregates any activities that would otherwise be prohibited by this Section 6.7.

6.7.2.For purposes of this Section 6.7:

(a)“Competing Product” means any product comprising a peptide or small molecule that (i) has an IC50 value of less than or equal to [ * ] nanomolar (nM), as determined in [ * ]; or (ii) has an affinity (Kd) for IL23R less than or equal to [ * ] nM, as determined by [ * ], and, in each of case (i) and (ii), is Directed to IL23R.

(b)“Exclusivity Period” means the period commencing on the Original Effective Date and terminating on the date of Initiation of the first Phase 3 Clinical Trial (including Initiation of the Phase 3 portion of a Phase 2/3 Clinical Trial) of the first Licensed Product.

(c)“Directed to IL23R” means, with respect to a product:

(1)Protagonist or its Affiliates Develop (including research) or Commercialize such product based on its antagonist activity against IL23R; or

(2)Protagonist or its Affiliates test such product to assess its activity against IL23R, where such testing is not required by Applicable Law or requested by a Regulatory Authority.

(d)“Segregate” means, with respect to an activity, to use reasonable, good faith efforts to segregate such activity from the Development, Manufacturing and Commercialization of Licensed Compounds and Licensed Products under this Agreement, including using such efforts to ensure that: (i) no personnel involved in performing such activity on behalf of the Acquirer have access to non-public plans or information relating to the Development, Manufacturing and Commercialization of Licensed Compounds and Licensed Products under this Agreement; and (ii) no personnel involved in performing the Development, Manufacturing and Commercialization of Licensed Compounds and Licensed Products under this Agreement have access to non-public plans or information relating to such activity of the Acquirer.

Article 7

FINANCIAL TERMS

7.1.Upfront Payment.   The Parties acknowledge and agree that, prior to the Restatement Effective Date, Janssen paid to Protagonist Fifty Million Dollars ($50,000,000) as a one-time, non-refundable, non-creditable upfront payment in partial consideration of the license and rights granted by Protagonist to Janssen under this Agreement and Twenty Five Million Dollars ($25,000,000) as a one-time, non-refundable, non-creditable payment.

7.2.Cost Sharing and Reimbursement.

7.2.1.Phase 1 Costs.

(a)PN-232 Phase 1 Costs. Subject to Section 7.2.1(b), Protagonist shall be responsible for one hundred percent (100%) of the Phase 1 Development Costs for the PN-232 Phase 1A Activities incurred (including costs incurred prior to the Restatement Effective Date but excluding costs of any accelerated or non-standard analyses requested by Janssen, one hundred percent (100%) of which shall be borne by Janssen), up to a cumulative maximum of Ten Million Dollars ($10,000,000), after which Janssen shall bear one hundred percent (100%) of such costs for such activities.

(b)PN-232 Budget Amendments.  If Janssen amends the 2nd Generation Clinical Development Plan after the Restatement Effective Date and, as a result of such amendment, the aggregate cost of the PN-232 Phase 1A Activities exceeds [ * ] percent ([ * ]%) of the aggregate cost of the PN-232 Phase 1A Activities  set forth in the 2nd Generation Development Budget as in effect on the Restatement Effective Date (excluding costs of any accelerated or non-standard analyses requested by Janssen), Janssen shall be responsible for one hundred percent (100%) of such excess costs.

(c)PN-235 Phase 1 Costs prior to Calendar Year 2021.   Janssen shall be responsible for fifty percent (50%) and Protagonist shall be responsible for fifty percent (50%) of the Phase 1 Development Costs for the PN-235 Phase 1A Activities incurred prior to the first day of Calendar Year 2021.

(d)PN-235 Phase 1 Costs during and after Calendar Year 2021. Janssen shall be responsible for one hundred percent (100%) of the Phase 1 Development Costs for the PN-235 Phase 1A Activities incurred on or after the first day of Calendar Year 2021.

(e)Specified Phase 1 Percentage.  With respect to a Party and a type of costs, the percentage set forth in Section 7.2.1(a), Section 7.2.1(c) or Section 7.2.1(d) is referred to as its “Specified Phase 1 Percentage” for such costs.

7.2.2.PTG-200 Phase 2A Costs. Protagonist shall be responsible for twenty percent (20%) and Janssen shall be responsible for eighty percent (80%) of the Phase 2 Development Costs for the PTG-200 Phase 2A Activities (including such costs incurred prior to the Restatement Effective Date) (with respect to a Party, such percentage is referred to as its “Specified Phase 2 Percentage”).  Notwithstanding the foregoing, Protagonist’s cumulative responsibility under this Section 7.2.2(a) shall not exceed (i) Twenty Million Dollars ($20,000,000) or (ii) its Specified Phase 2 Percentage of [ * ] percent ([ * ]%) of the aggregate cost of the PTG-200 Phase 2A Activities set forth in the PTG-200 Development Budget as in effect on the Restatement Effective Date, whichever is less.

7.2.3.Other Development Costs.  Janssen shall bear all Phase 1 Development Costs and Phase 2 Development Costs other than those described in Section 7.2.1 and Section 7.2.2 as being the responsibility of Protagonist.  In addition, Janssen shall be responsible for one hundred percent (100%) of the CMC Development Costs for any Phase 3 Clinical Trial(s) incurred by either Party or any of their Affiliates and all other costs of Development of the Initial Compound, Initial Product, 2nd Generation Compounds and 2nd Generation Products other than as set forth in Sections 4.2.5, 7.2.1 and 7.2.2.  For clarity, the costs for which Janssen is responsible pursuant to this Section 7.2.3 include costs incurred prior to the Restatement Date.

7.2.4.Reporting.  Within [ * ] after the end of each Calendar Quarter during which either Party incurs any Phase 1 Development Costs or Phase 2 Development Costs (collectively, “Development Costs”) for which the other Party is responsible pursuant to Section 7.2.1, 7.2.2 or 7.2.3, each Party will provide a written report to the other Party setting forth in reasonable detail such Development Costs incurred by it and its Affiliates during such Calendar Quarter.

7.2.5.Pre-Restatement Effective Date Reconciliation.  Schedule 7.2.5 describes all Development Costs (including costs for Collaboration CMC Activities (as defined in the Existing Agreement)) that were invoiced prior to the Restatement Effective Date that have not yet been paid.  In connection with the first reconciliation under Section 7.2.6(a) that occurs after the Restatement Effective Date, the Parties’ finance teams will determine how such costs will be allocated between the Parties under the amended cost-sharing rules set forth in this Section 7.2.  Section 7.2.6(b) of the Existing Agreement will continue to apply to Development Costs for Collaboration CMC Activities (as defined in the Existing Agreement) incurred before the relevant dates under the amended cost-sharing rules set forth above.

7.2.6.Post-Restatement Effective Date Reconciliation.

(a)Quarterly Reconciliation.  If a Party (a) incurs more than its Specified Percentage of Development Costs for a Calendar Quarter, or, with respect to Protagonist, if its Specified Percentage exceeds the caps set forth in Section 7.2.1 or 7.2.2, or (b) incurs Development Costs for which the other Party is responsible pursuant to Section 7.2.1, 7.2.2 or 7.2.3 in such Calendar Quarter, such Party shall be able to reconcile so that it only bears the Development Costs for which it is responsible.  Each Party shall, within [ * ] after delivery of the reports for such Calendar Quarter, invoice the other Party for an amount sufficient to reconcile its incurred costs to only such Development Costs for which it is responsible.  Such invoices shall be sent by the Parties only after all expenses incurred by each Party in such Calendar Quarter have been agreed by the Parties and, if undisputed, shall be payable (i) within [ * ] after receipt or, (ii) if disputed by the Party receiving such invoice, within [ * ] after resolution of such dispute and, if such dispute is resolved against the invoicing Party, receipt of a correct invoice.  “Specified Percentage” means the Specified Phase 1 Percentage or the Specified Phase 2 Percentage, as applicable.

(b)Excess Development Costs.  Notwithstanding Section 7.2.6(a), in the event a Party performing Phase 1A Activities or PTG-200 Phase 2A Activities for which it is responsible under the applicable Development Plan incurs more than [ * ] percent ([ * ]%) of aggregate Development Costs budgeted for such activities in the applicable Development Budget (the amount more than [ * ]%, “Excess Development Costs”), the other Party shall not be obligated to bear its Specified Percentage of such Excess Development Costs, except: (x) if the Parties approve such Excess Development Costs (either before or after they are incurred); or (y) to the extent such Excess Development Costs are attributable to (i) a change in Applicable Law, (ii) a force majeure event, (iii) variation in actual patient enrollment from projected patient enrollment, (iv) a change to a Clinical Trial protocol required or requested by any Regulatory Authority, or (v) unanticipated increases in the cost of raw materials.

7.2.7.Disputes.  If any disputes with respect to the amounts set forth in a report or invoice delivered under this Section 7.2 are not resolved by the Parties within [ * ] after such dispute is first raised, the Parties shall mutually select and engage an independent Third Party accounting firm that has no auditing or other financial relationship with either Party or any of its Affiliates to resolve such matter.  Such accounting firm shall, as soon as reasonably practicable after such firm is engaged, deliver a report to each Party with its analysis and determination of such matter.  Such determination shall be final and binding on the Parties.  The costs of such firm’s services shall be shared equally by the Parties.

7.2.8.Audits.  The audit rights set forth in Section 7.7 shall apply to any payment made pursuant to this Section 7.2.

7.2.9.No Double Charges.  Neither Party will double charge the other Party for any Phase 1 FTE Costs, Phase 2 FTE Costs or other costs or expenses subject to reimbursement under this Section 7.2.

7.3.Development and Approval Milestones.

7.3.1.Development and Approval Milestone Events.  Janssen will notify Protagonist in writing within [ * ] after the first achievement by Janssen or any of its Affiliates or sublicensees of any of the milestone events set forth in the table below (each, a “Milestone Event”).  In consideration of the rights and licenses granted to Janssen hereunder, Janssen shall pay to Protagonist the applicable milestone payment set forth in the table below (each, a “Milestone Payment”) within [ * ] after receipt of an invoice from Protagonist with respect to achievement of each Milestone Event that occurs prior to or on the date of database lock for the PTG-200 Phase 2A Clinical Trial and [ * ] after receipt of an invoice from Protagonist with respect to achievement of each Milestone Event that occurs after such date.

Milestone Event	Milestone Payment for Initial Product	Milestone Payment for 2nd Generation Product
A. [Intentionally omitted]	[Intentionally omitted]	[Intentionally omitted]
B. Completion of first Phase 1 Clinical Trial of a 2nd Generation Product (i.e., database lock)	N/A	US$7,500,000
B-1. Dosing of 3rd patient in first Phase 2B Clinical Trial of the Initial Product for CD	US$50,000,000	N/A
C. Dosing of 3rd patient in first Phase 2 Clinical Trial of a 2nd Generation Product for any Indication	N/A	US$25,000,000
C-1. [ * ]	US$[ * ]
D. Phase 3 Clinical Trial of a Licensed Product for any Indication Meets primary clinical endpoint	US$100,000,000	US$115,000,000
E. [ * ]	US$[ * ]	US$[ * ]
F. [ * ]	US$[ * ]	US$[ * ]
G. [ * ]	US$[ * ]	US$[ * ]
H. [ * ]	US$[ * ]	US$[ * ]
I. [ * ]	US$[ * ]	US$[ * ]
J. [ * ]	US$[ * ]	US$[ * ]

K. Dosing of 3rd patient in first Phase 2 Clinical Trial of a Licensed Product for a Second Indication	US$10,000,000	US$10,000,000
L. [ * ]	US$[ * ]	US$[ * ]
M. [ * ]	US$[ * ]	US$[ * ]
N. [ * ]	US$[ * ]	US$[ * ]

7.3.2.Milestone Rules.

(a) Each Milestone Payment shall be payable only once, even if the corresponding Milestone Event occurs more than once or with respect to more than one Licensed Product of the applicable type (i.e., if a Milestone Event occurs with respect to more than one Initial Product or a Milestone Event occurs with respect to more than one 2nd Generation Product). Each Milestone Payment shall be non-refundable and non-creditable.

(b)The Milestone Payment for Milestone Event C-1 shall be payable one time only, upon the first occurrence of Milestone Event C-1 with respect to the Initial Product or any 2nd Generation Product.  For example, if Milestone Event C-1 occurs for the Initial Product before the dosing of the 3rd patient in a Phase 3 Clinical Trial of a 2nd Generation Product for any Indication, then (x) the Milestone Payment for Milestone Event C-1 will be payable for occurrence of Milestone Event C-1 for the Initial Product, and (y) dosing of the 3rd patient in a Phase 3 Clinical Trial of a 2nd Generation Product will not cause any obligation to pay the Milestone Payment for Milestone Event C-1 a second time.

(c)For purposes of Milestone Event D, a Phase 3 Clinical Trial of a Licensed Product for an Indication will be deemed to meet its primary clinical endpoint on the first date when all of the following have occurred:

(1)The statistical analysis of the data from such trial is complete;

(2)The top-line results from such trial have become available to Janssen; and

(3)The top-line results demonstrate that the primary clinical endpoint (as described in the protocol for such trial) is formally statistically significant, where “statistically significant” is defined as achieving a pre-specified level of significance value using the procedure defined in the protocol and statistical analysis plan for such trial.

7.3.3.[ * ].

7.3.4.Definition of Second Indication.  A “Second Indication” means:

(1)[ * ].

(b)with respect to a 2nd Generation Product,

(1)[ * ]

(2)as used in Milestone Event J, an Indication other than the Indication with respect to which Milestone Event F occurred for a 2nd Generation Product [ * ];

(3)as used in Milestone Event K, an Indication other than the Indication with respect to which Milestone Event C occurred for a 2nd Generation Product; and

(4)as used in Milestone Event L, either: (x) if Milestone Event C-1 occurs for a 2nd Generation Product before the dosing of the 3rd patient in a Phase 3 Clinical Trial of the Initial Product, an Indication other than the Indication with respect to which Milestone Event C-1 occurred or (y) if Milestone Event C-1 occurs for the Initial Product before the dosing of the 3rd patient in a Phase 3 Clinical Trial of a 2nd Generation Product, an Indication with respect to which Milestone Event C-1 occurred.

7.3.5.[ * ].

7.3.6.Skipped Milestones.  With respect to the Milestone Events set forth in the table above in Section 7.3.1 and subject to Section 7.3.2, if for any reason:

(a)Milestone Event B does not occur for a 2nd Generation Product before the occurrence of Milestone Event C for a 2nd Generation Product, then Milestone Event B shall be deemed to occur for a 2nd Generation Product concurrently with the occurrence of Milestone Event C;

(b)Milestone Event C does not occur for a 2nd Generation Product before the occurrence of Milestone Event C-1 for a 2nd Generation Product, then Milestone Event C shall be deemed to occur for a 2nd Generation Product concurrently with the occurrence of Milestone Event C-1 for a 2nd Generation Product;

(c)Milestone Event C does not occur for a 2nd Generation Product before the occurrence of Milestone Event D for a 2nd Generation Product, then Milestone Event C shall be deemed to occur for a 2nd Generation Product concurrently with the occurrence of Milestone Event D;

(d)[ * ];

(e)Milestone Event K for the Initial Product or a 2nd Generation Product, respectively, does not occur before the occurrence of Milestone Event L for the Initial Product or a 2nd Generation Product, respectively, then Milestone Event K shall be deemed to occur for the applicable product concurrently with the occurrence of Milestone Event L for the applicable product; and

(f)[ * ].

7.4.Sales Milestones.  Janssen will notify Protagonist in the applicable royalty report delivered pursuant to Section 7.5.4 the first time the aggregate Net Sales of Initial Products or the first time the aggregate Net Sales of 2nd Generation Products in any Calendar Year by Janssen, its Affiliates and its sublicensees in the Territory exceed the amounts set forth in the following table (each, a “Sales Milestone Event”).  In partial consideration of the rights and licenses granted to Janssen hereunder, Janssen shall pay to Protagonist the applicable milestone payment set forth in the table below (each, a “Sales Milestone Payment”) within [ * ] after receipt of an invoice from Protagonist with respect to achievement of each Sales Milestone Event.  Each Milestone Payment shall be non-refundable and non-creditable.

Annual Aggregate Net Sales in the Territory Milestone Event	Milestone Payment
Upon the first occasion that annual aggregate Net Sales of Initial Products in the Territory in a Calendar Year exceed US$[ * ]	US$	[ * ]
Upon the first occasion that annual aggregate Net Sales of 2nd Generation Products in the Territory in a Calendar Year exceed US$[ * ]	US$	[ * ]
Upon the first occasion that annual aggregate Net Sales of Initial Products in the Territory in a Calendar Year exceed US$[ * ]	US$	[ * ]
Upon the first occasion that annual aggregate Net Sales of 2nd Generation Products in the Territory in a Calendar Year exceed US$[ * ]	US$	[ * ]
Upon the first occasion that annual aggregate Net Sales of Initial Products in the Territory in a Calendar Year exceed US$[ * ]	US$	[ * ]
Upon the first occasion that annual aggregate Net Sales of 2nd Generation Products in the Territory in a Calendar Year exceed US$[ * ]	US$	[ * ]
Upon the first occasion that annual aggregate Net Sales of Initial Products in the Territory in a Calendar Year exceed US$[ * ]	US$	[ * ]
Upon the first occasion that annual aggregate Net Sales of 2nd Generation Products in the Territory in a Calendar Year exceed US$[ * ]	US$	[ * ]

7.5.Royalties.

7.5.1.Royalty Rates.  In partial consideration of the licenses and rights granted by Protagonist to Janssen under this Agreement, Janssen shall pay to Protagonist royalties on the aggregate Net Sales of each Licensed Product by Janssen, its Affiliates and sublicensees in each country in the Territory during each Calendar Year of the Royalty Term for such Licensed Product in such country at the rates set forth in the table below.

Annual Aggregate Net Sales of such Licensed Product in the Territory	Royalty Rate

For that portion of annual Net Sales of such Licensed Product in the Territory in such Calendar Year less than [ * ] (US$[ * ])	[ * ]%
For that portion of annual Net Sales of such Licensed Product in the Territory in such Calendar Year greater than or equal to [ * ] (US$[ * ]) and less than [ * ] (US$[ * ])	[ * ]%
For that portion of annual Net Sales of such Licensed Product in the Territory in such Calendar Year greater than or equal to [ * ] (US$[ * ]) and less than [ * ] (US$[ * ])	[ * ]%
For that portion of annual Net Sales of such Licensed Product in the Territory in such Calendar Year greater than or equal to [ * ] (US$[ * ])	10%

By way of example, if annual Net Sales of a Licensed Product in the Territory during such Calendar Year were $[ * ], the royalties due with respect to such Licensed Product would equal the sum of (a) [ * ]% of $[ * ] (i.e., $[ * ]) and (b) [ * ]% of $[ * ] (i.e., $[ * ]), for a total of $[ * ].

7.5.2.Royalty Reductions.

(a)Janssen shall have the right to deduct, from the royalties due to Protagonist pursuant to Section 7.5.1 with respect to a Licensed Product during a Calendar Quarter, [ * ] percent ([ * ]%) of the aggregate payments made by Janssen or its Affiliate or sublicensee to such Third Party(ies) that are specifically made as consideration for a license under Third Party Blocking Intellectual Property Rights with respect to such Licensed Product during such Calendar Quarter, provided that if any agreement with such Third Party includes rights to additional intellectual property other than such intellectual property rights or covers products other than such Licensed Product, any such payment shall be equitably allocated by Janssen in good faith among all products and programs to which such agreement applies.  Janssen shall provide documentation of such allocation to Protagonist, and any dispute regarding such allocation shall be subject to resolution under Article 13.

(b)On a country-by-country and Licensed Product-by-Licensed Product basis, the royalties due to Protagonist pursuant to Section 7.5.1 shall be reduced during the Royalty Term for such Licensed Product in such country to [ * ] percent ([ * ]%) of the amount otherwise payable from and after the date that there is no Valid Claim of any Protagonist Patent Right that Covers the composition of matter of such Licensed Product in such country.  Such reduced royalty rate will be applied to the sales of the applicable Licensed Product beginning with the Calendar Quarter immediately following the Calendar Quarter during which such event first occurs and will remain in effect unless and until the event set forth in Section 7.5.2(c).

(c)If, after the date upon which there is no Valid Claim of any Protagonist Patent Right that Covers the composition of matter of a Licensed Product sold by Janssen (directly or through an Affiliate or Third Party sublicensee) in a particular country, one or more Generic Products is sold by a Third Party in such country, the royalty rates provided in Section 7.5.1 for such Licensed Product shall be reduced in such country by [ * ] percent ([ * ]%) for the remainder of the Royalty Term for such Licensed Product in such country.

(d)Notwithstanding the foregoing, in no event shall the total deductions under Sections 7.5.2(a), 7.5.2(b), and 7.5.2(c) reduce the royalties payable to Protagonist under Section 7.5.1 with respect to a given Licensed Product in a given country in any Calendar Quarter by more than [ * ] percent ([ * ]%); provided, however, that to the extent Janssen cannot deduct any amounts because of this Section 7.5.2(d), Janssen may deduct such amounts from royalties payable in future Calendar Quarters, subject to this Section 7.5.2(d).

7.5.3.Royalty Term Expiration.  Upon the expiration of the Royalty Term with respect to a Licensed Product in a country in the Territory, Protagonist hereby grants to Janssen a perpetual, irrevocable, non-exclusive, fully-paid and royalty-free right and license, with the right to grant sublicenses, under the Protagonist Intellectual Property to Develop, make, have made, use, have used, sell, have sold, offer for sale, have offered for sale, import, have imported, and otherwise exploit, Manufacture and Commercialize such Licensed Product in the Field in such country.  For clarity, after the Royalty Term expires with respect to a Licensed Product in a country, the calculation of annual Net Sales of such Licensed Product in the Territory shall exclude sales of such Licensed Product in such country.

7.5.4.Royalty Reports and Payments.  Commencing with the First Commercial Sale of a Licensed Product by Janssen or its Affiliates or sublicensees, (a) within [ * ] after the end of each Calendar Quarter, Janssen shall make preliminary written reports to Protagonist stating in each such report, by Licensed Product, the estimated aggregate Net Sales in U.S. Dollars of Licensed Products sold in the Territory during such Calendar Quarter by Janssen and its Affiliates and sublicensees, and (b) within [ * ] after the end of each Calendar Quarter Janssen shall make final written reports to Protagonist stating in each such report, by Licensed Product and by region (which regions shall be the U.S., Canada, Japan, the Major European Countries and all other countries in the Territory), the aggregate Net Sales in U.S. Dollars of Licensed Products sold during such Calendar Quarter by Janssen and its Affiliates and sublicensees.  The final report shall also show (a) the calculation of the royalty payments due to Protagonist on such Net Sales ([ * ]), (b) the amount of taxes, if any, withheld to comply with Applicable Laws, and (c) the exchange rates used in calculating the payments due Protagonist, which exchange rates shall comply with Section 7.6.2.  Simultaneously with the delivery of each such final report, Janssen shall pay to Protagonist the total royalties, if any, due to Protagonist for the period of such report.  If no royalties are due, Janssen shall so report.  All preliminary and final reports delivered by Janssen under this Section 7.5.4 shall be Confidential Information of Janssen.

7.5.5.Royalty Conditions.  All royalties due to Protagonist pursuant to Section 7.5.1 are subject to the following conditions:  (a) only one royalty shall be due with respect to the same unit of Licensed Product; (b) no royalties shall be due upon the sale or other transfer among Janssen or its Affiliates, but in such cases the royalty shall be due and calculated upon Janssen’s or its Affiliate’s Net Sales to the first independent Third Party, and distributors of Janssen selling Licensed Product that are not Affiliates of Janssen will not, for this purpose, be deemed to be sublicensees of Janssen and shall instead be considered as independent Third Parties; and (c) no royalties shall be due upon free samples, donations, patient assistance, test marketing programs or other similar programs or studies.

7.6.Payment Terms.

7.6.1.Payments.  All payments due under this Agreement shall be made in U.S. Dollars by wire transfer in immediately available funds to an account designated by the receiving Party or by other mutually acceptable means.

7.6.2.Currency Conversion.  The rate of exchange to be used in computing the amount of currency equivalent in U.S. Dollars of Net Sales invoiced in other currencies shall be [ * ].

7.6.3.Late Payments.  If a Party does not receive payment of any amount due to it under this Agreement on or before the due date, such payment shall bear interest at a rate per annum equal to [ * ] or the maximum rate allowable by Applicable Law, whichever is lower.

7.7.Records; Inspection.

7.7.1.Each Party shall keep (and cause its Affiliates, (sub)licensees and Third Party Subcontractors to keep) complete, true and accurate books of account and records for the purpose of determining the Development Costs shared or reimbursed by the Parties under Section 7.2 (the “Cost Records”); and Janssen shall keep (and cause its Affiliates, sublicensees and Third Party Subcontractors to keep) complete, true and accurate books of account and records for the purpose of determining royalties and Sales Milestone Payments payable by Janssen to Protagonist under Sections 7.4 and 7.5 (the “Royalty Records”).

7.7.2.Each Party shall retain its Cost Records and Royalty Records for at least [ * ] following the end of the Calendar Year to which they pertain.  Each Party shall, and shall cause its Affiliates and (sub)licensees to, make the Cost Records and Royalty Records available for inspection by an independent public accounting firm of national prominence selected by the other Party, and reasonably acceptable to the audited Party, during normal business hours, as may be reasonably necessary for the sole purpose of verifying the cost and royalty reports and payments delivered by the Parties pursuant to Sections 7.2, 7.4 and 7.5 during the preceding [ * ].  The records for a given Calendar Year shall be subject to audit no more than [ * ].  Such independent public accounting firm shall execute a reasonable confidentiality agreement with the audited Party prior to commencing any such inspection.  Such inspections shall be made no more than [ * ] at reasonable times and on reasonable notice.

7.7.3.Following completion of an inspection pursuant to Section 7.7.2, the independent public accounting firm shall, prior to distribution to the auditing Party, share its report with the audited Party.  If the audited Party provides the independent public accounting firm with justifying remarks for inclusion in the report, the independent public accounting firm shall incorporate such remarks into its report prior to sharing the conclusions of such independent public accounting firm with the auditing Party.  The final audit report shall be shared with both Parties at the same time and shall specify (a) whether any royalties paid by the audited Party during the audited period were correct and, if incorrect, the amount of any underpayment or overpayment and (b) whether any Development Costs reported by the audited Party during the audited period were correct and, if incorrect, the difference between the reported amounts and the amounts actually incurred. The audit report shall only contain the information relevant to support the statement as to whether the royalties paid or costs reported to the auditing Party were calculated accurately and shall not include any confidential information (or additional information that is ordinarily not included in the royalty or cost reports delivered pursuant to this Agreement) disclosed to the independent public accounting firm during the course of the audit.

7.7.4.The auditing Party shall bear the costs and expenses of any inspection conducted under this Section 7.7 unless such inspection reveals (a) an over-reporting of Development Costs by the audited Party of more than [ * ] percent ([ * ]%) of the actual Development Costs incurred by the audited Party during the audited period or (b) an underpayment of royalties payable pursuant to Section 7.5 by the audited Party of more than [ * ] percent ([ * ]%) of the amount payable for the audited period, in which case ((a) or (b)) the audited Party shall bear the costs and expenses of such inspection.

7.7.5.If such inspection reveals an over-reporting of Development Costs by the audited Party pursuant to Section 7.2, then the auditing Party shall conduct the applicable calculation pursuant to Section 7.2 and invoice the audited Party for the difference between the amount paid pursuant to Section 7.2 and the amount due as a result of the corrected calculation.  The audited Party shall pay such invoice within [ * ] after receipt thereof.

7.7.6.If such inspection reveals an overpayment of royalties by the audited Party pursuant to Section 7.5, then the audited Party shall invoice the auditing Party for the amount of the overpayment and the auditing Party shall pay such invoice within [ * ] after receipt thereof, provided that the auditing Party may elect to offset such amounts against future royalties payable by the audited Party.  If such inspection reveals an underpayment of royalties by the audited Party pursuant to Section 7.5, then the auditing Party shall invoice the audited Party for the amount of the underpayment and the audited Party shall pay such invoice within [ * ] after receipt thereof.

7.7.7.If the audited Party disagrees with the findings of the audit report, the Parties will meet to attempt to mutually agree upon a resolution to the dispute.  If such resolution cannot be reached, such disagreement shall be subject to the dispute resolution procedures set forth in Article 13.

7.8.Taxes.

7.8.1.Each Party shall make all payments under this Agreement without deduction or withholding for Taxes except to the extent that any such deduction or withholding is required by law in effect at the time of payment; provided, however, that the paying Party shall use reasonable, good faith efforts to give the recipient Party advance notice of its intention to make such deduction or withholding.  Any Tax required to be withheld on amounts payable under this Agreement will be timely paid by the paying Party on behalf of the recipient Party to the appropriate Governmental Authority, and the paying Party will furnish the recipient Party with proof of payment of such Tax as well as any official receipts issued by the applicable Governmental Authority or other evidence as is reasonably requested to establish that such Taxes have been paid.  Any such Tax required to be withheld will be an expense of and borne by the recipient Party.

7.8.2.The paying Party shall pay all value added, transfer, sales, use, stamp, or similar Taxes (“Transfer Taxes”) required to be paid in connection with any payment made to the other Party under this Agreement.

7.8.3.The Parties shall cooperate with respect to all documentation required by any taxing authority or reasonably requested to secure a reduction in the rate of applicable withholding taxes, and the Parties shall provide reasonable mutual assistance with respect to any claim of refund or exemption from Taxes under any relevant agreement or treaty.  On or before the Original Effective Date, Protagonist delivered to Janssen an accurate and complete Internal Revenue Service Form W-9.  The Parties acknowledge Protagonist may qualify for a reduction in the rate of applicable withholding taxes under the respective treaty between the U.S. and Germany. Accordingly, in furtherance of the first sentence of this Section, following the Restatement Effective Date and in advance of the first royalty payment due to Protagonist, if requested by Janssen, Protagonist shall use commercially reasonable efforts to secure and deliver to Janssen an accurate and complete exemption certificate under the respective treaty between the U.S. and Germany, which certificate Protagonist shall update and/or renew so that it remains in force during the remainder of the term of this Agreement; provided that the Parties will discuss the utility of such certificate in the event Protagonist determines it no longer qualifies for a reduction in the rate of applicable withholding taxes under the treaty between the U.S. and Germany; and, provided further, that the failure of Janssen to request such certificate shall not relieve Protagonist of any of its other obligations under this Section 7.8.  The Parties hereby provide their consent to disclose this Agreement to the German tax authorities for purposes of obtaining such an exemption certificate.

Article 8

INTELLECTUAL PROPERTY

8.1.Reporting of Collaboration Inventions.

8.1.1.Each Party shall designate a patent attorney or agent as its contact to coordinate with the other Party the filing, prosecution and maintenance of Patent Rights as provided in this Article (the “Patent Representative”).  Each Party shall promptly report to the other Party’s Patent Representative any material Collaboration Invention.

8.1.2.If Protagonist reasonably [ * ] in good faith that any published Janssen patent application directed to oral, peptide or peptidomimetic IL-23 receptor antagonists claims an invention that may be Included Research Know-How, but Janssen did not disclose such invention to Protagonist, Protagonist may request a meeting of the Patent Representatives to [ * ] in good faith such patent application and, at such meeting, Janssen’s Patent Representative shall provide all relevant documentation and other Information concerning such IL-23 receptor antagonist-related invention and the Parties shall engage in a good faith discussion regarding whether such patent application should be considered a Janssen Collaboration Patent Right.

8.2.Ownership of Collaboration Inventions, Patent Rights and Know-How.

8.2.1.Collaboration Inventions and Collaboration Patent Rights.  Ownership in the Territory of Collaboration Inventions and Patent Rights filed after the Original Effective Date claiming one or more Collaboration Inventions (each, a “Collaboration Patent Right”) shall be allocated in accordance with inventorship as determined pursuant to principles of United States patent law as follows:

(a)each Collaboration Invention invented solely by one or more employees or agents of Janssen (or its Affiliates, Third Party Subcontractors or Third Parties performing Development activities or Janssen Independent Research Activities on behalf of Janssen) and each Collaboration Patent Right to the extent claiming one or more of such Collaboration Inventions shall be owned solely by Janssen (a “Janssen Collaboration Patent Right”);

(b)each Collaboration Invention invented solely by one or more employees or agents of Protagonist (or its Affiliates or Third Party Subcontractors) and each Collaboration Patent Right to the extent claiming one or more of such Collaboration Inventions shall be owned solely by Protagonist (a “Protagonist Collaboration Patent Right”); and

(c)each Collaboration Invention invented jointly by one or more employees or agents of Janssen (or its Affiliates, Third Party Subcontractors or Third Parties performing Development activities or Janssen Independent Research Activities on behalf of Janssen) and one or more employees or agents of Protagonist (or its Affiliates or Third Party Subcontractors) and each Collaboration Patent Right to the extent claiming one or more of such Collaboration Inventions shall be owned jointly by the Parties (a “Joint Collaboration Patent Right”).

For purposes of this Agreement, except as set forth in Section 9.1, Collaboration Know-How which is the basis for a Collaboration Invention upon the filing of a Collaboration Patent Right therefor will be the Confidential Information of the owner(s) of such Collaboration Patent Right.  The Janssen Collaboration Patent Rights that exist as of the Restatement Effective Date are listed on Schedule

8.2.1(a), the Protagonist Collaboration Patent Rights that exist as of the Restatement Effective Date are listed on Schedule 8.2.1(b) and the Joint Collaboration Patent Rights that exist as of the Restatement Effective Date are listed on Schedule 8.2.1(c).

8.2.2.Other Collaboration Know-How; Excluded Research Know-How.

(a)Subject to Section 9.1, any Collaboration Know-How generated by Janssen’s or its Affiliates’ or Third Party Subcontractors’ employees or agents that is not otherwise allocated pursuant to Section 8.2.1 will be the Confidential Information of Janssen (“Janssen Collaboration Know-How”).  Subject to Section 9.1, any other Collaboration Know-How generated by Protagonist’s or its Affiliates’ or Third Party Subcontractors’ employees or agents that is not otherwise allocated pursuant to Section 8.2.1 will be the Confidential Information of Protagonist (“Protagonist Collaboration Know-How”).

(b)Janssen shall have no obligation to disclose the Excluded Research Know-How to Protagonist, and Protagonist shall have no rights under this Agreement with respect to the Excluded Research Know-How.  The Excluded Research Know-How will be the Confidential Information of Janssen.

8.2.3.Confirmatory Assignments; Inventor Compensation.  Each Party shall take all reasonable actions requested by the other Party responsible for prosecuting any Collaboration Patent Right to perfect or separately document the other Party’s ownership interest rights in such Collaboration Patent Right as provided for in this Agreement, including by causing its and its applicable Affiliates’ and Third Party Subcontractors’ employees and agents to execute appropriate assignment documents, and the requesting Party shall not be required to pay any remuneration to the other Party or its Affiliates or Third Party Subcontractors, or any of their employees, or agents, for the execution of any assignments or other papers pursuant to this Section 8.2.3.  For clarity, each Party (directly or through its applicable Affiliate or Third Party Subcontractor) shall be solely responsible for any compensation directly due to its and its Affiliates’ and Third Party Subcontractors’ employees and agents (a) in connection with the assignment of their respective rights to any Collaboration Inventions and associated Collaboration Patent Rights pursuant to this Agreement, or (b) the exploitation by any Party or its Affiliates or Third Party sublicensees hereunder of any such Collaboration Inventions or associated Collaboration Patent Rights with respect to Licensed Compounds or Licensed Products, including in each case any required by operation of Applicable Law on account of any Commercialization of any such Collaboration Inventions with respect to Licensed Compounds or Licensed Products hereunder.

8.2.4.Right to Practice Jointly Owned Technology.  Except to the extent either Party is restricted by the express terms of this Agreement, with respect to any Collaboration Inventions and Collaboration Patent Rights that are owned jointly by the Parties pursuant to Section 8.2.1, each Party shall have the right to practice and exploit such Collaboration Inventions and Collaboration Patent Rights, with full rights to license its interest therein in the Territory, and without the duty of accounting to or any duty to seek consent from the other Party, and upon the reasonable request of either Party, the other Party shall execute documents that evidence or confirm the requesting Party’s right to engage in such activities.

8.3.Prosecution of Collaboration and Joint Patent Rights.

8.3.1.Communications.  Each Party shall use reasonable efforts to handle all communications between the Parties under this Section 8.3 through their Patent Representatives and keep such communications in strict confidence to protect their attorney-client privileged status in accordance with Section 9.10.

8.3.2.Filing, Prosecution and Maintenance of Janssen Collaboration Patent Rights and Joint Collaboration Patent Rights Prior to the License Term.

(a)Prior to the start of the License Term, Janssen shall be responsible for prosecuting or causing to be prosecuted in the United States and in foreign countries Janssen Collaboration Patent Rights and Joint Collaboration Patent Rights, [ * ].

(b)Within [ * ] after the filing of an application within the Janssen Collaboration Patent Rights or Joint Collaboration Patent Rights, Janssen shall provide Protagonist with a written report indicating in which countries/regions Janssen will file a corresponding international application.  Protagonist shall then notify Janssen within [ * ] of such notice in which additional countries/regions Protagonist would desire Janssen to file a corresponding international application.  If Janssen does not desire to file such an international application in the additional countries/regions requested by Protagonist, Janssen shall so notify Protagonist and then Protagonist shall have the option to request that Janssen file such international application in such country(s)/region(s).  Janssen shall file such international application in such country(s)/region(s), and Protagonist shall reimburse Janssen for [ * ] Patent Costs with respect to such requested international patent application(s).  Protagonist, however, shall have the right to discontinue reimbursement of Patent Costs for such requested international patent application(s), upon [ * ] written notice to Janssen; provided, however, that [ * ].  If Protagonist discontinues reimbursement of the Patent Costs with respect to such requested international patent application(s), such requested international patent application(s) shall no longer be considered to be within the Janssen Collaboration Patent Rights or Joint Collaboration Patent Rights, as applicable, except for purposes of the license granted to Protagonist pursuant to 12.5.1(g).

(c)Janssen shall provide to Protagonist: (i) copies of or access to all relevant patent applications included in Janssen Collaboration Patent Rights and Joint Collaboration Patent Rights for which Janssen is responsible for prosecuting; (ii) [ * ]; and (iii) copies of or access to all correspondence to and from the U.S. Patent and Trademark Office and foreign patent offices for such applications.

(d)Protagonist shall have the right to consult with Janssen regarding the content of the patent applications included in Janssen Collaboration Patent Rights and Joint

Collaboration Patent Rights, [ * ] and correspondence, and to comment thereon to Janssen, or at Janssen’s request, to Janssen’s designated outside counsel.  Janssen shall reasonably [ * ] in good faith all such comments offered by Protagonist; provided, however, that all final decisions respecting conduct of the prosecution of said patent applications shall rest solely in the discretion of Janssen with respect to Janssen Collaboration Patent Rights, and with Protagonist with respect to Joint Collaboration Patent Rights.

8.3.3.Filing, Prosecution and Maintenance of Protagonist Patent Rights (other than Joint Collaboration Patent Rights) Prior to the License Term.

(a)Prior to the start of the License Term, Protagonist shall be responsible for prosecuting or causing to be prosecuted in the United States and in foreign countries the Protagonist Patent Rights other than the Joint Collaboration Patent Rights, at [ * ] as provided in Section 8.3.5.

(b)Within [ * ] after the filing of an application within such Protagonist Patent Rights, Protagonist shall provide Janssen with a written report indicating in which countries/regions Protagonist will file a corresponding international application.  Janssen shall then notify Protagonist within [ * ] of such notice in which additional countries/regions Janssen would desire Protagonist to file a corresponding international application.  If Protagonist does not desire to file any such additional international application in a country/region requested by Janssen, Protagonist shall so notify Janssen and then Janssen shall have the option to request that Protagonist file such international application in such country(s)/region(s).  Protagonist shall file such international application in such country(s)/region(s), and Janssen shall reimburse Protagonist for [ * ] Patent Costs with respect to such requested international patent application(s).  Janssen, however, shall have the right to discontinue reimbursement of the Patent Costs for such requested international patent application(s), upon [ * ] written notice to Protagonist; provided, however, that Janssen shall remain responsible for reimbursement of such Patent Costs during such [ * ] notice period.  If Janssen discontinues reimbursement of the Patent Costs with respect to such requested international patent application(s), such requested international patent application(s) shall no longer be considered to be within the Protagonist Patent Rights.

(c)Protagonist agrees to provide to Janssen: (i) copies of or access to all relevant patent applications included in the Protagonist Patent Rights for which Protagonist is responsible for prosecuting; (ii) [ * ]; and (iii) copies of or access to all correspondence to and from the U.S. Patent and Trademark Office and foreign patent offices for such applications.

(d)Janssen shall have the right to consult with Protagonist regarding the content of the patent applications included in Protagonist Patent Rights, [ * ] and correspondence, and to comment thereon to Protagonist, or at Protagonist’s request, to Protagonist’s designated outside counsel. Protagonist shall reasonably consider in good faith all such comments offered by Janssen; provided, however, that, except as provided below, all final decisions respecting conduct of the prosecution of said patent applications shall rest solely in the discretion of Protagonist. If Janssen wishes pursue patent protection on an invention relating to a Licensed Product and Protagonist decides not to pursue such patent protection, Janssen shall have the right to pursue in Protagonist’s name, as applicable, patent rights related to such invention (collectively “Janssen Elected Protagonist Patent Rights”) and shall keep Protagonist informed as to the prosecution and maintenance of such Janssen Elected Protagonist Patent Rights. Without limiting the foregoing, prior to the start of the License Term, Janssen may request a patent strategy meeting with Protagonist. Protagonist agrees to reasonably [ * ] in good faith all of Janssen’s comments at such meeting regarding the patent strategy with respect to the Protagonist IL23 Receptor Inhibitor Patent Rights. Any Patent Costs associated with subsequent actions requested by Janssen at such meeting or relating to the preparation, filing and/or maintenance of Janssen Elected Protagonist Patent Rights shall be at Janssen’s expense.

8.3.4.Filing, Prosecution and Maintenance of Protagonist Patent Rights (other than the Protagonist-Controlled Patent Rights), Janssen Collaboration Patent Rights and Joint Collaboration Patent Rights During the License Term.

(a)On and after the start of the License Term, Janssen shall have the sole right to prosecute or cause to be prosecuted in the United States and in foreign countries the Protagonist Patent Rights (other than the Protagonist-Controlled Patent Rights), Janssen Collaboration Patent Rights and Joint Collaboration Patent Rights, at Janssen’s sole expense, and in Janssen’s good faith discretion.  Such right includes the right to initiate a re-issue or reexamination of any of the Protagonist Patent Rights.

(b)Upon Protagonist’s reasonable request, Janssen shall provide to Protagonist: (i) notice of and copies of or access to all significant patent filings with respect to the Protagonist Patent Rights (other than the Protagonist-Controlled Patent Rights) and Joint Collaboration Patent Rights [ * ], and (ii) copies of or access to all correspondence to and from the U.S. Patent and Trademark Office and foreign patent offices for such applications.

8.3.5.Filing, Prosecution and Maintenance of Retained Patent Rights and Other Protagonist-Controlled Patent Rights.

(a)Each Party understands and acknowledges that the Protagonist IL23 Receptor Inhibitor Patent Rights as of the Original Execution Date Cover both Licensed Compounds and Retained Compounds.  After the Original Execution Date, Protagonist shall have the right to file and prosecute any divisional, continuation and continuation-in-part application(s) claiming priority to any of the Protagonist IL23 Receptor Inhibitor Patent Rights, but only so long as any such divisional, continuation and continuation-in-part application(s) do not include any claim that Covers any Licensed Compound or Licensed Product (such divisionals, continuations and continuation-in-parts, the “Retained Patent Rights”).

(b)Protagonist shall have the sole right to prosecute or cause to be prosecuted in the United States and in foreign countries the Retained Patent Rights, at Protagonist’s sole expense.  On and after the start of the License Term, Protagonist shall have the sole right to prosecute or cause to be prosecuted in the United States and in foreign countries any other Protagonist-Controlled Patent Rights, at Protagonist’s sole expense.

(c)Protagonist agrees to provide to Janssen: (i) copies of or access to all relevant patent applications included in the Protagonist-Controlled Patent Rights; and (ii) copies of or access to all correspondence to and from the U.S. Patent and Trademark Office and foreign patent offices for such applications.

(d)Janssen shall have the right to consult with Protagonist regarding the content of patent applications included in the Protagonist-Controlled Patent Rights, and to comment thereon to Protagonist, or at Protagonist’s request, to Protagonist’s designated outside counsel.  Protagonist shall reasonably [ * ] in good faith all such comments offered by Janssen; provided, however, that all final decisions respecting conduct of the prosecution of said patent applications shall rest solely in the discretion of Protagonist, so long as such decisions do not adversely impact the Protagonist IL23 Receptor Inhibitor Patent Rights.

8.3.6.Option to Prosecute and Maintain Patent Rights.  Either Party may cease prosecution and/or maintenance of any Patent Rights that such Party is responsible for prosecuting pursuant to this Section 8.3 on a country-by-country basis in the Territory by providing the other Party written notice reasonably in advance, i.e., approximately [ * ] before such due date.  If the responsible Party elects to cease prosecution or maintenance of the relevant Patent Rights in a country, the other Party, at its sole discretion and cost, may continue prosecution or maintenance of such Patent Rights and in such country. If the other Party elects to continue prosecution or maintenance or elects to file additional applications following the responsible Party’s election to cease prosecution or maintenance pursuant to this Section 8.3.6, the responsible Party shall transfer the applicable patent files to such other Party or its designee and execute such documents and perform such acts at the responsible Party’s expense as may be reasonably necessary to allow the other Party to initiate or continue such filing, prosecution or maintenance at the other Party’s sole expense.  If Janssen ceases the prosecution and/or maintenance of any Protagonist Patent Right or Joint Collaboration Patent Right that Janssen is responsible for prosecuting pursuant to this Section 8.3, then such Patent Rights shall thereafter be excluded from the Protagonist Patent Rights.  Notwithstanding the foregoing, Janssen shall have no rights to prosecute or maintain, and this Section 8.3.6 shall not apply, to any Protagonist-Controlled Patent Rights.

8.3.7.CREATE Act. The Parties acknowledge that Collaboration Inventions may be generated with different assigning entities which, during the course of U.S. patent prosecution, may benefit from use of the CREATE Act of 2004 (70 Fed. Reg. 177(54259-54267) as amended by the Leahy-Smith America Invents Act of 2011 (35 U.S.C. §§102(b)(2)(c) and 102(c))) (the “CREATE Act”).  For the purposes of the benefit of the CREATE Act, the Parties deem this Agreement and/or the written memorialization of transactions contemplated hereunder, such as pertaining to the Development of the Licensed Compounds and Licensed Products, to constitute a qualifying written Joint Research Agreement.

8.4.Interference, Opposition, Re-examination and Re-issue.

8.4.1.Each Party shall inform the other Party promptly (and, in any case, within thirty (30) days) of learning of any request for, or filing or declaration of, any Patent Proceeding relating to Protagonist Patent Rights or Collaboration Patent Rights for which such Party is responsible.  The Parties shall thereafter consult and cooperate fully to determine a course of action with respect to any such Patent Proceeding.  Except with respect to Janssen Collaboration Patent Rights following the start of the License Term, each Party has the right to review any submission, within reason, to be made in connection with the Patent Proceeding of the other Party and has the right to provide reasonable comments on any such submission related to Protagonist Patent Rights and Joint Collaboration Patent Rights, provided that such comments shall not be unreasonably withheld or delayed and the responsible Party will consider such comments in good faith.

8.4.2.Prior to the start of the License Term, Protagonist shall have the first right, but not the obligation, to defend any Patent Proceeding relating to Protagonist Patent Rights or Joint Collaboration Patent Rights at its own expense; if Protagonist elects not to defend any such Patent Proceeding then Janssen shall have the right, but not the obligation, to defend such Patent Proceeding (other than any proceeding relating to the Protagonist-Controlled Patent Rights) at its own expense and in the name of Protagonist and Janssen (or just Protagonist or just Janssen, if the laws of the jurisdiction so dictate).  Prior to the start of the License Term, Janssen shall have the first right, but not the obligation, to defend any Patent Proceeding relating to Janssen Collaboration Patent Rights at its own expense; if Janssen elects not to defend any such Patent Proceeding then Protagonist shall have the right, but not the obligation, to defend such Patent Proceeding at its own expense and in the name of Protagonist and Janssen (or just Protagonist or just Janssen, if the laws of the jurisdiction so dictate).

8.4.3.Upon the start of the License Term and for the remainder of the Term, (a) Janssen shall have the sole right, but not the obligation, to defend any Patent Proceeding relating to Janssen Collaboration Patent Rights at its own expense, and (b) Janssen shall have the first right, but not the obligation, to defend any Patent Proceeding relating to the Protagonist Patent Rights (other than the Protagonist-Controlled Patent Rights) or Joint Collaboration Patent Rights at its own expense and in the name of Protagonist and Janssen (or just Protagonist or just Janssen, if the laws of the jurisdiction so dictate). If Janssen elects not to defend any such Patent Proceeding described in subclause (b) of this Section 8.4.3, then Protagonist shall have the right, but not the obligation, to defend such Patent Proceeding at its own expense and in the name of Protagonist and Janssen (or just Protagonist or just Janssen, if the laws of the jurisdiction so dictate).

8.4.4.Each Party shall provide the other Party with written notice [ * ] (a) prior to initiating any Patent Proceeding relating to Protagonist Patent Rights or Collaboration Patent Rights for which such Party is responsible pursuant to this Agreement, and (b) if such Party elects not to defend such Patent Proceeding.  Any notice under subclause (b) of this Section 8.4.4 shall be made [ * ] any filing, administrative or other applicable deadline to reasonably allow the other Party to exercise its rights under Section 8.4.2 or 8.4.3, as applicable.

8.4.5.In connection with any Patent Proceeding relating to Protagonist Patent Rights or Collaboration Patent Rights, the Parties shall cooperate fully and shall provide each other with any information or assistance that either may reasonably request. Each Party shall keep the other Party informed of developments in any such action or proceeding, including, to the extent permissible by law, consultation regarding any settlement, the status of any settlement negotiations and the terms of any related offer.

8.5.Enforcement and Defense.

8.5.1.Each Party shall promptly give the other Party notice of (a) any infringement of Protagonist Patent Rights or Collaboration Patent Rights, or (b) any misappropriation or misuse of Protagonist Know-How or Collaboration Know-How, which may come to such Party’s attention. The Parties shall thereafter cooperate to determine a course of action to terminate any such infringement of Protagonist Patent Rights or Joint Collaboration Patent Rights or any such misappropriation or misuse of Protagonist Know-How or Collaboration Know-How.

8.5.2.Prior to the start of the License Term:

(a)Protagonist shall have the right, but not the obligation, to initiate and prosecute any such legal action, or to control the defense of any declaratory judgment action relating, to the Protagonist Patent Rights (other than Joint Collaboration Patent Rights) or any Protagonist Know-How at its own expense. The costs of any legal action commenced or the defense of any declaratory judgment shall be borne by Protagonist. Protagonist shall promptly inform Janssen if it elects not to exercise such right with respect to Protagonist Patent Rights and Janssen shall thereafter have the right at its sole cost to either initiate and prosecute such action or to control the defense of such declaratory judgment action (other than with respect to any Protagonist-Controlled Patent Rights) in the name of Protagonist and, if necessary, Janssen. Each Party shall have the right to be represented by counsel of its own choice.

(b)Janssen shall have the right, but not the obligation, to initiate and prosecute any such legal action at its own expense and in the name of Protagonist and Janssen (or just Protagonist or just Janssen, if the laws of the jurisdiction so dictate), or to control the defense of any declaratory judgment action relating to Janssen Collaboration Patent Rights, Joint Collaboration Patent Rights or any Janssen Collaboration Know-How. The costs of any legal action commenced or the defense of any declaratory judgment shall be borne by Janssen. Janssen shall promptly inform Protagonist if it elects not to exercise such right with respect to Collaboration Patent Rights and Protagonist shall thereafter have the right at its sole cost to either initiate and prosecute such action or to control the defense of such declaratory judgment action in the name of Protagonist and, if necessary, Janssen. Each Party shall have the right to be represented by counsel of its own choice.

8.5.3.Upon the start of the License Term:

(a)Janssen shall have the right, but not the obligation, to initiate and prosecute any such legal action, or to control the defense of any declaratory judgment action relating to, the Protagonist Patent Rights (other than the Protagonist-Controlled Patent Rights, but including any Protagonist Collaboration Patent Rights and any Joint Collaboration Patent Rights) or Joint Collaboration Patent Rights, or any Protagonist Know-How or Collaboration Know-How, at its own expense and in the name of Protagonist and Janssen (or just Protagonist or just Janssen, if the laws of the jurisdiction so dictate). The costs of any legal action commenced or the defense of any declaratory judgment shall be borne by Janssen. Janssen shall promptly inform Protagonist if it elects not to exercise such right with respect to such Protagonist Patent Rights or Protagonist Know-How and Protagonist shall thereafter have the right at its sole cost to either initiate and prosecute such action or to control the defense of such declaratory judgment action in the name of Protagonist and, if necessary, Janssen; provided, however, that Protagonist shall not have the right to initiate or prosecute such action, or to control the defense of such declaratory judgment action, to the extent it relates to any Protagonist IL23 Receptor Inhibitor Patent Right without Janssen’s prior written consent, which Janssen may grant in its sole discretion. Each Party shall have the right to be represented by counsel of its own choice.

(b)Janssen shall be solely responsible for the enforcement or defense of any Janssen Collaboration Patent Rights and shall have no obligation to Protagonist with respect to such enforcement or defense, except as set forth in Section 8.5.5 (provided that Protagonist shall have no right of consultation or approval with respect to any proposed settlement).

(c)Protagonist shall be solely responsible for the enforcement or defense of any Protagonist-Controlled Patent Rights.  Janssen shall have the right to consult with Protagonist regarding such enforcement or defense of any Retained Patent Rights, and to comment thereon to Protagonist, or at Protagonist’s request, to Protagonist’s designated outside counsel.  Protagonist shall reasonably consider in good faith all such comments offered by Janssen; provided, however, that all final decisions respecting conduct of such enforcement or defense shall rest solely in the discretion of Protagonist, so long as such decisions do not adversely impact the Protagonist IL23 Receptor Inhibitor Patent Rights.

8.5.4.For any action to terminate any infringement of Protagonist Patent Rights (other than the Protagonist-Controlled Patent Rights) or Joint Collaboration Patent Rights, or any misappropriation or misuse of Protagonist Know-How, if Janssen is unable to initiate or prosecute such action solely in its own name (where it is permitted to do so under Sections 8.5.2 and 8.5.3), Protagonist shall join such action voluntarily, and shall execute and cause its Affiliates to execute all documents necessary for Janssen to initiate litigation to prosecute and maintain such action.  Janssen shall reimburse Protagonist for its reasonable costs and expenses of participating in such action.

8.5.5.In connection with any action to terminate any infringement of Protagonist Patent Rights (including the Protagonist-Controlled Patent Rights) or Joint Collaboration Patent Rights, or any Janssen Collaboration Patent Rights, the Parties shall cooperate fully and shall provide each other with any information or assistance that either may reasonably request. Each Party shall keep the other informed of developments in any action or proceeding, including, to the extent permissible by law, the consultation and (except with respect to Janssen Collaboration Patent Rights) approval of any settlement negotiations and the terms of any offer related thereto, except as otherwise expressly noted above in Section 8.4.

8.5.6.Any recovery obtained by either or both Janssen and Protagonist in connection with or as a result of any action contemplated by this Section 8.5, whether by settlement or otherwise, shall be shared in order as follows:

(a)the Party that initiated and prosecuted the action will [ * ] in connection with the action;

(b)the other Party will [ * ] in connection with the action; and

(c)the amount of any recovery remaining following such reimbursement will be [ * ]; provided, however, that that any portion of such remaining recovery that [ * ].

8.5.7.Janssen agrees that neither it nor any Affiliate of Janssen, acting alone or through a Third Party will assert, enforce or seek to assert or enforce any Protagonist IL23 Receptor Inhibitor Patent Rights against Protagonist or any of its Affiliates or licensees with respect to the manufacture, import, use, sale, export or offer for sale of any Retained Compound in the Territory.

8.5.8.Except as expressly provided for herein, neither Protagonist, nor any Affiliate of Protagonist, acting alone or through a Third Party, shall assert, enforce or seek to assert or enforce any Protagonist IL23 Receptor Inhibitor Patent Rights against any Third Party.

8.6.Patent Term Restoration. The Parties shall cooperate with each other in obtaining patent term restoration or supplemental protection certificates or their equivalents (“Patent Term Restoration”) in any country in the Territory where applicable to Protagonist Patent Rights and Joint Collaboration Patent Rights. Janssen shall be solely responsible for any Patent Term Restoration relating to Janssen Collaboration Patent Rights and, after the start of the License Term, the Protagonist Patent Rights (other than the Protagonist-Controlled Patent Rights), and shall report to Protagonist on the status thereof through the Patent Representatives, but shall otherwise have no obligation to Protagonist with respect thereto.

8.7.Third Party Claims.

8.7.1.Without prejudice to Section 8.5, if any action, suit or proceeding is brought against either Party, or any Affiliate or sublicensee of either Party, alleging the infringement of the intellectual property rights of a Third Party by reason of the Development, making, having made, use, having used, sale, having sold, offering for sale, having offered for sale, import, having imported, or other exploitation or Commercialization of a Licensed Compounds or Licensed Product in the Territory, each of the Parties shall have the right, but not the obligation, to defend itself in such action, suit or proceeding at its sole expense, subject to the indemnification obligations set forth in Article 11. The Parties shall cooperate with each other in any defense of any such suit, action or proceeding. The Parties shall give each other prompt written notice of the commencement of any such suit, action or proceeding, or receipt of any claim of infringement, and shall furnish each other a copy of each communication relating to the alleged infringement.

8.7.2.Neither Party shall compromise, litigate, settle or otherwise dispose of any such suit, action or proceeding without the other Party’s advice and prior consent, provided that the Party not having the right to defend the suit shall not unreasonably withhold or delay its consent to any settlement which does not have a material adverse effect on its rights, obligations or benefits, either under this Agreement or otherwise. Notwithstanding the foregoing, Janssen may seek to obtain a license from the applicable Third Party at its sole cost and expense (subject to the provisions of Section 8.10), provided that the terms and conditions of such license do not include an admission of invalidity of any Protagonist Patent Rights or Joint Collaboration Patent Rights, or restrict the other Party’s ability to challenge or litigate the validity or applicability of any intellectual property to which the license relates.

8.7.3.The Party first having actual notice of any claim, action or proceeding referenced in Section 8.7.1 shall promptly notify the other Party in writing, setting forth in reasonable detail, to its knowledge, the facts related to any such claim, action or proceeding. The Parties shall promptly discuss proposed responses to any such matters.

8.8.Product Trademarks.  During the Term, Janssen shall have (directly and through its Affiliates and Third Party sublicensees Commercializing Licensed Products) the right to brand, at its discretion, Licensed Products using Trademarks and trade names selected at its discretion and to file for, obtain, and maintain at its discretion and cost Trademarks for such Licensed Products in its own name.

8.9.Protagonist IL23 Receptor Inhibitor Patent Rights.  During the Term, if Protagonist assigns, sells, transfers or otherwise disposes of any Protagonist IL23 Receptor Inhibitor Patent Right to any Affiliate or Third Party, Protagonist shall, at or prior to consummation of such transaction and as a condition thereto, cause such Affiliate or Third Party to execute and deliver to Janssen an agreement pursuant to which such Affiliate or Third Party agrees to be bound by this Agreement to the same extent as Protagonist with respect to such Protagonist IL23 Receptor Inhibitor Patent Right.

8.10.Third Party In-Licenses.

8.10.1.During the Term, Protagonist shall be responsible for the payment of any amounts that become due to any Third Party under any agreement to which Protagonist is a party that is in effect on the Original Effective Date (including any Existing Protagonist License Agreements) as a result of either Party’s activities with respect to the Licensed Compounds or Licensed Products under this Agreement. In the event Janssen makes any such payment to a Third Party, Protagonist shall reimburse Janssen for such amount.

8.10.2.On and after the Restatement Effective Date, if Janssen or its Affiliate or sublicensee is required, or [ * ] it necessary for Janssen or one of its Affiliates or sublicensees, to obtain a license from a Third Party under any Third Party Blocking Intellectual Property Rights in a country, Janssen (or its Affiliate or sublicensee) shall have the sole right to obtain such license. Such royalties and other consideration allocable to Licensed Compounds and Licensed Products will, unless otherwise agreed by the Parties, be subject to the royalty reduction provisions set forth in Section 7.5.2(a) during the License Term. On and after the Restatement Effective Date, Protagonist shall not obtain a license from a Third Party under any Third Party Blocking Intellectual Property Rights without Janssen’s prior written consent. For the avoidance of doubt, any rights or licenses which Protagonist obtains under Third Party Blocking Intellectual Property Rights as a result of a merger with or acquisition of a Third Party who had prior to such transaction obtained such Third Party Blocking Intellectual Property Rights shall not be deemed a violation of this Section 8.10.2.

8.10.3.To the extent (a) Protagonist obtains a license from a Third Party after the Original Execution Date under any Know-How or Patent Rights that (i) fall within the definition of Protagonist Know-How or Protagonist Patent Rights and (ii) are not Third Party Blocking Intellectual Property Rights and (b) the sublicensing of such Know-How or Patent Rights hereunder to Janssen triggers payments to such Third Party under such license agreement, they shall not be automatically sublicensed to Janssen hereunder as Protagonist Know-How or Protagonist Patent Rights unless and until Janssen and Protagonist agree on the appropriate allocation of any royalties or other consideration payable to such Third Party between those related to the use of such Know-How or Patent Rights for Licensed Compounds or Licensed Products under this Agreement and those related to the use of such Know-How or Patent Rights for any other products covered by such license. Such royalties and other consideration allocable to Licensed Compounds and Licensed Products will, unless otherwise agreed by the Parties, be shared in accordance with the principles set forth in Section 7.2 during the Development Term.

Article 9

CONFIDENTIALITY; PUBLICITY

9.1.Nondisclosure.

9.1.1.Each Party agrees that, during the Term and for a period of [ * ] thereafter, the Party (the “Receiving Party”) receiving or holding Confidential Information of the other Party (the “Disclosing Party”) shall: (a) maintain in confidence such Confidential Information using not less than the efforts such Receiving Party uses to maintain in confidence its own confidential or proprietary information of similar kind and value (but no less than reasonable efforts); (b) not disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted in Sections 9.3 and 9.4; and (c) not use such Confidential Information for any purpose except those permitted by this Agreement (it being understood that this Article 9 shall not create or imply any rights or licenses not expressly granted under this Agreement).

9.1.2.Notwithstanding the foregoing, prior to the start of the License Term (or if this Agreement is terminated prior to the start of the License Term, the effective date of termination of this Agreement), all Collaboration Information shall be deemed to be Confidential Information of each Party and each Party shall: (a) maintain in confidence all Collaboration Information using not less than the efforts such Party uses to maintain in confidence its own confidential or proprietary information of similar kind and value (but no less than reasonable efforts); (b) not disclose any Collaboration Information to any Third Party without the prior written consent of the other Party, except for disclosures expressly permitted in Sections 9.3 and 9.4; and (c) not use any Collaboration Information for any purpose except those permitted by this Agreement (it being understood that this Article 9 shall not create or imply any rights or licenses not expressly granted under this Agreement), in each case ((a), (b) and (c)), regardless of which Party is the Disclosing Party and which Party is the Receiving Party with respect to such Collaboration Information.  In addition, prior to the start of the License Term (or if this Agreement is terminated prior to the start of the License Term, the effective date of termination of this Agreement), neither Party shall grant any right to any Third Party with respect to any Collaboration Know-How except (i) either Party may grant such a right to a Third Party Subcontractor solely for use in conducting Collaboration Activities in accordance with this Agreement and (ii) Janssen may grant such a right to a Third Party Subcontractor solely for use in conducting Development activities in accordance with Section 3.4.3 or Janssen Independent Research Activities.

9.1.3.During the License Term, the Collaboration Information as defined in subsections (a)-(f) of Section 1.17 shall be deemed to be Confidential Information of Janssen for the purposes of this Article 9 and Janssen shall be deemed the Disclosing Party and Protagonist shall be deemed the Receiving Party with respect to such information.

9.2.Exceptions.  The obligations in Section 9.1 shall not apply to the extent of any portion of the Confidential Information that the Receiving Party can show by competent written evidence:

(a)is publicly disclosed by the Disclosing Party, either before or after it is disclosed to the Receiving Party under this Agreement;

(b)is known to the Receiving Party or any of its Affiliates, without any obligation to the Disclosing Party to keep it confidential or any restriction on its use, prior to disclosure to the Receiving Party or any of its Affiliates by the Disclosing Party (provided that this exception shall not apply to any Collaboration Information prior to the start of the License Term);

(c)is subsequently disclosed to the Receiving Party or any of its Affiliates on a non-confidential basis by a Third Party that, to the Receiving Party’s knowledge after due inquiry, is not bound by a duty of confidentiality to the Disclosing Party or restriction on its use;

(d)is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party or any of its Affiliates in violation of this Agreement, generally known or available, either before or after it is disclosed to the Receiving Party by the Disclosing Party; or

(e)is independently discovered or developed by or on behalf of the Receiving Party or any of its Affiliates without the use of or reference to the Confidential Information of the Disclosing Party.

9.3.Authorized Disclosure.  The Receiving Party may disclose Confidential Information of the Disclosing Party only to the extent such disclosure is reasonably necessary in the following instances, or to the extent permissible under the other applicable provisions of this Agreement:

(a)filing, prosecuting, maintaining, enforcing or defending Patent Rights as permitted by this Agreement;

(b)as reasonably required in generating Regulatory Documentation and filing for and obtaining Regulatory Approvals as permitted by this Agreement;

(c)prosecuting or defending litigation, including responding to a subpoena in a Third Party litigation;

(d)subject to Section 9.4, complying with Applicable Law (including regulations promulgated by securities exchanges) or court or administrative orders;

(e)complying with any obligation under this Agreement;

(f)in communications with existing or bona fide prospective investors, consultants and advisors of the Receiving Party in connection with financing transactions or bona fide prospective financing transactions, in each case on a “need-to-know” basis and under a written agreement containing confidentiality provisions that are consistent with those set forth in this Agreement; provided that the Receiving Party shall remain responsible for any violation of such confidentiality provisions by any Third Party who receives Confidential Information pursuant to this Section 9.3(f); provided further, however, that this Section 9.3(f) does not apply to the disclosure by Protagonist of Collaboration Information (other than the terms of this Agreement) during the Term (or, if the License Term commences, after the Term) to any bona fide prospective investor that is, or is an Affiliate of, a pharmaceutical or biotechnology company, except to the extent required and when required, in the reasonable opinion of Protagonist’s counsel, to comply with the rules and regulations promulgated by the United States Securities and Exchange Commission or the Nasdaq Stock Market or similar security regulatory authorities or stock market in other countries or other Applicable Law;

(g)to its Affiliates and existing or prospective (sub)licensees, subcontractors, consultants, agents and advisors on a “need-to-know” basis in order for the Receiving Party to exercise its rights or fulfill its obligations under this Agreement, each of whom prior to disclosure must be bound under a written agreement containing confidentiality provisions that are consistent with those set forth in this Agreement; provided that the Receiving Party shall remain responsible for any violation of such confidentiality provisions by any Person who receives Confidential Information pursuant to this Section 9.3(g); and provided, further, however, that this Section 9.3(g) does not apply to the disclosure by Protagonist of any Confidential Information of Janssen (other than the terms of this Agreement) during the Term (or, if the License Term commences, after the Term) to any prospective (sub)licensee that is, or is an Affiliate of, a pharmaceutical or biotechnology company; or

(h)by either Party to one or more Third Parties regarding an actual or potential Change of Control of such Party, each of whom prior to disclosure must be bound under a written agreement containing confidentiality provisions that are consistent with those set forth in this Agreement; provided that the Receiving Party shall remain responsible for any violation of such confidentiality provisions by any Person who receives Confidential Information pursuant to this Section 9.3(h); provided, further, however that this Section 9.3(h) does not apply to the disclosure by Protagonist of Collaboration Information (other than the terms of this Agreement) during the Term (or, if the License Term commences, after the Term) to a Third Party that is, or is an Affiliate of, a pharmaceutical or biotechnology company unless and until such Third Party has provided Protagonist with a non-binding written proposal (including financial consideration) for such a transaction and Protagonist’s board of directors has determined to engage in negotiations with such Third Party with respect to such proposal.

If and whenever any Confidential Information is disclosed in accordance with this Section 9.3, such disclosure shall not cause any such information to cease to be Confidential Information for purposes of this Agreement, except to the extent that such disclosure results in a public disclosure of such information (other than by breach of this Agreement).  Notwithstanding the foregoing, (x) in the event a Party intends to make a disclosure of the other Party’s Confidential Information pursuant to Section 9.3(c) or Section 9.3(d), it will, except where impracticable or not legally permitted, give [ * ] advance notice (or, if [ * ] notice is not possible under the circumstances, reasonable advance notice) to the other Party of such disclosure and use not less than the same efforts to secure confidential treatment of such information as it would to protect its own confidential information from disclosure (but no less than reasonable efforts); and (y) in the event Protagonist intends to make a disclosure of Collaboration Information or Janssen’s Confidential Information pursuant to Section 9.3(f), 9.3(g) or 9.3(h), it will give [ * ] notice of such disclosure to Janssen (which need not include the name of the party accessing Collaboration Information or Janssen’s Confidential Information or the nature of the transaction being contemplated).

9.4.Terms of this Agreement.  The Parties acknowledge and agree that this Agreement and all of the respective terms of this Agreement shall be treated as Confidential Information of each Party.  In addition to the disclosures permitted under Section 9.3, either Party may disclose the terms of this Agreement and other information relating to this Agreement or the transactions contemplated by this Agreement to the extent required, in the reasonable opinion of such Party’s counsel, to comply with the rules and regulations promulgated by the United States Securities and Exchange Commission or the Nasdaq Stock Market or similar security regulatory authorities or stock market in other countries.  If a Party intends to disclose this Agreement or any of its terms or other such information in accordance with this Section 9.4, such Party will, except where impracticable or not legally permitted, give reasonable advance notice to the other Party of such disclosure and seek confidential treatment of portions of this Agreement or such terms or information, as may be reasonably requested by the other Party in a timely manner.  The Parties hereby consent to the disclosure of a copy of this Agreement to any tax authority by the other Party (1) upon  receipt of any legally enforceable information request by such tax authority, (2) in compliance with any legally enforceable filing requirement, or (3) in connection with a submitted transfer pricing analysis.  In the event of such disclosure, the disclosing Party will make reasonable efforts to ensure that the information is maintained in confidence by the applicable tax authority, including marking any disclosed document as confidential.

9.5.Public Announcements.  Except as required to comply with Applicable Law or as permitted by Section 9.3 or 9.4, each Party agrees not to issue any press release or other public statement disclosing any information relating to this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed.  If a Party intends to issue such a press release or other public statement as required to comply with Applicable Law, such Party will, except where impracticable or not legally permitted, give reasonable advance notice to the other Party of such disclosure.  Notwithstanding the foregoing, once information relating this Agreement has been publicly disclosed as permitted under this Agreement, neither Party shall be required to obtain the other Party’s consent or provide notice of its further public disclosure, provided that such information remains accurate and not misleading in all material respects at the time of such further public disclosure.

9.6.Requirement to Cooperate to Enable Accurate Public Disclosure.  To the extent either Party discloses to the other Party any Confidential Information which is a fact, result or event relating to the Development or Commercialization of any Licensed Compound or Licensed Product or the Collaboration Activities that the receiving Party in good faith reasonably believes is insufficient to allow the receiving Party to fully understand the materiality of such Confidential Information for purposes of determining whether the receiving Party is required to disclose, to any Governmental Authority or publicly, any such Confidential Information in order to comply with Applicable Law (including securities laws or regulations and the applicable rules of any public stock exchange), the Disclosing Party agrees to discuss such Confidential Information with the Receiving Party to enable the Receiving Party to assess the materiality of such information for such public disclosure purposes.

9.7.Prior Non-Disclosure Agreement.  As of the Original Execution Date, the terms of this Article 9 shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties (or their Affiliates) dealing with the subject of this Agreement, including the Nondisclosure Agreement.  Any information disclosed pursuant to any such prior agreement shall be deemed Confidential Information under this Agreement.

9.8.Equitable Relief.  Given the nature of the Confidential Information and the competitive damage that may result to a Party upon unauthorized disclosure, use or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages may not be a sufficient remedy for any breach of this Article 9.  In addition to all other remedies, a Party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article 9.

9.9.Scientific Publications.  Either Party may make oral or written publications (such as any abstracts, manuscripts, posters, slide presentations or other materials) of any activities or results relating to a Licensed Compound or Licensed Product, provided that (a) Janssen shall not have such right until the start of the License Term, except with Protagonist’s prior written consent, which consent will not be unreasonably withheld, (b) the other Party shall first have the right to review and comment on a draft of any such material proposed for publication by such Party, including for purposes of ensuring that none of its Confidential Information is disclosed without its consent, and (c) such Party may not include any Confidential Information of the other Party in such publication without the other Party’s prior written consent, which consent will not be unreasonably withheld. The publishing Party shall deliver a complete draft to the other Party at least [ * ] ([ * ] days in the case of abstracts) prior to submitting the material to a publisher or initiating any other release. The non-publishing Party shall review any such material and give its comments to the publishing Party within [ * ] ([ * ] in the case of abstracts) after the delivery of such draft to the non-publishing Party, and the publishing Party shall consider such comments in good faith. The publishing Party shall comply with the non-publishing Party’s request to: delete from any such proposed publication material prior to its submission or release any references to the non-publishing Party or any of its Confidential Information; or delay any submission or release for a period of up to an additional [ * ] to permit the non-publishing Party to prepare and file, or have prepared and filed, any patent applications for any Collaboration Inventions as contemplated hereunder. For the avoidance of doubt, this Section 9.9 shall not apply to public disclosures required by Applicable Laws or the rules of the United States Securities and Exchange Commission or the Nasdaq Stock Market or similar security regulatory authorities or stock markets in other countries, as applicable, which are governed by Sections 9.4 and 9.5.

9.10.Attorney-Client Privilege.  Neither Party is waiving, nor shall be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing information pursuant to this Agreement (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether the Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections.  The Parties: (a) share a common legal and commercial interest in such disclosure that is subject to such privileges and protections; (b) are or may become joint defendants in proceedings to which the information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either Party become subject to any actual or threatened proceeding to which the Disclosing Party's Confidential Information covered by such protections and privileges relates; and (d) intend that after the Original Execution Date both the Receiving Party and the Disclosing Party shall have the right to assert such protections and privileges.

Article 10

REPRESENTATIONS AND WARRANTIES

10.1.Mutual Representations and Warranties.  Each Party represents and warrants to the other Party that, as of the Original Execution Date and the Restatement Effective Date:

10.1.1.it is duly organized and validly existing under the laws of its state or country of incorporation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions of this Agreement;

10.1.2.this Agreement has been duly executed by it and constitutes a legal, valid and binding obligation of it, enforceable in accordance with its terms;

10.1.3.the execution, delivery and performance of this Agreement by it does not conflict with any material agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any material law or regulation of any Governmental Authority having jurisdiction over it, subject to obtaining any required clearance of this Agreement under the HSR Act; and

10.1.4.it has not granted any right to any Third Party that would conflict with the rights granted to the other Party under this Agreement, except as set forth in Schedule 10.1.4.

10.2.Mutual Covenants.  Each Party covenants that it shall not grant, during the Term, any right to any Third Party that would conflict with the rights granted to the other Party under this Agreement (including by granting a license after the Original Execution Date to a Third Party under any intellectual property that is Controlled by the granting Party on the Original Execution Date that would conflict with the rights to such intellectual property granted to the other Party under this Agreement).

10.3.Additional Representations and Warranties of Protagonist.  Protagonist represents and warrants to Janssen that, as of the Original Execution Date:

10.3.1.Schedule 10.3.1 lists all Patent Rights existing as of the Original Execution Date that are owned or licensed by Protagonist or any of its Affiliates and that include any claim Covering any Licensed Compound or Licensed Product (as it exists on the Original Execution Date), or its formulation, Manufacture or use, as each is contemplated as of the Original Execution Date (the “Existing Protagonist Patents”);

10.3.2.Schedule 10.3.2 identifies any agreement existing as of the Original Execution Date between Protagonist or any of its Affiliates and a Third Party pursuant to which any Existing Protagonist Patents or Existing Protagonist Know-How are licensed to Protagonist or any of its Affiliates (each, an “Existing Protagonist License Agreement”); each Existing Protagonist License Agreement is in effect and is valid and binding on Protagonist or its Affiliate, enforceable in accordance with its terms, and neither Protagonist nor any of its Affiliates, nor to the knowledge of Protagonist, any other party thereto, is in material breach of, or material default under, any Existing Protagonist License Agreement, and no event has occurred that, with the giving of notice or lapse of time or both, would constitute a material breach or material default by Protagonist or any of its Affiliates thereunder;

10.3.3.Protagonist or its Affiliate is the sole and exclusive owner or exclusive licensee of the Existing Protagonist Patents (as specified in Schedule 10.3.1) and is listed (or is in the process of becoming listed) in the records of the appropriate Governmental Authorities as the sole and exclusive owner of record, if applicable, for each registration, grant and application included in such Patent Rights, except as otherwise noted therein, and Protagonist is entitled to grant the licenses under such Patent Rights specified herein;

10.3.4.to the knowledge of Protagonist, Protagonist has the right to use and disclose and to enable Janssen to use and disclose (in each case under appropriate conditions of confidentiality) the Protagonist Know-How existing as of the Original Execution Date (the “Existing Protagonist Know-How”) to the extent that Janssen is granted the right to use and disclose such Existing Protagonist Know-How pursuant to this Agreement;

10.3.5.neither Protagonist nor any of its Affiliates is subject to any royalty or other payment obligation to any Third Party with respect to the practice, or the grant of rights to Janssen to practice, any of the Existing Protagonist Know-How and Existing Protagonist Patents with respect to the Licensed Compounds or Licensed Products under this Agreement;

10.3.6.neither Protagonist nor any of its Affiliates has received written notice of any claim or threatened claim by any Third Party, and Protagonist is not otherwise aware, that (i) any Third Party has any rights to any of the Existing Protagonist Know-How or Existing Protagonist Patents, (ii) any of the Existing Protagonist Patents (to the extent representing issued Patent Rights) are invalid or unenforceable, or (iii) any research, Development or Manufacture of any Licensed Compound or Licensed Product by or on behalf of Protagonist or its Affiliate prior to the Original Execution Date infringed or misappropriated the intellectual property rights of such Third Party;

10.3.7.(i) to Protagonist’s knowledge, there are no pending actions, claims, investigations, suits or proceedings against Protagonist or any of its Affiliates, at law or in equity, or before or by any Regulatory Authority, and (ii) neither Protagonist nor any of its Affiliates has received any written notice regarding any pending or threatened actions, claims, investigations, suits or proceedings against Protagonist or any of its Affiliates, at law or in equity, or before or by any Regulatory Authority, in either case with respect to the Existing Protagonist Know-How or Existing Protagonist Patents, and (iii) to Protagonist’s knowledge, no Existing Protagonist Patent is the subject of any interference, opposition, cancellation or other protest proceeding;

10.3.8.all current and former officers, employees, agents, advisors, consultants, contractors or other representatives of Protagonist or any of its Affiliates who are inventors of or have otherwise contributed in a material manner to the creation or development of any Protagonist Intellectual Property have executed and delivered to Protagonist or any such Affiliate a valid and enforceable assignment or other agreement regarding the protection of proprietary information and the assignment (or exclusive license) to

Protagonist or any such Affiliate of such Person’s entire right, title and interest in and to any Protagonist Intellectual Property and, to Protagonist’s knowledge, there are no current, potential or outstanding disputes between Protagonist and any party or individual with respect to the foregoing;

10.3.9.to Protagonist’s knowledge, no current officer, employee, agent, advisor, consultant or other representative of Protagonist or any of its Affiliates is in violation of any term of any assignment, license, consulting, employment or other agreement regarding the protection of Protagonist Intellectual Property with Protagonist or any such Affiliate;

10.3.10.to the knowledge of Protagonist, there is no actual infringement of any Existing Protagonist Patents by any Third Party;

10.3.11.neither Protagonist nor any of its Affiliates, nor its or their employees, officers, directors, or agents, has been debarred by the FDA, is the subject of a conviction described in 21 U.S.C. 335a, or is subject to any similar sanction;

10.3.12.Protagonist and its Affiliates have conducted Development activities with respect to the Licensed Compounds and Licensed Products in material compliance with Applicable Law and regulatory standards, including as applicable those relating to GLP, GCP, pharmacovigilance and safety reporting, and requirements for the protection of human subjects; and

10.3.13.the peptide with the chemical structure set forth on Schedule 1.59 is the peptide that Protagonist refers to internally as “PTG-200” and that has been the subject of preclinical testing (including IND-enabling studies) conducted by Protagonist and its Affiliates prior to the Original Effective Date.

10.4.Additional Representations and Warranties of Janssen.  Janssen represents and warrants to Protagonist that, as of the Original Execution Date, neither Janssen nor any of its Affiliates, nor its or their employees, officers, directors, or agents, has been debarred by the FDA, is the subject of a conviction described in 21 U.S.C. 335a, or is subject to any similar sanction.  Janssen represents and warrants to Protagonist that, as of the Restatement Effective Date, the PTG-200 Clinical Development Plan attached hereto as Exhibit B and the 2nd Generation Clinical Development Plan attached hereto as Exhibit C (a) have received appropriate internal approvals by Janssen in its ordinary course of business based on the stage of the applicable product, (b) accurately reflect the Clinical Trials and key regulatory activities that Janssen plans, as of the Restatement Effective Date, to conduct with respect to the PTG-200 Product and the 2nd Generation Products, respectively, for the Indications in the applicable Development Plan as of the Restatement Effective Date, and Janssen’s anticipated timelines for such Clinical Trials and activities, and (c) Janssen is not currently contemplating and has not engaged in any discussions regarding amending either Development Plan to materially eliminate, reduce, or delay any of the Clinical Trials or regulatory activities set forth in such Development Plan.

10.5.Additional Representations, Warranties and Covenants.

10.5.1.Assignments. Each Party shall ensure that each individual employee or agent performing Collaboration Activities or Janssen Independent Research Activities shall have entered into an agreement with such Party or its Affiliate prior to the performance of any work thereunder by such employee or agent providing for the assignment to such Party or its Affiliate of all inventions and discoveries, whether or not patentable, made or arising in the course of the performance of such activities.

10.5.2.Healthcare Compliance.

(a)Anti-Kickback and Stark Compliance.

(1)Each Party represents and warrants to the other Party as of the Original Execution Date that the Party making such representation and warranty and its Affiliates that are or have been involved in the Development, Manufacturing and Commercialization of Licensed Compounds and Licensed Products are in compliance with all applicable state and federal laws, rules and regulations, including the federal anti-kickback statute (42 U.S.C. § 1320a-7b), the related safe harbor regulations, and the Limitation on Certain Physician Referrals, also referred to as the “Stark Law” (42 U.S.C. § 1395nn)(collectively, “Anti-Kickback Laws”) in connection with its activities under this Agreement.  Protagonist represents and warrants to Janssen as of the Original Execution Date that it has complied with the foregoing in connection with its activities with respect to Licensed Compounds and Licensed Products prior to the Original Execution Date.

(2)Each Party covenants to the other Party that the Party making such covenant and its Affiliates involved in the Development, Manufacturing and Commercialization of Licensed Compounds and Licensed Products will comply with all Anti-Kickback Laws in connection with its activities under this Agreement.

(3)No part of any consideration paid hereunder is a prohibited payment for the recommending or arranging for the referral of business or the ordering of items or services, nor are the payments intended to induce illegal referrals of business.

(b)Exclusion from Federal Health Care Programs.

(1)Protagonist represents and warrants to Janssen that it and its Affiliates have conducted their respective activities with respect to the Licensed Compounds and Licensed Products prior to the Original Execution Date, in accordance with applicable state and federal laws and any applicable regulations regarding Medicare, Medicaid, and other third party-payer programs, if any.

(2)Each Party shall conduct its activities pursuant to this Agreement, in accordance with applicable state and federal laws and any applicable regulations regarding Medicare, Medicaid, and other third party-payer programs, if any.

(3)Each Party represents and warrants to the other Party, as of the Original Execution Date, that (A) it is not excluded from, and has not been convicted of any crime or engaged in any conduct that could result in exclusion from, participation in any state or federal healthcare program, as defined in 42 U.S.C. §1320a-7b(f), for the provision of items or services for which payment may be made by a federal healthcare program; and (B) it has not contracted with any employee, contractor, agent, or vendor to perform work under this Agreement who is excluded from participation in any state or federal healthcare program, and in the case of Protagonist, did not contract with any employee, contractor, agent, or vendor to perform work relating to the Licensed Compounds and Licensed Products prior to the Original Execution Date who was excluded from participation in any state or federal healthcare program. Protagonist represents and warrants to Janssen, as of the Original Execution Date, that it did not contract with any employee, contractor, agent, or vendor to perform work relating to the Licensed Compounds and Licensed Products prior to the Original Execution Date who was excluded from participation in any state or federal healthcare program.

(4)Each Party represents and warrants to the other Party, as of the Original Execution Date, that it is not subject to a final adverse action, as defined in 42 U.S.C.§ 1320a-7a(e) and 42 U.S.C. § 1320a-7a(g), and has no adverse action pending or threatened against it.

(5)Each Party shall notify the other Party of any final adverse action, discovery of contract with an excluded entity or individual, or exclusion within [ * ] of such action.

10.5.3.No Debarred Individuals.  Each Party agrees that it shall not engage, in any capacity in connection with this Agreement, any Person who has been debarred by FDA, is the subject of a conviction described in 21 U.S.C. 335a, or is subject to any similar sanction.  Each Party shall promptly inform the other Party in writing if such Party or any Person performing activities under this Agreement on such Party’s behalf is debarred or is the subject of a conviction described in 21 U.S.C. 335a, or if any action, suit, claim, investigation, or legal or administrative proceeding is pending or threatened relating to the debarment of conviction of such Party or any such Person performing activities in connection with this Agreement on such Party’s behalf.  Upon written request from the other Party, a Party shall, within [ * ], provide written confirmation that it has complied with the foregoing obligation.

10.5.4.Anti-Corruption Laws.  Neither a Party nor any of its Affiliates shall perform any actions in connection with this Agreement that are prohibited by local and other anti-

corruption laws (collectively “Anti-Corruption Laws”) that may be applicable to such Party, and in the case of Protagonist, Protagonist represents and warrants to Janssen that neither Protagonist nor any of its Affiliates has performed any actions in connection with the Licensed Compounds and Licensed Products prior to the Original Execution Date that are prohibited by Anti-Corruption Laws that were applicable to Protagonist or its Affiliates.  Without limiting the foregoing, neither Party nor any of its Affiliates shall make any payments, or offer or transfer anything of value, to any government official or government employee, to any political party official or candidate for political office or to any other Third Party related to the transactions contemplated by this Agreement in a manner that would violate Anti-Corruption Laws.

10.5.5.Existing Protagonist License Agreements.  Protagonist shall not amend any Existing Protagonist License Agreement in any manner that would adversely affect any rights granted to Janssen hereunder, except with Janssen’s prior written consent.

10.6.Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE LICENSED COMPOUNDS, LICENSED PRODUCTS OR PATENT RIGHTS THAT ARE LICENSED OR TRANSFERRED TO THE OTHER PARTY UNDER THIS AGREEMENT, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.  NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT ANY OF THE DEVELOPMENT, MANUFACTURING OR COMMERCIALIZATION EFFORTS WITH REGARD TO ANY LICENSED COMPOUND OR LICENSED PRODUCT WILL BE SUCCESSFUL.

Article 11

INDEMNIFICATION AND INSURANCE

11.1.Indemnification.

11.1.1.Indemnification by Janssen.  Subject to Section 11.2, Janssen shall defend, indemnify and hold harmless Protagonist and each of its Affiliates, and each of its and their directors, officers, employees and agents (each, a “Protagonist Indemnified Party”) from and against any and all damages, losses, liabilities, judgments, fines, amounts paid in settlement, costs and expenses (including the reasonable costs and expenses of attorneys and other professionals) (collectively, “Losses”) incurred by any Protagonist Indemnified Party resulting from any claim, action or proceeding brought or initiated by a Third Party (“Third Party Claim”) against a Protagonist Indemnified Party, to the extent that such Losses arise out of or relate to, directly or indirectly:

(a)the breach by Janssen of any of its representations, warranties, covenants, or obligations set forth herein;

(b)the negligence, recklessness or wrongful intentional acts or omissions of any Janssen Indemnified Party; or

(c)the Development, Manufacture or Commercialization of any Licensed Compound or Licensed Product by or on behalf of Janssen or any of its Affiliates on or after the Original Effective Date and during the Term (or any post-termination or post-expiration period pursuant to Section 12.5);

except, in each case ((a) through (c)), to the extent such Losses arise directly or indirectly from (i) the breach by Protagonist of any of its representations, warranties, covenants, or obligations set forth herein, (ii) the negligence, recklessness or wrongful intentional acts or omissions of any Protagonist Indemnified Party, or (iii)  the Development, Manufacture or Commercialization of any Licensed Compound or Licensed Product by or on behalf of Protagonist or any of its Affiliates prior to the Original Effective Date or during any post-termination or post-expiration period pursuant to Section 12.5.

11.1.2.Indemnification by Protagonist.  Subject to Section 11.2, Protagonist shall defend, indemnify and hold harmless Janssen and each of its Affiliates, and each of its and their directors, officers, employees and agents (each, a “Janssen Indemnified Party”), from and against any and all Losses incurred by any Janssen Indemnified Party resulting from any Third Party Claim against a Janssen Indemnified Party, to the extent that such Losses arise out of or relate to, directly or indirectly:

(a)the breach by Protagonist of any of its representations, warranties, or covenants or obligations set forth herein;

(b)the negligence, recklessness or wrongful intentional acts or omissions of any Protagonist Indemnified Party;

(c)the Development, Manufacture or Commercialization of any Licensed Compound or Licensed Product by or on behalf of Protagonist or any of its Affiliates prior to the Original Effective Date or during any post-termination or post-expiration period pursuant to Section 12.5, or the Development or Manufacture of any Licensed Compound or Licensed Product by or on behalf of Protagonist or any of its Affiliates during the Development Term; or

(d)the research, development, manufacture or commercialization of any Retained Compound by or on behalf of Protagonist or any of its Affiliates.

except, in each case ((a) through (d)), to the extent such Losses arise directly or indirectly from (i) the breach by Janssen of any of its representations, warranties, covenants, or obligations set forth herein, (ii) the negligence, recklessness or wrongful intentional acts or omissions of any Janssen Indemnified Party, or (iii) the Development, Manufacture or Commercialization of any Licensed Compound or Licensed Product by or on behalf of Janssen or any of its Affiliates on or after the Original Effective Date and during the Term (or any post-termination or post-expiration period pursuant to Section 12.5).

11.2.Conditions to Indemnification.  If either a Janssen Indemnified Party or a Protagonist Indemnified Party (each, an “Indemnified Party”) intends to seek indemnification under Section 11.1, the Indemnified Party must: (a) give the other Party (the “Indemnifying Party”) reasonably prompt written notice upon becoming aware of any Third Party Claim with respect to which such Indemnified Party intends to seek indemnification; (b) reasonably cooperate with the Indemnifying Party at the Indemnifying Party’s request and expense, in the defense or settlement of the claim; and (c) give the Indemnifying Party the right to control the defense or settlement of the claim, provided that the Indemnifying Party will not enter into any settlement that adversely affects the Indemnified Party’s rights or obligations without the Indemnified Party’s prior express written consent, which will not be unreasonably withheld, conditioned or delayed.  The Indemnified Party may participate in the defense or settlement of any such claim at its own expense with counsel of its choosing.  Notwithstanding the foregoing, any failure of the Indemnified Party to comply with the provisions of clause (a) of this Section 11.2 will not relieve the Indemnifying Party of any defense or indemnity obligations under this Agreement except to the extent that the Indemnifying Party is prejudiced by such failure.  So long as the Indemnifying Party is actively defending such Third Party Claim in good faith, the Indemnified Party shall not settle any such claim without the prior written consent of the Indemnifying Party.  If the Indemnifying Party does not assume and conduct the defense of the claim as provided above, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (ii) the Indemnifying Party will remain responsible to indemnify the Indemnified Party as provided in this Article 11.

11.3.LIMITATIONS OF LIABILITY.  EXCEPT TO THE EXTENT INCLUDED IN LOSSES RESULTING FROM A THIRD PARTY CLAIM FOR WHICH ONE PARTY IS OBLIGATED TO INDEMNIFY THE OTHER PARTY (OR AN INDEMNIFIED PARTY OF SUCH OTHER PARTY) PURSUANT TO THIS Article 11 OR ANY BREACH OF Article 9 (CONFIDENTIALITY), IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY (OR THE OTHER PARTY’S AFFILIATES OR (SUB)LICENSEES) IN CONNECTION WITH THIS AGREEMENT FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR INDIRECT DAMAGES UNDER ANY THEORY (INCLUDING FOR LOST PROFITS, LOST REVENUE, LOST SAVINGS, LOSS OF USE OR DAMAGE TO GOODWILL TO THE EXTENT THEY CONSTITUTE CONSEQUENTIAL, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR INDIRECT DAMAGES DAMAGES), INCLUDING CONTRACT, NEGLIGENCE, OR STRICT LIABILITY, EVEN IF THAT PARTY HAS BEEN PLACED ON NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

11.4.Insurance.  Each Party shall, at its own expense, procure and maintain during the Term and for a period of five (5) years thereafter, insurance policies, including product liability insurance, adequate to cover the activities to be conducted by it and its obligations under this Agreement and which are consistent with normal business practices of prudent companies similarly situated; provided, however, that in no event shall such product liability insurance be written in amounts less than USD $[ * ] per claim or per occurrence and annual aggregate. All such insurance shall include worldwide coverage.  Prior to the initiation of any clinical trial of a Licensed Compound or Licensed Product, the Party responsible for such clinical trial shall secure, and maintain in full force and effect, clinical trial insurance as required by Applicable Law in those territories where such clinical trial shall be conducted.  Upon request, each Party shall provide the other Party with a certificate of insurance evidencing the coverage required under this Section 11.4.  Such insurance shall not be construed to create a limit of a Party’s liability with respect to its obligations under this Agreement.  Each Party shall provide the other Party with prompt written notice of cancellation, non-renewal or material change in such insurance that could materially adversely affect the rights of such other Party hereunder, and shall provide such notice within [ * ] after any such cancellation, non-renewal or material change.  Notwithstanding the foregoing, either Party’s failure to maintain adequate insurance shall not relieve that Party of its obligations set forth in this Agreement.  The Parties acknowledge and agree that Janssen may meet its obligations under this Section 11.4 through self-insurance consistent with the levels set forth herein with prior written notice to Protagonist.  In such event, Janssen shall provide a written certification of such self-insurance to Protagonist from upon request.

Article 12

TERM AND TERMINATION

12.1.Term.  The combined term of the Original Agreement, the Existing Agreement and this Agreement (the “Term”) commenced on the Original Execution Date and, unless this Agreement is terminated earlier in accordance with this Article 12, will expire upon expiration of all of the payment obligations under Article 7 with respect to Licensed Products Developed and/or Commercialized by Janssen pursuant to this Agreement.  This Agreement has been executed by the Parties as of the Restatement Effective Date, with the Parties’ mutual intent that on the Restatement Effective Date, the Existing Agreement shall be amended and restated in its entirety as set forth in, and thereupon superseded by, this Agreement.  For clarity, except as expressly provided in Section 7.2, the terms and conditions of the Original Agreement apply to the period between the Original Execution Date and May 7, 2019, and the terms and conditions of the Existing Agreement apply to the period between May 7, 2019 and the Restatement Effective Date.

12.2.Termination by Janssen Without Cause.  Janssen may terminate this Agreement in its entirety at any time without cause by providing [ * ] prior written notice to Protagonist.

12.3.Termination for Material Breach.

12.3.1.A Party (the “Terminating Party”) may terminate this Agreement in its entirety if the other Party (the “Breaching Party”) has materially breached this Agreement and such material breach has not been cured within [ * ] (or, if the basis of such material breach is failure to make payment, [ * ]) after written notice of such breach is given by the Terminating Party to the Breaching Party (the “Cure Period”).  The written notice describing the alleged material breach shall provide sufficient detail to put the Breaching Party on notice of such material breach. Any termination of this Agreement pursuant to this Section 12.3.1 shall become effective at the end of the Cure Period unless the Breaching Party has cured any such material breach prior to the expiration of such Cure Period.  Notwithstanding the foregoing, if such breach (other than a breach of payment obligations) is capable of being cured but is not reasonably able to be cured within the Cure Period, such termination shall not become effective until the earlier of the date such breach is cured or [ * ] after notice of termination is given pursuant to this Section 12.3.1, provided that (a) the Breaching Party notifies the other Party of its plan for curing such breach during the Cure Period, (b) the Breaching Party commences such plan during the Cure Period and

(c) the Breaching Party uses diligent efforts to perform such plan and cure such breach as soon as reasonably practicable.  The right of either Party to terminate this Agreement as provided in this Section 12.3.1 shall not be affected in any way by such Party’s waiver of or failure to take action with respect to any previous breach under this Agreement.

12.3.2.If the Parties reasonably and in good faith disagree as to whether there has been a material breach or a cure thereof, the Party that disputes whether there has been a material breach or a cure may contest the allegation in accordance with Article 13.  Notwithstanding anything to the contrary contained in Section 12.3.1, the Cure Period for any material breach that is the subject of a Dispute will run from the date that written notice was first given to the Breaching Party by the Terminating Party through the resolution of such Dispute pursuant to Article 13 and for [ * ] thereafter, and no termination pursuant to Section 12.3.1 shall become effective during such period.  During the pendency of such Dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder; provided that the Parties’ performance of their respective obligations and exercise of their respective rights hereunder that specify a date by which such obligations must be performed or such rights must be exercised shall be tolled through the resolution of such Dispute pursuant to Article 13 and for 10 days thereafter.

12.4.Termination for Bankruptcy.

12.4.1.Right to Terminate.  A Party may terminate this Agreement in its entirety upon providing written notice to the other Party on or after the time that such other Party makes a general assignment for the benefit of creditors, files a voluntary petition in bankruptcy, consents to an order for relief in connection with an involuntary petition in bankruptcy filed against such Party (or an involuntary petition in bankruptcy filed against such Party remains un-dismissed or un-stayed for a period of more than [ * ]), petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets, commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation or any other similar proceeding for the release of financially distressed debtors, or becomes a party to any proceeding or action of the type described above (each, an “Insolvency Event”).

12.4.2.Provisions for Insolvency.

(a)All rights and licenses now or hereafter granted by either Party to the other Party under or pursuant to this Agreement, including, for the avoidance of doubt, the licenses granted to Janssen pursuant to Section 6.1 are, for all purposes of Section 365(n) of Title 11 of the United States Code, as amended (such Title 11, the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined in the Bankruptcy Code. Upon the occurrence of any Insolvency Event with respect to a Party, such Party agrees that the other Party, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code.

(b)Without limiting the generality of the foregoing, Protagonist and Janssen intend and agree that any sale of the Protagonist Intellectual Property licensed hereunder under Section 363 of the Bankruptcy Code shall be subject to Janssen’s rights under Section 365(n), that Janssen cannot be compelled to accept a money satisfaction of its interests in the intellectual property licensed pursuant to this Agreement, and that any such sale therefore may not be made to a purchaser “free and clear” of Janssen’s rights under this Agreement and Section 365(n) without the express, contemporaneous consent of Janssen.  Further, each Party agrees and acknowledges that all payments by Janssen to Protagonist hereunder, other than the royalty payments pursuant to Section 7.5, the Milestone Payments pursuant to Section 7.3 and the Sales Milestone Payments pursuant to Section 7.4, the allocation of recoveries under Section 8.5.6 and reimbursements for amounts paid under Third Party Blocking Intellectual Property Rights licenses pursuant to Section 8.10, do not constitute royalties within the meaning of Section 365(n) of the Bankruptcy Code or relate to licenses of intellectual property hereunder.

(c)Protagonist shall, during the Term, create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all Protagonist Intellectual Property licensed hereunder, in accordance with Section 3.5.3.  Protagonist and Janssen acknowledge and agree that “embodiments” of intellectual property within the meaning of Section 365(n) include [ * ].  The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Protagonist under the Bankruptcy Code and any similar laws in any other country in the Territory, Janssen will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, if not already in Janssen’s or its Affiliates’ possession, will be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon its written request therefor, unless Protagonist elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, following the rejection of this Agreement by or on behalf of Protagonist upon written request therefor by Janssen.  Whenever Protagonist or any of its successors or assigns provides to Janssen any of the intellectual property licensed hereunder (or any embodiment thereof) pursuant to this Section 12.4.2, Janssen shall have the right to perform Protagonist’s obligations hereunder with respect to such intellectual property, but neither such provision nor such performance by Janssen shall release Protagonist from liability resulting from rejection of the license or the failure to perform such obligations.  Protagonist (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) shall not interfere with Janssen’s rights under this Agreement, or any agreement supplemental hereto, to such intellectual property (including such embodiments), including any right to obtain such intellectual property (or such embodiments) from another entity, to the extent provided in Section 365(n) of the Bankruptcy Code.

(d)All rights, powers and remedies of Janssen provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including the Bankruptcy Code) in the event of the commencement of a case under the Bankruptcy Code with respect to Protagonist. The Parties agree that they intend the following rights to extend to the maximum extent permitted by law, and to be enforceable under Bankruptcy Code Section 365(n):

(1)the right of access to any intellectual property (including all embodiments thereof) of Protagonist licensed to Janssen pursuant to Section 6.1, or any Third Party with whom Protagonist contracts to perform an obligation of Protagonist under this Agreement, and, in the case of the Third Party, which is necessary for the manufacture, use, sale, import or export of Licensed Compounds and Licensed Products; and

(2)the right to contract directly with any Third Party to complete the contracted work.

12.5.Effects of Termination or Expiration.

12.5.1.Effects of Termination.  If this Agreement is terminated for any reason, then the provisions of this Section 12.5.1 shall apply.

(a)The licenses and other rights granted to Janssen under this Agreement, other than those that expressly survive termination of this Agreement (including the license granted pursuant to Section 6.1.4), shall terminate on the effective date of termination, except as expressly provided in Section 7.5.3 or to the extent necessary to enable Janssen to perform any of its obligations that survive termination.

(b)Janssen shall have no further obligation to commence new Development activities with respect to a Licensed Compound or Licensed Product after the date of notice of termination.

(c)If this Agreement is terminated by Janssen during the conduct of the PTG-200 Phase 2A Activities or any other Phase 2 Clinical Trial of PTG-200 (the “Ongoing PTG-200 Phase 2 Activities”), Protagonist shall have [ * ] after the date that Janssen notifies Protagonist of termination to notify Janssen (i) whether Protagonist elects to have Janssen complete or wind down any such Ongoing PTG-200 Phase 2 Activities (other than CMC Development activities), and (ii) whether Protagonist elects to have Janssen wind down or transfer to Protagonist any such ongoing CMC Development activities. Notwithstanding the foregoing, if Janssen terminates this Agreement pursuant to Section 12.3 or 12.4, then Protagonist shall not have the right to make the election described in this paragraph and Janssen shall wind down any ongoing activities as soon as practicable after the date of notice of termination. The following provisions of this Section 12.5.1(c) shall apply after Protagonist makes such elections.

(1)If Protagonist elects to have Janssen wind down Ongoing PTG-200 Phase 2 Activities, then Janssen shall wind-down such activities as soon as practicable, subject to compliance with ethical and legal requirements, and the Parties shall continue to share the costs of such activities in accordance with Section 7.2 until such wind-down is complete.

(2)If Protagonist elects to have Janssen complete Ongoing PTG-200 Phase 2 Activities (other than CMC Development activities), then (x) Janssen shall continue to conduct such activities in accordance with Article 3, (y) Protagonist shall be responsible for all of the Development Costs for such activities incurred after the effective date of termination, except that [ * ] of the Development Costs incurred within the after the effective date of termination, and (z) Article 2, Article 3, Article 6 and Section 10.5 shall survive to the extent applicable to, or necessary to conduct, such activities, until such activities are complete.

(3)If Protagonist elects to have Janssen transfer to Protagonist on-going CMC Development activities that are Ongoing PTG-200 Phase 2 Activities, then Janssen shall use Commercially Reasonable Efforts to transfer, and Protagonist shall use Commercially Reasonable Efforts to assume, such activities as promptly as practicable (and, in any event, within [ * ] after the effective date of termination). The Parties shall continue to share the costs of such activities in accordance with Section 7.2 until the effective date of termination and, thereafter, the costs of such activities shall be borne solely by Protagonist; provided, however, that each Party shall bear its own costs associated with the transfer of such CMC Development activities from Janssen to Protagonist. Protagonist shall reimburse Janssen for any such costs for which Protagonist is solely responsible incurred by Janssen and its Affiliates after the effective date of termination.

(d)If this Agreement is terminated for any reason  and Janssen is conducting any Development activity with respect to a Licensed Compound or Licensed Product on the date of notice of termination (other than any Ongoing PTG-200 Phase 2 Activities, in which case Section 12.5.1(c) shall apply), then Protagonist shall notify Janssen within [ * ] after the notice of termination: (i) with regard to any Clinical Trial, whether Protagonist elects to have Janssen (A) complete such Clinical Trial on behalf of Protagonist (unless Janssen has material safety concerns regarding continuation of such Clinical Trial of which it has notified Protagonist in writing), (B) wind down such Clinical Trial as soon as practicable, subject to compliance with ethical and legal requirements or (C) transfer such Clinical Trial to Protagonist as soon as practicable; and (ii) with regard to any other Development activity, whether Protagonist elects to have Janssen wind down or transfer such activity to Protagonist.  Notwithstanding the foregoing, if Janssen terminates this Agreement pursuant to Section 12.3 or 12.4, then Protagonist shall not have the right to make the election described in this paragraph and Janssen shall wind down any ongoing Development activities as soon as practicable after the date of notice of termination.

(1)If Protagonist notifies Janssen of its election to have Janssen complete a Clinical Trial on behalf of Protagonist, Janssen and Protagonist will negotiate in good faith a separate agreement pursuant to which Janssen would complete such Clinical Trial.  If the Parties fail to reach agreement within [ * ] after Protagonist makes such election, Janssen may wind down such Clinical Trial.

(2)If Protagonist notifies Janssen of its election to have Janssen wind down such Clinical Trial or other Development activity (or fails to provide notice within such [ * ] period), then Janssen shall wind-down such Clinical Trial or Development activity as soon as practicable, subject to compliance with ethical and legal requirements.

(3)If Protagonist notifies Janssen of its election to have Janssen transfer such Clinical Trial or other Development activity to Protagonist, then Janssen shall use Commercially Reasonable Efforts to transfer, and Protagonist shall use Commercially Reasonable Efforts to assume, such Clinical Trial or other Development activity as promptly as practicable (and, in any event, within [ * ]) after the effective date of termination.

(4)The costs of any such Development activity (other than a Clinical Trial with respect to which the Parties enter into a separate agreement pursuant to Section 12.5.1(d)(1)) shall be borne solely by Janssen until the effective date of termination (or, with respect to the wind-down of a Clinical Trial, through the completion of such Clinical Trial), and thereafter shall be borne solely by Protagonist.

(5)Each Party shall bear its own costs associated with the transfer of any such Development activity from Janssen to Protagonist.

(e)Janssen shall, within [ * ] after the effective date of termination and at Janssen’s expense, return or destroy, at Protagonist’s election, all Protagonist Know-How and other Confidential Information of Protagonist (provided that (i) Janssen may keep one copy of such Confidential Information subject to an ongoing obligation of confidentiality for archival purposes only, (ii) it is acknowledged that, with regard to any such Confidential Information disclosed to subcontractors, consultants, agents, advisors and other Third Parties as permitted by Section 9.3, Janssen’s use of Commercially Reasonable Efforts to return or destroy such Confidential Information shall satisfy its obligation under this Section 12.5.1(e), and (iii) Janssen may retain and continue to use Protagonist Know-How and other Confidential Information of Protagonist solely to practice any licenses and other rights granted to Janssen under this Agreement that expressly survive expiration or termination of this Agreement).

(f)Janssen shall, and hereby does, assign to Protagonist, as of the effective date of termination, all its right, title and interest in, to and under all of Janssen’s and its Affiliates’ ownership interest in any Regulatory Documentation solely related to the Licensed Compounds and Licensed Products, including any Regulatory Approvals for the Licensed Compounds and Licensed Products, and Janssen shall transfer all such Regulatory Documentation to Protagonist promptly after the effective date of termination.

(g)Janssen shall, and hereby does, grant to Protagonist, as of the effective date of termination, on behalf of Janssen and its Affiliates, an exclusive (even as to Janssen and its Affiliates), perpetual, royalty-free, freely sublicensable through multiple tiers, transferable license under the Janssen Collaboration Know-How, Janssen Collaboration Patent Rights, and Janssen’s interest in the Joint Collaboration Patent Rights, whether related to the Initial Compound, any Initial Product, any 2nd Generation Compound or any 2nd Generation Product, solely to the extent necessary to Develop, make, have made, use, have used, sell, have sold, offer for sale, have offered for sale, import, have imported, and otherwise exploit, Manufacture and Commercialize Licensed Compounds and Licensed Products in the Field in the Territory.

(h)At Protagonist’s request, Janssen shall assign and transfer to Protagonist any inventory of Licensed Compounds or Licensed Products then in Janssen’s or any of its Affiliate’s possession or control subject to Protagonist’s reimbursement of Janssen’s reasonable, documented costs incurred in acquiring such inventory and with respect to shipping thereof.

(i)Subject to Section 6.1.4, all Collaboration Information as defined in subsections (a)-(f) of Section 1.17 that is licensed, assigned or transferred to Protagonist pursuant to this Section 12.5.1 shall be deemed to be Confidential Information of Protagonist for the purposes of Article 9 and Protagonist shall be deemed the Disclosing Party and Janssen shall be deemed the Receiving Party with respect to such information.

(j)Janssen shall take such other actions, and execute any instruments, assignments and documents, as reasonably requested by Protagonist as may be necessary to effect the foregoing provisions of this Section 12.5.1.

12.5.2.Janssen Confidential Information.  Protagonist shall, within [ * ] after the effective date of expiration or termination of this Agreement, and at Protagonist’s expense, return or destroy, at Janssen’s election, all Confidential Information of Janssen (provided that (i) Protagonist may keep one copy of such Confidential Information subject to an ongoing obligation of confidentiality for archival purposes only, (ii) it is acknowledged that, with regard to any such Confidential Information disclosed to subcontractors, consultants, agents, advisors and other Third Parties as permitted by Section 9.3, Protagonist’s use of Commercially Reasonable Efforts to return or destroy such Confidential Information shall satisfy its obligation under this Section 12.5.2, and (iii) Protagonist may retain and continue to use Confidential Information of Janssen to practice any licenses and other rights granted to Protagonist under this Agreement that expressly survive expiration or termination of this Agreement).

12.5.3.Additional Effects of Expiration or Termination for any Reason.  Termination or expiration of this Agreement will not relieve the Parties of any obligations accruing prior to such expiration or termination, and any such expiration or termination will be without prejudice to the rights of either Party accruing prior to such expiration or termination.  The Parties acknowledge and agree that termination of this Agreement is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies will remain available except as expressly agreed to otherwise herein. The provisions of Sections 3.5.3(a), 4.5, 6.1.4, 6.3.2 (3rd sentence only), 6.3.3 (last sentence only), 6.6, 7.2 (solely with respect to Development Costs incurred prior to the effective date of expiration or termination), 7.5 (solely with respect to Net Sales occurring prior to the effective date of such expiration or termination), 7.6, 7.7, 7.8, 8.1, 8.2, 12.1 (last sentence only), 12.4.2(a) (solely with respect to the license granted pursuant to Section 6.1.4) and 12.5, and Articles 9, 11, 13, and 14 shall survive expiration or termination of this Agreement for any reason.

Article 13

DISPUTE RESOLUTION

13.1.Escalation; Decision-Making Authority.  In the case of any dispute, claim or controversy between the Parties arising from or related to this Agreement, or the interpretation, application, breach, termination or validity of this Agreement (a “Dispute”), the Parties will discuss and negotiate in good faith a solution acceptable to the Parties and in the spirit of this Agreement.  If, after negotiating in good faith pursuant to the foregoing sentence, the Parties fail to reach agreement within [ * ] (or such longer period as agreed in writing by the Parties), then the Dispute may be referred to the Executive Officers for resolution at the request of either Party.  If, after negotiating in good faith, the Executive Officers fail to reach agreement within [ * ] of submission to the Executive Officers (or such longer period as agreed in writing by the Parties), then either Party may upon written notice to the other submit the Dispute to non-binding mediation pursuant to Section 13.2.

13.2.Mediation.

13.2.1.If the Parties fail to resolve the Dispute pursuant to Section 13.1, the Parties shall attempt in good faith to resolve any Dispute by confidential mediation in accordance with the then current Mediation Procedure of the International Institute for Conflict Prevention and Resolution (“CPR Mediation Procedure”) (www.cpradr.org) before initiating arbitration. The CPR Mediation Procedure shall control, except where it conflicts with these provisions, in which case these provisions control. The mediator shall be chosen pursuant to CPR Mediation Procedure. The mediation shall be held in [ * ].

13.2.2.Either Party may initiate mediation by written notice to the other Party of the existence of a Dispute. The Parties agree to select a mediator within [ * ] of the notice and the mediation will begin promptly after the selection. The mediation will continue until the mediator, or either Party, declares in writing, no sooner than after the conclusion of one full day of a substantive mediation conference attended on behalf of each Party by a senior business person with authority to resolve the Dispute, that the Dispute cannot be resolved by mediation. In no event, however, shall mediation continue more than [ * ] from the initial notice by a Party to initiate meditation unless the Parties agree in writing to extend that period.

13.2.3.Any period of limitations that would otherwise expire between the initiation of mediation and its conclusion shall be extended until [ * ] after the conclusion of the mediation.

13.3.Arbitration.

13.3.1.If the Parties fail to resolve the Dispute pursuant to Section 13.1 or Section 13.2, and a Party desires to pursue resolution of the Dispute, subject to Section 13.3.10, the Dispute shall be finally resolved by arbitration in accordance with the then current CPR Rules for Non-Administered Arbitration Rules (“CPR Rules”) (www.cpradr.org), except where they conflict with these provisions, in which case these provisions control. The place of arbitration shall be [ * ]. All aspects of the arbitration shall be treated as confidential.

13.3.2.The arbitrators will be chosen from the CPR Panel of Distinguished Neutrals, unless a candidate not on such panel is approved by both Parties. Each arbitrator shall be a lawyer with at least [ * ] experience with a law firm or corporate law department of over [ * ] or who was a judge of a court of general jurisdiction.

13.3.3.The arbitration tribunal shall consist of three (3) arbitrators, of whom each Party shall designate one in accordance with the “screened” appointment procedure provided in CPR Rule 5.4.  The chair will be chosen in accordance with CPR Rule 6.4.  If, however, the aggregate award sought by the Parties is less than [ * ] U.S. Dollars ($[ * ]) and equitable relief is not sought, a single arbitrator shall be appointed in accordance with the CPR Rules. Candidates for the arbitrator position(s) may be interviewed by representatives of the Parties in advance of their selection, provided that all Parties are represented.

13.3.4.The hearing on the merits shall be concluded within [ * ] after the initial prehearing conference and the award shall be rendered within [ * ] of the conclusion of the hearing, or of any post-hearing briefing, which briefing shall be completed by both sides within [ * ] after the conclusion of the hearing, unless the arbitrator(s) determine(s), in a reasoned decision, that the interest of justice or the complexity of the case requires that the time limit for concluding the hearing on the merits and/or rendering the award be extended. In the event the Parties cannot agree upon a schedule, then the arbitrator(s) shall set the schedule following the time limits set forth above as closely as practical.

13.3.5. The hearing on the merits will be concluded in [ * ] or less, unless the arbitrator(s) determine(s), in a reasoned decision, that the interest of justice or the complexity of the case requires that the time limit for concluding the hearing on the merits and/or rendering the award be extended. Multiple hearing days will be scheduled consecutively to the greatest extent possible. A transcript of the testimony adduced at the hearing shall be made and shall be made available to each Party.

13.3.6.The Parties shall allow and participate in discovery in accordance with the United States Federal Rules of Civil Procedure.  Unresolved discovery disputes shall be submitted to the arbitrator(s).

13.3.7.The arbitrator(s) shall decide the merits of any Dispute in accordance with the law governing this Agreement, without application of any principle of conflict of laws that would result in reference to a different law. The arbitrator(s) may not apply principles such as “amiable compositeur” or “natural justice and equity.”

13.3.8.The arbitrator(s) are expressly empowered to decide dispositive motions in advance of any hearing and shall endeavor to decide such motions as would a United States District Court Judge sitting in the jurisdiction whose substantive law governs.

13.3.9.The arbitrator(s) shall render a written opinion stating the reasons upon which the award is based. The Parties consent to the entry of judgment on any award rendered hereunder. Judgment on the award may be entered in any court of competent jurisdiction.

13.3.10.Notwithstanding any provision to the contrary contained in this Agreement, each Party has the right to seek from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin or other equitable relief to avoid irreparable harm, maintain the status quo, preserve its status and priority as a creditor or preserve the subject matter of the Dispute.

13.4.Waiver of Trial by Jury.  EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY.

Article 14

MISCELLANEOUS

14.1.Performance by Affiliates.  To the extent that this Agreement imposes obligations on Affiliates of a Party, such Party agrees to cause its Affiliates to perform such obligations.  A Party may use one or more of its Affiliates to perform its obligations and duties or exercise its rights hereunder, provided that such Party will remain directly liable hereunder for the prompt payment and performance of all their respective obligations and duties hereunder.  Any breach by an Affiliate of a Party of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

14.2.Entire Agreement.

14.2.1.Except as expressly provided in this Agreement, the amendment and restatement of the Existing Agreement shall not affect any rights or obligations of the Parties that accrued under (a) the Original Agreement between the Original Execution Date and May 7, 2019 (b) the Existing Agreement between May 7, 2019 and the Restatement Effective Date.

14.2.2.Subject to Section 14.2.1, this Agreement together with the Schedules and Exhibits hereto constitute and contain the entire understanding and agreement of the Parties respecting the subject matter of this Agreement and cancels and supersedes any and all prior or contemporaneous negotiations, correspondence, understandings and agreements between the Parties respecting such subject matter (including the Nondisclosure Agreement, provided that all information shared by the Parties or their Affiliates pursuant to such Nondisclosure Agreement shall be deemed Confidential Information of the disclosing Party under this Agreement, and the use and disclosure thereof shall be governed by Article 9 and each Party shall retain all rights and remedies available at law or equity with respect to any breach of the Non-Disclosure Agreement occurring prior to the Original Execution Date, whether oral or written, regarding such subject matter).

14.3.Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

14.4.Binding Effect.  This Agreement and the rights granted herein will be binding upon, and will inure to the benefit of Janssen, Protagonist and their respective lawful successors and permitted assigns.

14.5.Assignment.   Neither Party may assign or transfer this Agreement in its entirety or any rights or obligations hereunder without the prior written consent of the other Party, except that:

(a)either Party may assign or transfer this Agreement in its entirety or any rights or obligations hereunder to an Affiliate of such Party without the other Party’s consent;

(b)either Party may assign or transfer this Agreement in its entirety to a Third Party acquirer of that portion of its business relating to the subject matter of this Agreement in a sale of assets or other similar transaction without the other Party’s consent; and

(c)either Party may assign or transfer this Agreement in its entirety pursuant to any Change of Control of such Party

The assigning Party shall provide the other Party with prompt written notice of any such assignment pursuant to Section 14.5(a), Section 14.5(b) or Section 14.5(c).  Any permitted assignment shall be binding on the successors and permitted assignees of the assigning Party, and the successor (if the successor is an entity other than a Party) or assignee shall confirm the same in writing to the other Party.  Any assignment, transfer or attempted assignment or transfer by either Party in violation of the terms of this Section 14.5 shall be null, void and of no legal effect.

14.6.Use of Names.  Neither Party shall use the name, physical likeness, employee names or Trademarks of the other Party for any purpose without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that nothing contained herein shall be construed to prevent either Party from using the name of the other Party for purposes of preparing necessary filings with the United States Securities and Exchange Commission or complying with its regulations, or other regulations applicable to the public sale of securities, including preparing proxy statements or prospectuses, or in connection with the attribution of data in accordance with good scientific practices.  Nothing contained herein shall be construed as granting either Party any rights or license to use any of the other Party’s Trademarks without separate, express written permission of the owner of such Trademark.

14.7.Amendment; No Waiver.  No waiver, modification or amendment of any provision of this Agreement will be valid or effective unless made in writing and signed by a duly authorized officer of each Party.  The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition.

14.8.Force Majeure Event.  Any delay in performance by a Party under this Agreement shall not be considered a breach of this Agreement if and to the extent such performance is prevented by occurrences beyond the reasonable control of the Party affected, including acts of God, embargoes, governmental restrictions (other than those imposed as a result of such Party’s failure to comply with Applicable Law), strikes or other concerted acts of workers, fire, flood, earthquakes, explosions, pandemics, riots, wars, civil disorder, rebellion or sabotage (but not including delays incident to the ordinary course of drug development); provided, however, the payment of invoices due and owing hereunder may not be delayed by the payor because of a force majeure affecting the payor.  The Parties acknowledge and agree that the Development Plans attached to this Agreement reflect any expected delays in performance related to the COVID-19 pandemic that is ongoing on the Restatement Effective Date.  The Party suffering such occurrence shall immediately notify the other Party, and any time for performance hereunder shall be extended by the actual time of delay caused by the occurrence so long as the nonperforming Party has not caused such event(s) to occur and takes reasonable efforts to remove the condition.  In the event that the suspension of performance continues for [ * ] after the date such force majeure commences, the Parties shall meet to discuss in good faith how to proceed in order to accomplish the objectives of this Agreement.

14.9.Independent Contractors.  Neither Party is, nor will be deemed to be, an employee, agent or legal representative of the other Party for any purpose.  Neither Party will be entitled to enter into any contracts in the name of, or on behalf of the other Party, nor will a Party be entitled to pledge the credit of the other Party in any way or hold itself out as having authority to do so.  It is expressly agreed that Protagonist, on the one hand, and Janssen, on the other hand, are independent contractors, and that this Agreement is an arm’s-length agreement between the Parties and shall not constitute or be construed as a partnership, joint venture or agency. All individuals employed by a Party shall be employees of that Party and not of the other Party and all costs and obligations incurred by reason of such employment shall be for the account and expense of such Party.

14.10.Notices and Deliveries.  Any notice, delivery or other communication required or permitted to be given to either Party hereto shall be in writing unless otherwise specified and shall be deemed to have been properly given and to be effective on the date delivered, if delivered personally, or on the next business day after being sent by reputable overnight courier (with delivery tracking provided, signature required and delivery prepaid), in each case to the other Party at the following address (or such other address as a Party may specify in writing pursuant to this Section 14.10):

If to Protagonist:

Protagonist Therapeutics, Inc.

7707 Gateway Blvd., Suite 410

Newark, CA 94560

Attention: President and CEO

with a copy to:

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304

Attention: Marya A. Postner

If to Janssen:

Janssen Biotech, Inc.

800/850 Ridgeview Dr.

Horsham, PA 19044

Attention: President

Facsimile: [ * ]

with a copy to:

Johnson & Johnson

One Johnson & Johnson Plaza

New Brunswick, NJ 08933

Attention: General Counsel, Pharmaceuticals

Facsimile: [ * ]

14.11.Headings.  The captions to the sections and articles in this Agreement are not a part of this Agreement, and are included merely for convenience of reference only and will not affect its meaning or interpretation.

14.12.Severability.  If any provision of this Agreement is, for any reason, held to be invalid or unenforceable in any respect, such invalidity or unenforceability will not affect any other provision hereof, and this Agreement will be construed as if such invalid or unenforceable provision had not been included herein.  The Parties will in such an instance use their reasonable efforts to replace the invalid or unenforceable provision with a valid and enforceable provision that accomplishes, as nearly as possible, the original intention of the Parties with respect thereto.

14.13.Governing Law.  This Agreement will be governed by and interpreted in accordance with the laws of the State of New York without reference to its choice of laws or conflicts of laws provisions.  The United Nations Conventions on Contracts for the International Sale of Goods shall not be applicable to this Agreement.  Each Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 14.10.   Notwithstanding anything to the contrary herein, the interpretation and construction of any Patent Rights shall be governed in accordance with the laws of the jurisdiction in which such Patent Rights were filed or granted, as the case may be.

14.14.Advice of Counsel.  Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof.  In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will exist or be implied against the Party which drafted such terms and provisions.

14.15.Counterparts.  This Agreement may be executed in any number of counterparts (including by facsimile or electronic transmission), each of which need not contain the signature of more than one Party, but all such counterparts taken together will constitute one and the same agreement.  Signatures provided by facsimile transmission or in Adobe™ Portable Document Format (PDF) sent by electronic mail shall be deemed to be original signatures.

14.16.Construction.  Whenever this Agreement refers to a number of days without using a term otherwise defined herein, such number refers to calendar days.  Except where the context otherwise requires, (a) wherever used, the singular shall include the plural, the plural shall include the singular; (b) the use of any gender shall be applicable to all genders; (c) the terms “including,” “include,” “includes” or “for example” shall not limit the generality of any description preceding such term and, as used herein, shall have the same meaning as “including, but not limited to,” and/or “including, without limitation”; (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, refer to this Agreement in its entirety and not to any particular provision hereof; (e) the word “or” has the inclusive meaning that is typically associated with the phrase “and/or” unless the context clearly dictates otherwise because the subjects of the conjunction are mutually exclusive; (f) the word “will” means “shall”; (g) if a period of time is specified and dates from a given day or business day, or the day or business day of an act or event, it is to be calculated exclusive of that day or business day; (h) references to a particular entity include such entity’s successors and assigns to the extent not prohibited by this Agreement; (i) a capitalized term not defined herein but reflecting a different part of speech than a capitalized term which is defined herein shall be interpreted in a correlative manner; and (j) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein).

{Signature Page Follows}

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the Restatement Effective Date, each copy of which will for all purposes be deemed to be an original.

JANSSEN BIOTECH, INC.

By:	/s/ Thomas Cavanaugh

Name:	Thomas Cavanaugh

Title:	President, Janssen Biotech, Inc.

PROTAGONIST THERAPEUTICS, INC.

By:	/s/ Dinesh V Patel

Name:	Dinesh V Patel, Ph.D.

Title:	President & CEO

[SIGNATURE PAGE TO AMENDED AND RESTATED LICENSE AND COLLABORATION AGREEMENT]

SCHEDULE 1.56

JOHNSON & JOHNSON UNIVERSAL CALENDAR

[ * ]

SCHEDULE 1.59

PTG-200

[ * ]

[ * ]

SCHEDULE 1.86

PN-232

[ * ]

[ * ]

SCHEDULE 1.89

PN-235

[ * ]

[ * ]

SCHEDULE 1.93

PROTAGONIST IL23R INHIBITOR PATENT RIGHTS

(Redacted content comprises approximately eleven and one-half pages) [ * ]

SCHEDULE 3.4.2(e)

PHASE 1A DATA PACKAGE ADDITIONAL INFORMATION

•	[ * ]

SCHEDULE 7.2.5

Pre-Restatement Period Invoiced Costs

[ * ]

SCHEDULE 8.2.1(a)

Janssen Collaboration Patent Rights

[ * ]

SCHEDULE 8.2.1(b)

Protagonist Collaboration Patent Rights

(Redacted content comprises approximately two and one-half pages)

[ * ]

SCHEDULE 8.2.1(c)

Joint Collaboration Patent Rights

(Redacted content comprises approximately two pages)

[ * ]

SCHEDULE 10.1.4

EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

[ * ]

SCHEDULE 10.3.1

EXISTING PROTAGONIST PATENTS

[ * ]

SCHEDULE 10.3.2

EXISTING PROTAGONIST LICENSE AGREEMENTS

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EXHIBIT A

ASSAY DESCRIPTIONS

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EXHIBIT B

PTG-200 CLINICAL DEVELOPMENT PLAN

[ * ]

EXHIBIT C

2nd GENERATION CLINICAL DEVELOPMENT PLAN (INCLUDING BUDGETS)

(Redacted content comprises approximately three pages)

[ * ]

EXHIBIT D

JANSSEN DATA GENERATION, PROCESSING AND STORAGE POLICIES

[ * ]